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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12
BROADVISION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of BroadVision, Inc.
	(2)	Aggregate number of securities to which transaction applies: 34,678,137 shares of Common Stock
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        The filing fee was determined based upon 34,678,137 shares of Common Stock, multiplied by $0.84 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.0001177 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $29,129,636
	(5)	Total fee paid: $3,429
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PRELIMINARY COPY

BROADVISION, INC.
585 Broadway
Redwood City, California 94063
(650) 261-5100

Dear Stockholder:

        We invite you to attend a special meeting of stockholders of BroadVision, Inc. ("BroadVision" to be held at BroadVision's offices at 585 Broadway, Redwood City, California, at 10:00 a.m., local time, on [                        ], 2005. Holders of record of BroadVision common stock at the close of business on [                        ], 2005 will be entitled to vote at the special meeting or any adjournment or postponement of the special meeting.

        At the special meeting, we will ask you to approve and adopt the Agreement and Plan of Merger, dated as of July 25, 2005, among Bravo Holdco ("Bravo Holdco"), a newly formed exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly owned subsidiary of Vector Capital Corporation ("Vector Capital"), Bravo Merger Sub, LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of Bravo Holdco ("Merger Sub"), and BroadVision, referred to as the merger agreement, and approve the transactions contemplated thereby, including the merger of BroadVision with and into Merger Sub, with Merger Sub surviving the merger as a wholly owned Delaware subsidiary of Bravo Holdco. Vector Capital is a San Francisco-based private equity investment firm with approximately $600 million of capital under management. Bravo Holdco and Merger Sub have not engaged in any business activity other than in connection with the merger.

        We are also asking you to expressly grant the authority to vote your shares to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger.

        If the merger is completed, you will be entitled to receive $0.84 in cash, without interest, for each share of BroadVision common stock that you own, and you will have no ongoing ownership interest in the continuing business of BroadVision. We cannot complete the merger unless all of the conditions to closing are satisfied (or waived if permitted under applicable laws), including the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger by the holders of a majority of the outstanding shares of BroadVision common stock.

        A special committee of our board of directors composed entirely of independent directors carefully reviewed and considered the terms and conditions of the proposed merger. Subsequent to the determinations and recommendation of the special committee, our board of directors, by the unanimous vote of all directors present, (a) determined that (1) the merger agreement and the merger are advisable and in the best interests of BroadVision and our stockholders and (2) the cash consideration to be received for outstanding shares of BroadVision common stock in the merger is fair to our stockholders, (b) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and (c) recommended that our stockholders approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE
APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND
APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY,
INCLUDING THE MERGER.
YOUR VOTE IS IMPORTANT.

        In the materials accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a proxy statement relating to the actions to be taken by our stockholders at the special meeting and a proxy card. The proxy statement includes important information about the merger agreement and the proposed merger. We encourage you to read the entire proxy statement carefully.

        All of our stockholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope or appoint a proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the special meeting. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone.

        On behalf of our board of directors, I thank you for your support and urge you to vote "FOR" the approval and adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger.

Very truly yours,

Pehong Chen Chairman of the Board, President and Chief Executive Officer
[ ], 2005

PRELIMINARY COPY

BROADVISION, INC.
585 Broadway
Redwood City, California 94063
(650) 261-5100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [    ], 2005

Dear Stockholder:

        You are cordially invited to attend the Special Meeting of Stockholders of BroadVision, Inc., a Delaware corporation ("BroadVision"), that will be held at BroadVision's offices at 585 Broadway, Redwood City, California, at 10:00 a.m., local time, on [                        ] , 2005, for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 25, 2005, among Bravo Holdco ("Bravo Holdco"), Bravo Merger Sub, LLC, a wholly owned subsidiary of Bravo Holdco ("Merger Sub"), and BroadVision, referred to as the merger agreement, and to approve the transactions contemplated thereby, including the merger;

  2.
  To vote to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger; and

  3.
  To transact such other business that may properly come before the special meeting or any postponement or adjournment of the special meeting.

        A special committee of our board of directors composed entirely of independent directors carefully reviewed and considered the terms and conditions of the merger contemplated by the merger agreement. Subsequent to the determinations and recommendation of the special committee, our board of directors, by the unanimous vote of all directors present, (a) determined that (1) the merger agreement and the merger are advisable and in the best interests of BroadVision and our stockholders and (2) the cash consideration to be received for outstanding shares of BroadVision common stock in the merger is fair to our stockholders, (b) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and (c) recommended that our stockholders approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. This item of business to be submitted to a vote of the stockholders at the special meeting is more fully described in the attached proxy statement, which we urge you to read carefully. Our board of directors also recommends that you expressly grant the authority to vote your shares to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement and approve the transactions contemplated thereby, including the merger. We are not aware of any other business to come before the special meeting.

        Only stockholders of record at the close of business on [                        ], 2005 are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the special meeting in person. Approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, will require the affirmative vote of the holders of a majority of outstanding shares of BroadVision common stock.

        BroadVision stockholders will have the right to demand appraisal of their shares of BroadVision common stock and obtain payment in cash for the fair value of their shares of BroadVision common stock, but only if they submit a written demand for an appraisal before the vote is taken on the merger agreement and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is included as Annex C to the attached proxy statement, and a summary of these provisions can be found under "The Merger—Appraisal Rights" in the attached proxy statement.

        You should not send any certificates representing shares of BroadVision common stock with your proxy card. Upon the closing of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND, IF NECESSARY, TO ADJOURN THE SPECIAL MEETING FOR THE PURPOSES OF OBTAINING ADDITIONAL PROXIES TO VOTE IN FAVOR OF APPROVING AND ADOPTING THE MERGER AGREEMENT AND APPROVING THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

YOUR VOTE IS IMPORTANT.

        Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card, or appoint a proxy over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger. If you fail to return your proxy card or if you fail to appoint a proxy over the Internet or by telephone, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the special meeting.

        No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by BroadVision or any other person.

By Order of the Board of Directors

William E. Meyer Secretary
Redwood City, California

The proxy statement is dated [                        ], 2005, and is first being mailed to stockholders of BroadVision on or about [                        ], 2005.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
BroadVision, Inc.	1
Bravo Holdco and Bravo Merger Sub, LLC	1
The Merger	1
Merger Consideration	1
Effect on Broadvision Stock Options	1
Market for the Common Stock	1
Reasons for the Merger	2
Opinion of Financial Advisor to the Special Committee	2
Recommendation of the Board of Directors	2
Voting Agreement	2
Commitment Letter	3
Noteholders Agreement	3
Interests of Our Directors, Executive Officers and Non-Executive Employees in the Merger	3
Appraisal Rights	3
Material United States Federal Income Tax Consequences of the Merger	3
The Special Meeting	4
The Merger Agreement	4
QUESTIONS AND ANSWERS ABOUT THE MERGER	5
RISK FACTORS RELATED TO PROPOSAL 1	7
CAUTION REGARDING FORWARD-LOOKING STATEMENTS	8
THE COMPANIES	9
BroadVision, Inc.	9
Bravo Holdco	9
Bravo Merger Sub, LLC	9
THE SPECIAL MEETING	9
Date, Time and Place	9
Purpose of the Special Meeting	9
Record Date; Stock Entitled to Vote; Quorum	10
Vote Required	10
Voting of Proxies	10
Voting over the Internet or by Telephone	11
Revocability of Proxies	12
Solicitation of Proxies	12
Delivery of this Proxy Statement to Multiple Stockholders with the Same Address	12
THE MERGER	13
Background of the Merger	13
Reasons for the Merger	27
Opinion of the Financial Advisor To BroadVision's Special Committee	31
Recommendation of the Board of Directors	39
Voting Agreement	39
Interests of Our Directors, Executive Officers and Non-Executive Employees in the Merger	40
Appraisal Rights	42
Delisting and Deregistration of Our Common Stock	45
Material United States Federal Income Tax Consequences of the Merger	45
Regulatory Matters	47

i

THE COMMITMENT LETTER	60
THE NOTEHOLDERS AGREEMENT	60
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	61
MARKET FOR THE COMMON STOCK; DIVIDEND DATA	62
OTHER MATTERS	63
Adjournments	63
Stockholder Proposals	63
Where You Can Find More Information	63

ANNEX A	AGREEMENT AND PLAN OF MERGER DATED AS OF JULY 25, 2005 BY AND AMONG BRAVO HOLDCO, BRAVO MERGER SUB, LLC AND BROADVISION, INC.
ANNEX B	OPINION OF JEFFERIES BROADVIEW
ANNEX C	SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
ANNEX D	LETTER AGREEMENT, DATED JULY 25, 2005, FROM VECTOR CAPITAL CORPORATION IN FAVOR OF BRAVO HOLDCO AND BROADVISION, INC.

ii

SUMMARY TERM SHEET

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To fully understand the merger and the other transactions contemplated by the merger agreement, dated as of July 25, 2005, among Bravo Holdco, Bravo Merger Sub, LLC and BroadVision, Inc. ("BroadVision," "we" or "us") and for a more complete description of the legal terms of the merger agreement, you should read carefully this entire proxy statement and the documents to which we refer. See "Where You Can Find More Information" (page 63). We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

        BroadVision, Inc. (page 9).    We develop, market and support personalized self-service web applications that enable organizations to unify their e-business infrastructure and conduct both interactions and transactions with employees, partners and customers.

        Bravo Holdco and Bravo Merger Sub, LLC (page 9).    Bravo Holdco is a newly formed exempted company with limited liability incorporated under the laws of the Cayman Islands, and is a wholly owned subsidiary of Vector Capital Corporation ("Vector Capital") and has not engaged in any business activity other than in connection with the merger. Vector Capital is a San Francisco-based private equity investment firm with approximately $600 million of capital under management. Bravo Merger Sub, LLC ("Merger Sub") is a newly formed Delaware limited liability company, and is wholly owned subsidiary of Bravo Holdco and has not engaged in any business activity other than in connection with the merger.

        The Merger (page 13).    Under the merger agreement, it is intended that BroadVision will merge with and into Merger Sub, and Merger Sub will survive the merger as a wholly owned Delaware subsidiary of Bravo Holdco. Bravo Holdco may, at its option, elect to amend the merger agreement to provide for a merger of Merger Sub or any other affiliate of Bravo Holdco or any affiliate of Vector Capital with and into BroadVision, or of BroadVision with and into any other affiliate of Bravo Holdco or any affiliate of Vector Capital. In any case, you will receive cash in the merger in exchange for your shares of BroadVision common stock.

        Merger Consideration (page 47).    If the merger is completed, you will receive $0.84 in cash, without interest and subject to any applicable withholding taxes, in exchange for each share of BroadVision common stock that you own unless you dissent and seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a BroadVision stockholder.

        Effect on BroadVision Stock Options (page 49).    Each stock option that is outstanding immediately prior to the completion of the merger will be automatically converted into the right to receive an amount in cash equal to, for each share of BroadVision common stock underlying such option, the excess (if any) of $0.84 over the per share exercise price of such option. However, there are no outstanding stock options for BroadVision common stock with a per share exercise price below $0.84 and therefore we do not expect that any merger consideration will be paid in respect of outstanding BroadVision stock options.

        Market for the Common Stock (page 62).    BroadVision common stock is listed on the Nasdaq National Market under the ticker symbol "BVSN." On July 25, 2005, the last full trading day prior to the public announcement of the proposed merger, BroadVision common stock closed at $1.32 per share. On [    ], 2005, the last full trading day prior to the date of this proxy statement, BroadVision common stock closed at $[    ] per share. Our stock price can fluctuate broadly even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the effective time of the merger.

        Reasons for the Merger (page 27).    In the course of reaching its decision to recommend that our board of directors approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger, the special committee, established to consider strategic alternatives available to us, including the merger described in this proxy statement, considered a number of factors in its deliberations. Those factors are described below in this proxy statement. In the course of reaching its decision to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger, and to recommend that you approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger, our board of directors considered a number of factors in its deliberations, including the determinations and recommendations of the special committee. Those factors are described below in this proxy statement.

        Opinion of Financial Advisor to the Special Committee (page 30).    On July 25, 2005, Jefferies Broadview, a division of Jefferies & Company, Inc. ("Jefferies Broadview"), financial advisor to the special committee, delivered its opinion to the special committee. The opinion stated that, as of July 25, 2005, based upon and subject to the limitations and assumptions set forth in the Jefferies Broadview opinion, and as compared to BroadVision's only other available alternative of, as assumed by Jefferies Broadview with the permission of the special committee, liquidation or a comparable alternative, the merger consideration to be received by the holders of BroadVision common stock other than Dr. Chen, our chairman of the board, president and chief executive officer, pursuant to the merger agreement was fair, from a financial point of view. The opinion of Jefferies Broadview was also distributed to our full board of directors.

        The full text of its written opinion, which sets forth the assumptions made, matters considered and limitations on the reviews undertaken by Jefferies Broadview in connection with its opinion, is attached as Annex B to this proxy statement. Jefferies Broadview provided its opinion solely for the information and assistance of the special committee in connection with its consideration of the merger. The opinion of Jefferies Broadview is not a recommendation as to how any of our stockholders should vote or act with respect to any aspect of the merger. We urge you to read the opinion carefully and in its entirety.

        Recommendation of the Board of Directors (page 39).    A special committee of our board of directors composed entirely of independent directors carefully reviewed and considered the terms and conditions of the merger contemplated by the merger agreement. Subsequent to the determinations and recommendation of the special committee, our board of directors, by the unanimous vote of all directors present, (a) determined that (1) the merger agreement and the merger are advisable and in the best interests of BroadVision and our stockholders and (2) the cash consideration to be received for outstanding shares of BroadVision common stock in the merger is fair to our stockholders, (b) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and (c) recommended that our stockholders approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger. Our board of directors recommends that you vote "FOR" adoption and approval of the merger agreement and approval of the transactions contemplated thereby, including the merger.

        Voting Agreement (page 39).    Concurrently with the execution of the merger agreement, Bravo Holdco obtained a voting agreement and irrevocable proxy (subsequently amended on August 15, 2005) to vote in favor of the merger from Dr. Chen on behalf of himself and a trust affiliated with Dr. Chen, holding an aggregate of 5,874,985 shares of BroadVision common stock (representing approximately 17% of the outstanding shares of BroadVision common stock as of July 25, 2005) and options to purchase an aggregate of 1,704,444 shares of BroadVision common stock.

        Commitment Letter (page 60).    Concurrently with the execution of the merger agreement, Vector Capital entered into a letter agreement in favor of Bravo Holdco and BroadVision, referred to as the commitment letter, pursuant to which Vector Capital committed to invest an amount in cash in Bravo Holdco as a source of funding for the merger that, together with the amount of cash that Bravo Holdco may cause the surviving corporation to deposit with the paying agent, is equal to the aggregate merger consideration payable to the holders of our common stock. Vector Capital's commitment to invest such amount in Bravo Holdco is conditioned only upon the prior fulfillment or waiver in writing by Bravo Holdco of each and all of the conditions precedent to Bravo Holdco's and Merger Sub's obligations to consummate the merger under the merger agreement.

        Noteholders Agreement (page 60).    Concurrently with the execution of the merger agreement, we entered into an agreement, referred to as the noteholders agreement, with certain of the holders of the outstanding convertible notes that we originally issued pursuant to the terms of a Securities Purchase Agreement dated as of November 10, 2004, referred to as the purchase agreement, regarding the treatment in connection with the merger of the notes and warrants issued to the noteholders under the purchase agreement. Under the terms of the noteholders agreement, all principal and accrued interest on the notes that is outstanding at the effective time of the merger, together with certain other amounts payable to the noteholders, will be repaid within one business day following the effective time of the merger and the notes and warrants issued pursuant to the purchase agreement will be extinguished. Subject to our performance of our obligations under the noteholders agreement, the noteholders have consented to the completion of the merger.

        Interests of Our Directors, Executive Officers and Non-Executive Employees in the Merger (page 40).    In considering the recommendation of the special committee and our board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other arrangements that will result in certain benefits to our directors, executive officers and non-executive employees, but not to stockholders generally. These interests include an option for Dr. Chen to purchase up to 9.5% of the equity securities of Bravo Holdco, certain severance benefits and continuation of certain indemnification and insurance arrangements.

        Appraisal Rights (page 42).    If you do not wish to accept $0.84 per share cash consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the merger agreement, (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement and (3) you must hold shares of BroadVision common stock on the date of making the demand for appraisal and continuously hold these shares through the effective time of the merger. The fair value of your shares of BroadVision common stock as determined in accordance with Delaware law may be more or less than, or the same as, the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders' right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

        Material United States Federal Income Tax Consequences of the Merger (page 45).    The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

The Special Meeting (page 9).

        Time, Date and Place.    The special meeting will be held to consider and vote upon the proposal to adopt and approve the merger agreement and approve the transactions contemplated thereby, including the merger and, if necessary, to vote to adjourn the special meeting for the purpose of soliciting additional proxies to vote in favor of adoption and approval of the merger agreement and approval of the transactions contemplated thereby, including the merger, at our offices at 585 Broadway, Redwood City, California, at 10:00 a.m., local time, on [    ], 2005.

        Record Date and Voting Power.    You are entitled to vote at the special meeting if you owned shares of BroadVision common stock at the close of business on [    ], 2005, the record date for the special meeting. You will have one vote at the special meeting for each share of BroadVision common stock you owned at the close of business on the record date. There are [    ] shares of BroadVision common stock outstanding on the record date and entitled to be voted at the special meeting.

        Procedure for Voting.    To vote, you can either (1) complete, sign, date and return the enclosed proxy card, (2) appoint a proxy over the Internet or by telephone or (3) attend the special meeting and vote in person. If your shares are held in "street name" by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote "against" approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger.

        Required Vote.    The approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, require the affirmative vote of the holders of a majority of the outstanding shares of BroadVision common stock at the close of business on the record date. The proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, require the approval of the holders of a majority of the shares of BroadVision common stock present, in person or by proxy, at the special meeting (excluding abstentions).

The Merger Agreement (page 47).

        Limitation on Considering Other Takeover Proposals.    We have agreed not to solicit, initiate or knowingly encourage a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, except under specified circumstances set forth in the merger agreement.

        Conditions to the Merger.    The obligations of both Bravo Holdco and BroadVision to complete the merger are subject to the satisfaction or waiver of specified conditions set forth in the merger agreement.

        Termination of the Merger Agreement.    Bravo Holdco and BroadVision can terminate the merger agreement under specified circumstances set forth in the merger agreement.

        Termination Fee.    Upon termination of the merger agreement under certain specified conditions, we may be required to reimburse the documented transaction expenses of Bravo Holdco, Merger Sub and Vector Capital, up to a maximum of $980,000. Upon termination of the merger agreement under certain other specified conditions, we may be required to pay Bravo Holdco the greater of (1) this expense reimbursement and (2) a termination fee of $862,600.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    What will happen to BroadVision as a result of the merger?

A:    If the merger is completed, it is expected that we will merge with and into Merger Sub, and Merger Sub will survive the merger as a wholly owned Delaware subsidiary of Bravo Holdco. Bravo Holdco may, at its option, elect to amend the merger agreement to provide for a merger of Merger Sub or any other affiliate of Bravo Holdco or any affiliate of Vector Capital with and into us, or of us with and into an affiliate of Bravo Holdco or any affiliate of Vector Capital.

Q:    What will happen to my shares of BroadVision common stock after the merger?

A:    Upon completion of the merger, each outstanding share of BroadVision common stock will automatically be canceled and will be converted into the right to receive $0.84 in cash, without interest, subject to any applicable withholding taxes.

Q:    Will I own any shares of BroadVision common stock or Bravo Holdco common stock after the merger?

A:    No. You will be paid cash for your shares of BroadVision common stock. Our stockholders will not have the option to receive Bravo Holdco common stock in exchange for their shares instead of cash.

Q:    What happens to BroadVision stock options in the merger?

A:    Each stock option that is outstanding immediately prior to the completion of the merger will be automatically converted into the right to receive an amount in cash equal to, for each share of BroadVision common stock underlying such option, the excess (if any) of $0.84 over the per share exercise price of such option, without interest and subject to any applicable withholding taxes. However, there are no outstanding stock options for BroadVision common stock with a per share exercise price below $0.84 and therefore we do not expect that any merger consideration will be paid in respect of outstanding BroadVision stock options.

Q:    Will the merger be taxable to me?

A:    Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $0.84 per share and your adjusted tax basis in that share. This gain or loss will be long-term capital gain or loss if you have held your shares of BroadVision common stock more than one year as of the effective time of the merger. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 45 for a more complete discussion of the federal income tax consequences of the merger.

Q:    Does our board of directors recommend approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger?

A:    Yes. Our board of directors recommends that our stockholders approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger. Our board of directors considered many factors in deciding to recommend the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, including considering the determinations and recommendation of the special committee. These factors are described below in this proxy statement.

Q:    What vote of the stockholders is required to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger?

A:    To approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger, stockholders of record as of [                  ], 2005 holding a majority of the

outstanding shares of BroadVision common stock must vote "for" the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger. There are [    ] shares of BroadVision common stock outstanding on the record date and entitled to be voted at the special meeting.

Q:    Am I entitled to appraisal rights?

A:    Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement, do not vote in favor of approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger, and comply with the Delaware law procedures explained in this proxy statement.

Q:    What do I need to do now?

A:    We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope or appoint a proxy over the Internet or by telephone as soon as possible so that your shares can be voted at the special meeting.

Q:    What happens if I do not return a proxy card?

A:    The failure to return your proxy card (or to appoint a proxy over the Internet or by telephone or to vote in person) will have the same effect as voting against approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger.

Q:    May I vote in person?

A:    Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card to ensure that your shares are voted. You may also vote in person at the special meeting if your shares are held in "street name" through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the special meeting. You may also be asked to present photo identification for admittance.

Q:    May I appoint a proxy over the Internet or by telephone?

A:    Yes. You may appoint a proxy over the Internet or by telephone by following the instructions included in these materials.

Q:    May I change my vote after I have mailed my signed proxy card?

A:    Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the special meeting. You can do this in one of four ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can submit a subsequent proxy over the Internet or by telephone. Fourth, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:    Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as voting against approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger.

Q:    Should I send in my stock certificates now?

A:    No. After the merger is completed, you will receive written instructions for exchanging your shares of BroadVision common stock for the merger consideration of $0.84 in cash, without interest, for each share of BroadVision common stock.

Q:    When do you expect the merger to be completed?

A:    We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, all other closing conditions must be satisfied or waived. However, we cannot assure you that all conditions to the merger will be satisfied or waived, or the date by which this may occur.

Q:    When will I receive the cash consideration for my shares of BroadVision common stock?

A:    After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly return and complete the required documentation described in the written instructions, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:    Who can help answer my questions?

A:    If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact us, as follows:

      BroadVision, Inc.
      Investor Relations
      585 Broadway
      Redwood City, California 94063
      Email:       info@broadvision.com

RISK FACTORS RELATED TO PROPOSAL 1

        In connection with Proposal 1, you should consider the following factors in conjunction with the other information included or incorporated by reference in this proxy statement.

  We face serious liquidity challenges and, as a result, if the proposed merger with Bravo Holdco were delayed or not completed, we expect that our business and future prospects would be materially and adversely affected and we might be forced to cease operations as a going concern.

        Due to a combination of factors, we currently anticipate that our available cash resources will likely be insufficient to meet our payment obligations by some point in the fourth quarter of 2005. The factors contributing to this belief include softness in our revenues in 2005, cash payment requirements under our outstanding convertible notes, severance payments in connection with our recent reduction in workforce and costs associated with the merger. If we do not complete the merger or obtain additional financing prior to the time our cash resources become insufficient for our needs, we will be unable to meet all of our payment obligations, which would seriously harm our business and future prospects and could jeopardize our ability to complete the merger. We believe that we would be unable to obtain additional financing on acceptable terms under our existing bank credit facility or otherwise. The requirements we must meet in order to obtain financing under our bank credit facility became more stringent in July 2005, and we presently anticipate being unable to meet the new requirements for the foreseeable future. In order to obtain financing from any other source, we would be required to obtain the approval of Bravo Holdco (assuming the merger agreement had not been terminated), the lender under our existing bank credit facility and the holders of our outstanding convertible notes. Even if we obtained the requisite consents, it is likely that we would be unable to procure additional financing, and if any financing were available, it would likely be on highly disadvantageous terms given our financial condition and we believe would merely postpone rather than avert our liquidity challenges. As further described in "The Merger—Background of the Merger," "—Reasons for the Merger," and "—Opinion of the Financial Advisor to the Special Committee," we believe that our sale represents the only available strategic alternative to address our urgent need for liquidity and capital resources. As a result, if the merger is not completed, we believe we would no longer be able to pursue our business strategy and would be forced to effect our liquidation or a comparable alternative and we believe our stockholders would receive no consideration in such a scenario. Upon termination of the merger agreement under certain specified conditions, we may be required to reimburse the documented transaction expenses of Bravo Holdco, Merger Sub and Vector Capital, up to a maximum of $980,000. Upon termination of the merger agreement under certain other specified conditions, we may be required to pay Bravo Holdco the greater of (1) this expense reimbursement and (2) a termination fee of $862,600. We believe that any obligation to pay these expenses or fees would further deteriorate our cash position

  The fact that there is a merger pending could have an adverse effect on our business, revenue and results of operations.

        While the merger is pending, it creates uncertainty about our future. As a result of this uncertainty, customers may decide to delay, defer or cancel purchases of our products and services pending completion of the merger or termination of the merger agreement. If these decisions represent a significant portion of our anticipated revenue, our results of operations and quarterly revenues could be substantially below the expectations of market analysts.

        In addition, while the merger proposal is pending, we are subject to a number of risks that may adversely affect our business, revenue and results of operations, including:

  •
  the diversion of management and employee attention and the unavoidable disruption to our relationships with customers and vendors may detract from our ability to grow revenues and minimize costs;

  •
  we have and will continue to incur significant expenses related to the merger prior to its closing;

  •
  we may be unable to respond effectively to competitive pressures, industry developments and future opportunities; and

  •
  under the terms of the merger agreement we are bound by a number of affirmative and negative covenants that restrict our ability to take certain actions, including, for example, a covenant requiring us to obtain Bravo Holdco's consent prior to obtaining any additional financing, and these restrictions may harm our business.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        The statements contained in this proxy statement relating to the closing of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, by a majority of the outstanding shares of BroadVision common stock, and satisfying other conditions to the closing of the merger and other matters.

        For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission, or the SEC, on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investor Relations section of our website at www.broadvision.com, at the SEC's website at www.sec.gov or from commercial document retrieval services.

        We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

THE COMPANIES

BroadVision, Inc.

        We are a global eCommerce company that develops, markets and supports personalized self-service web applications that enable organizations to unify their e-business infrastructure and conduct both interactions and transactions with employees, partners and customers. BroadVision common stock is quoted on the Nasdaq National Market under the symbol "BVSN." We are incorporated under the laws of the state of Delaware. Our executive offices are located at 585 Broadway, Redwood City, California 94063. Our telephone number is (650) 261-5100. Our website is www.broadvision.com. Information contained on our website does not constitute a part of this proxy statement.

Bravo Holdco

        Bravo Holdco is a newly formed exempted company with limited liability incorporated under the laws of the Cayman Islands, and is a wholly owned subsidiary of Vector Capital and has not engaged in any business activity other than in connection with the merger. Vector Capital is a San Francisco-based private equity investment firm with approximately $600 million of capital under management. Bravo Holdco's executive offices are located at 465 Montgomery Street, 19th Floor, San Francisco, California 94111, c/o Vector Capital Corporation. Bravo Holdco's telephone number is (415) 293-5000.

Bravo Merger Sub, LLC

        Bravo Merger Sub, LLC, or Merger Sub, is a newly formed Delaware limited liability company, and is a wholly owned subsidiary of Bravo Holdco and has not engaged in any business activity other than in connection with the merger. Merger Sub's executive offices are located at 465 Montgomery Street, 19th Floor, San Francisco, California 94111, c/o Vector Capital Corporation. Merger Sub's telephone number is (415) 293-5000.

THE SPECIAL MEETING

        We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the special meeting.

  Date, Time and Place

        The special meeting will be held at our offices at 585 Broadway, Redwood City, California, at 10:00 a.m., local time, on [    ] , 2005.

  Purpose of the Special Meeting

        You will be asked at the special meeting to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger. A special committee of our board of directors composed entirely of independent directors carefully reviewed and considered the terms and conditions of the merger contemplated by the merger agreement. Subsequent to the determinations and recommendations of the special committee, our board of directors, by the unanimous vote of all directors present, (a) determined that (1) the merger agreement and the merger are advisable and in the best interests of BroadVision and our stockholders and (2) the cash consideration to be received for outstanding shares of BroadVision common stock in the merger is fair to our stockholders, (b) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and (c) recommended that our stockholders approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger. Our board of directors recommends that you vote "for" the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger. If necessary, you will also be asked to vote on a proposal to adjourn the special meeting for the purpose of soliciting proxies to vote in favor of approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger.

  Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of BroadVision common stock at the close of business on [    ], 2005, the record date, are entitled to notice of and to vote at the special meeting. On the record date, [    ] shares of BroadVision common stock were issued and outstanding and held by approximately [    ] holders of record. A quorum will be present at the special meeting if a majority of the outstanding shares of BroadVision common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, or there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of BroadVision common stock present, in person or by proxy, and entitled to vote at the special meeting approve an adjournment. Holders of record of BroadVision common stock on the record date are entitled to one vote per share at the special meeting on each proposal presented.

  Vote Required

        The approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, require the affirmative vote of the holders of a majority of the outstanding shares of BroadVision common stock on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote against the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger. The approval of the adjournment of the special meeting requires the affirmative vote of the holders of a majority of the shares of BroadVision common stock present, in person or by proxy, at the special meeting (excluding abstentions).

  Voting of Proxies

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "for" the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, and "for" approval of the proposal to adjourn the special meeting, if necessary.

        To vote, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

        Shares of BroadVision common stock represented at the special meeting but not voted, including shares of BroadVision common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares affirmatively voted for the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, including properly executed proxies that do not contain specific voting instructions, will be counted for that proposal. If you abstain from voting, it will have the same effect as a vote against the approval and adoption of the merger agreement and approval of the transactions contemplate thereby, including the merger, but no effect on the proposal to adjourn the special meeting. If you do not execute a proxy card, it will have the same effect as a vote against the approval and adoption of the merger agreement and the approval of the transactions contemplated thereby, including the merger, and will have no effect on the proposal to grant authority to adjourn the special meeting. Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as "broker non-votes." Broker non-votes will be treated as shares that are present at the special meeting for purposes of determining whether a quorum exists and will have the same effect as votes "against" the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, and on the proposal to grant the persons named as proxies the authority to adjourn the special meeting.

        We do not expect that any matter other than the proposal to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger, and, if necessary, the proposal to adjourn the special meeting will be brought before the special meeting. If, however, any other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our stockholders.

  Voting over the Internet or by Telephone

        You may also grant a proxy to vote your shares over the Internet or by telephone. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

        The Internet and telephone voting procedures described below are designed to authenticate stockholders' identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders' instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

  For Shares Registered in Your Name

        Stockholders of record may go to the Computershare Trust Company, or Computershare, website at [                        ] to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling [            ] and following the recorded instructions.

  For Shares Registered in the Name of a Broker or Bank

        Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card. A number of brokers and banks are participating in a program provided through ADP that offers the means to authorize votes over the Internet and by telephone. If your shares are held in an account with a broker or bank participating in the ADP program, you may authorize a proxy to vote those shares over the Internet at the website at www.proxyvote.com or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

  General Information for All Shares Voted over the Internet or by Telephone

        Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [            ], 2005. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the special meeting.

  Revocability of Proxies

        The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the special meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the special meeting by:

  •
  filing with our corporate secretary a properly executed and dated revocation of proxy;

  •
  submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date;

  •
  submitting a subsequent vote over the Internet or by telephone; or

  •
  appearing at the special meeting and voting in person.

        Your attendance at the special meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

  Solicitation of Proxies

        The solicitation to which this proxy statement relates is being made by us or on our behalf, and we will bear all proxy solicitation costs. In addition to solicitation by mail, our directors, officers, employees and agents, including Georgeson Shareholder Communications Inc., or Georgeson, may solicit proxies from stockholders by telephone or other electronic means or in person. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions. Our directors, officers and employees will not be paid any additional compensation for soliciting proxies; Georgeson will be paid its customary fee, estimated to be $[            ] plus out-of-pocket expenses.

        You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of BroadVision common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

  Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

        The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

        A number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that there will be "householding" of communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement, but you would prefer to receive your own copy, please notify your broker and direct your written request to BroadVision, Inc., Attention: Director, Investor Relations, 585 Broadway, Redwood City, California 94063, or contact our Investor Relations Department at (650) 261-5100. If you would like to receive your own set of our proxy materials in the future, please contact your broker and BroadVision, Inc., Investor Relations and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

THE MERGER

        The discussion under the sections of this proxy statement entitled "The Merger" and "The Merger Agreement" summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

        As a regular part of our business, from time to time we have considered opportunities to expand and strengthen our technology, products, research and development capabilities and distribution channels, including opportunities through strategic acquisitions, business combinations, investments, licenses, development agreements and joint ventures. These considerations have included reviewing from time to time whether it would be in the best interests of BroadVision and our stockholders to continue as a stand-alone company seeking to expand through organic growth, acquisitions or a combination of the two, or to combine with or be acquired by another company.

  Preliminary Discussions and Implementation of a Strategic Process

        During the period of dramatic business growth that we experienced in the late 1990's and 2000, we substantially increased our workforce to meet our actual and projected needs and entered into a number of significant long-term facilities lease commitments to accommodate our projected headcount growth. As a result, we entered the business downturn that began in 2001 with a workforce and facilities lease commitments that far exceeded our then-foreseeable needs. Since 2001, we have reduced our headcount by more than 90% from its peak level at the end of 2000 and, in order to retain and attract qualified employees under these circumstances, in 2003 our board of directors adopted a Change of Control Severance Benefit Plan to provide for payment of severance benefits to eligible employees whose employment with us is terminated by us without cause or is constructively terminated within one month before or 24 months following a change of control. Our board of directors has the authority to designate the employees who may participate in this plan as "eligible employees." Since 2001, we have also negotiated terminations of substantially all of the facilities lease commitments that we believe are in excess of our current needs. We used our existing cash resources to make most of the cash outlays relating to these lease restructurings, but we required additional financing to complete the final phase of the lease restructuring process. We obtained this financing through a private placement of $16 million of convertible notes that was completed on November 10, 2004.

        Based on our then-current projections of our financial performance and the expectation that we would be able, under the terms of the convertible notes, to use shares of our common stock rather than cash to make substantially all of the principal and interest payments on the convertible notes, our management and board of directors believed that the convertible note financing, together with our other available resources, would be adequate for our needs through at least 2005. However, our management and board of directors recognized that we could face liquidity challenges by late 2005 if our financial performance did not meet or exceed our plan or if an unforeseen cash need arose. They also recognized that we would likely require additional financing to execute our business plan on a longer-term basis and that our operating performance, status as a small capitalization public company, restrictive covenants contained in the convertible notes and our credit facilities, market conditions and lack of investor interest might make this financing difficult to obtain.

        On November 16, 2004, our board of directors met to, among other things, discuss strategic alternatives available to us. Also present at the meeting by invitation of the board were representatives of Jefferies Broadview; a representative of Cooley Godward LLP, our outside counsel; William E. Meyer, our executive vice president—chief financial officer; Alex Kormushoff, our executive vice president of worldwide field operations; and Lisa Joy Rosner, our vice president—marketing. Our board of directors discussed with management, Jefferies Broadview and our outside counsel our near-term projected performance and the process by which we could explore and evaluate opportunities for us to combine with or be acquired by another company (the "Strategic Process").

        During the period from November 17, 2004 to January 13, 2005, Pehong Chen, our chairman, chief executive officer and president, and Mr. Meyer continued discussions with representatives of Jefferies Broadview regarding the potential engagement of Jefferies Broadview as our financial advisor in connection with the Strategic Process. On January 13, 2005, Dr. Chen and Mr. Meyer met with representatives of Jefferies Broadview to further discuss a potential combination or the acquisition of BroadVision and to review a list of potential merger partners and strategic and financial acquirers to be contacted by Jefferies Broadview.

        On December 20, 2004, as required by the terms of the convertible notes, we filed with the Securities and Exchange Commission ("SEC") a registration statement covering the resale of the shares of our common stock potentially issuable by BroadVision to the holders of the convertible notes and the related warrants, as well as the shares that would become potentially issuable by BroadVision in the future if the note holders exercised their "additional investment rights" under the financing agreements to purchase up to an additional $4 million of convertible notes. On January 19, 2005, we received from the SEC a comment letter indicating, among other things, that the SEC staff objected to the inclusion in our registration statement of the shares underlying the additional convertible notes that would be issued upon exercise of the additional investment rights. On February 7, 2005, we amended our registration statement and submitted a letter to the SEC in response to this and other SEC comments. The additional investment rights subsequently expired on July 10, 2005 without having been exercised in whole or in part.

        On February 9, 2005, after obtaining the approval of our board of directors, we entered into a formal engagement letter with Jefferies Broadview to serve as our financial advisor with respect to the Strategic Process. Beginning on February 10, 2005, Jefferies Broadview, at the direction of the board of directors, began contacting potential merger partners and strategic and financial acquirers. At a meeting of our board of directors that same day, representatives of Jefferies Broadview provided an overview of the Strategic Process.

        Between February 10, 2005 and March 9, 2005, Jefferies Broadview, at the direction of the board of directors, contacted 23 potential merger partners and strategic and financial acquirers, of which 17 declined to engage in discussions regarding BroadVision and the remaining six (four private equity firms, including Vector Capital, and two potential strategic acquirers) advised Jefferies Broadview that they wished to receive additional information in order to determine their level of interest. During this period, we negotiated and entered into non-disclosure agreements with each of these six parties: Vector Capital, and the five other entities referred to below as "Fund A," "Fund B," "Fund C," "Company D" and "Company E". At various times during this period, representatives of Jefferies Broadview and members of our senior management team had discussions regarding BroadVision with the various parties involved in the Strategic Process, and on February 25, 2005, our board of directors held a meeting to review the status of the Strategic Process with members of management, representatives of Jefferies Broadview and a representative of Cooley Godward.

  Formation and Authority of a Special Committee to Lead the Strategic Process

        On March 9, 2005, our board of directors held a meeting that was also attended by members of management, a representative of Cooley Godward and, for parts of the meeting, representatives of Jefferies Broadview. The representatives of Jefferies Broadview reported on the status of the Strategic Process, including a review of the parties contacted since the last board meeting and the current status of discussions with each of the parties that had expressed interest in a transaction with us. As of that time, Vector Capital, Funds A, B and C and Companies D and E were believed to be evaluating their level of interest in a potential transaction. The meeting participants then discussed the further steps to be taken with those parties in the near future and our board of directors directed Jefferies Broadview to solicit non-binding indications of interest.

        At the March 9, 2005 meeting, our board of directors also discussed the possibility that an acquirer might propose an ongoing management role for Dr. Chen after an acquisition or that one or more of the private equity firms might request or permit Dr. Chen, as the only person holding a significant percentage of our outstanding common stock, to "roll over" some or all of his stock into, or otherwise become an investor in, a company that would acquire us. Our board of directors discussed the fact that, in either of those circumstances, Dr. Chen may have an actual or apparent conflict of interest with our other stockholders. Dr. Chen also noted that he had made a personal investment in a private equity fund managed by Fund A. In view of these factors, Dr. Chen recommended that oversight of the Strategic Process be delegated to a committee comprised solely of independent directors. After discussing this recommendation, our board of directors unanimously adopted resolutions to create a special committee of independent board members, consisting of David L. Anderson, Roderick C. McGeary, T. Michael Nevens, Robert Lee and James D. Dixon. The special committee was specifically authorized to, among other things, review and evaluate any strategic alternatives available to us, review, evaluate and negotiate the terms and conditions of any proposed transaction and determine whether a proposed transaction is fair to, and in the best interests of, BroadVision and our stockholders. At this meeting Dr. Chen also indicated that it would be his intention, if requested by our board of directors, to sign a voting agreement with a prospective acquirer in which he agreed to vote his shares in favor of any transaction approved by our board. The special committee was also authorized to retain advisors, including legal counsel and investment bankers, at our expense, and the board of directors discussed and agreed that the work of Jefferies Broadview and Cooley Godward in connection with the Strategic Process would be performed on behalf and under the direction of the special committee rather than our management or our full board of directors. In connection with the creation of the special committee, Mr. Anderson advised the other directors that he had made a personal investment in a private equity fund managed by Fund A. The board of directors determined that it would review the impact of this investment on the appropriateness of Mr. Anderson's membership on the special committee after gaining a better understanding of the intentions of Fund A and the other potential acquirers.

  Implementation of a Structured Auction Process

        As instructed by our board of directors, on March 9, 2005, Jefferies Broadview advised each of Vector Capital, Funds A, B and C and Companies D and E that it was invited to submit a written, preliminary and non-binding indication of interest by the close of business on March 16, 2005 regarding the possible acquisition of BroadVision.

        On March 16, 2005, Fund A submitted to BroadVision through Jefferies Broadview an indication of interest for a proposed cash acquisition of BroadVision for $2.30 to $2.40 per share, assuming that at closing we would have an unrestricted cash balance of at least $5 million and that we would be free and clear of any liabilities other than operating liabilities incurred in the ordinary course of business. On March 16, 2005, Fund B submitted to BroadVision through Jefferies Broadview an indication of interest for a proposed cash acquisition of BroadVision for $2.20 to $2.30 per share, assuming (1) the continuation or replacement of our existing bank borrowings and term debt, (2) redemption of our outstanding convertible notes and (3) a rollover by Dr. Chen of 100% of his equity ownership in us as a continuing investment in the surviving entity. That same day, Fund C submitted to Jefferies Broadview an indication of interest to work with our management to identify a consolidation acquirer, with the goal of creating a consolidated entity with revenues in excess of $250 million over the next few years. On March 16, 2005, Vector Capital also submitted to BroadVision through Jefferies Broadview an indication of interest for a proposed cash acquisition of BroadVision for an aggregate valuation that represented $2.34 to $2.63 per share. Vector Capital also stated it would consider, as an alternative, providing BroadVision with a $20 million to $25 million infusion of capital in a preferred stock structure for general corporate purposes and to redeem the outstanding convertible notes. Company D declined to submit an indication of interest by the March 16th deadline, but continued to engage in discussions with us before indicating eight days later that it had no interest in continuing discussions.

        On March 16, 2005, Jefferies Broadview, at the direction of the special committee, contacted Company E after it did not reply to the interest letter sent on March 9, 2005. At that time, Company E indicated it was no longer interested in pursuing discussions with BroadVision, as it had not identified sufficiently strong strategic and economic reasons to support proceeding with the acquisition of BroadVision.

        On March 17, 2005, the special committee held a meeting to discuss our financial status and the status of the Strategic Process and evaluate the indications of interest received from Vector Capital and Funds A, B and C. Also in attendance at the meeting were representatives of our management, Jefferies Broadview, Cooley Godward, and Richards, Layton & Finger ("RLF"), which the special committee had retained as its outside counsel with respect to matters of Delaware law. The special committee determined to retain Jefferies Broadview as its financial advisor with respect to the ongoing Strategic Process and, pursuant to this determination, a formal engagement letter between the special committee and Jefferies Broadview was signed as of April 9, 2005, which letter superseded the previous engagement letter between BroadVision and Jefferies Broadview, dated February 9, 2005. The special committee directed Jefferies Broadview to continue discussions with all interested parties and management to continue to make itself available for due diligence evaluations by these parties.

        On March 18, 2005, a company ("Company F") that previously had been contacted by Jefferies Broadview but declined to pursue further discussions concerning a potential transaction with BroadVision, contacted Jefferies Broadview regarding its potential interest in a strategic transaction with BroadVision. On March 21, 2005, Jefferies Broadview, at the direction of the special committee, held a teleconference with representatives of Company F. On March 24, 2005, after further internal discussions, Company F declined to pursue further discussions, as it did not see a clear strategic rationale for pursuing the acquisition of BroadVision.

        Between March 22, 2005 and March 25, 2005, each of Vector Capital, Funds A and B and Company D met at various times with members of our senior management team. In addition, on March 25, 2005, Vector Capital and Funds A and B requested and were granted access to a virtual "data room" that we set up in connection with the Strategic Process and populated with due diligence materials.

        Between March 24, 2005 and March 25, 2005, each of Fund C and, as noted above, Companies D and F advised Jefferies Broadview that it was no longer interested in pursuing discussions with us, leaving Vector Capital, Fund A and Fund B engaged in the Strategic Process. In withdrawing from discussions, Company D had cited the lack of certain products that, had they existed, would have made the acquisition compatible with elements of Company D's existing business strategy. Fund C, which had sought to pursue a business combination leading to the acquisition of other companies offering similar products, determined after discussions with at least two other companies that the opportunity did not exist to achieve the intended revenue and profitability goals of such a combination. On March 28, 2005,

Vector Capital advised Jefferies Broadview that it was declining further discussions regarding an acquisition of BroadVision due to poor product performance, negative customer feedback and low maintenance renewal rates. In addition, on March 30, 2005, Vector Capital advised Jefferies Broadview that it was no longer interested in pursuing a minority investment in BroadVision.

        On March 31, 2005, the special committee held a meeting also attended by representatives of members of management, Jefferies Broadview, Cooley Godward and RLF. Jefferies Broadview reported on the status of the Strategic Process, noting that after approaching 23 parties, only two remained interested in pursuing further discussions with us, Fund A and Fund B. The special committee directed Jefferies Broadview to invite each of Fund A and Fund B to participate in the following auction process:

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  each participant would be provided with the same draft merger agreement, in which we specified the proposed terms and conditions of the transaction but did not specify the amount or form of consideration;

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  each participant would be provided the opportunity to continue conducting due diligence, including by meeting with our management team for further discussions on our business and the opportunity presented by a possible combination; and

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  each participant was to provide a revised and marked draft of the merger agreement with a specific proposal as to the amount and form of consideration, no later than the close of business on April 8, 2005.

        On March 31, 2005, Mr. Anderson resigned from the special committee due to the potential conflict of interest represented by his investment in a private equity fund managed by Fund A.

        Between March 31, 2005 and July 25, 2005, Jefferies Broadview kept the special committee informed of all aspects of the Strategic Process and provided the special committee with periodic status reports at formal and informal meetings by teleconference and in correspondence.

        Between March 31, 2005 and April 8, 2005, Fund A and Fund B conducted further due diligence by accessing the data room and meeting at various times with members of our management team.

        On April 8, 2005, Fund B informed Jefferies Broadview that it would not be submitting an at-the-market, premium or other offer for our common stock, and indicated that it was valuing the stock at approximately $1.00 per share, which represented a 39% discount to the closing price of our common stock on April 8, 2005. Fund B cited its concerns about the declining level of customer demand for our products and product upgrades, services profitability and competitive threats.

        On April 9, 2005, Fund A submitted to Jefferies Broadview a bid proposal letter but not a draft merger agreement, which Fund A indicated was forthcoming. The bid proposal letter offered a nominal purchase price of $1.30 per share, which represented a 21% discount to the closing price of our common stock on April 8, 2005. However, because that offer price assumed a zero cash balance at closing, based on then-current projections of our cash position, we determined the implied true value of the Fund A proposal to be approximately $1.00 per share. Over the next several days, after further due diligence on the terms of our outstanding convertible notes and our cash position, Fund A advised Jefferies Broadview that it was reconsidering its offer.

        Jefferies Broadview also learned from Fund A that Fund A had been contacted by a financial advisor representing a potential strategic acquirer ("Company G") that had not been approached by Jefferies Broadview but was potentially interested in talking with Fund A about a joint proposal to acquire us.

        On April 11, 2005, the special committee held a meeting also attended by representatives from management, Jefferies Broadview, Cooley Godward and RLF to discuss our financial status and the status of the Strategic Process. The participants considered the reasons supporting an offer price below the current market value of our common stock. The special committee discussed our deteriorating financial position, including our weak financial performance for the quarter ended March 31, 2005 and our net cash position approaching the $15 million minimum required by the convertible notes. The special committee considered our expected increased cash requirements in respect of the convertible notes, including an increase in our monthly note payments from $1.1 million to $2.1 million as a result of our net cash position falling below the required $15 million minimum, our possible inability to repay the notes in the form of shares of our common stock rather than cash when required payments commenced on June 1, 2005, and additional monthly payments of $160,000 (continuing until the time the SEC declares our registration statement effective) caused by the difficulties that had been encountered in achieving effectiveness for the registration statement related to the shares of common stock underlying the notes and related warrants issued to the note holders, and concluded that these expected increased cash requirements would result in a further deterioration of our net cash position. Jefferies Broadview reviewed with the special committee that of the 23 parties approached by Jefferies Broadview, only Fund A remained interested in acquiring us. The special committee also discussed the fact that, notwithstanding the current market price of our common stock, the only offer received was materially below that market price and that our financial outlook did not, in light of the factors discussed, make it likely that a higher offer would arise. The special committee directed Jefferies Broadview to continue pursuing existing indications of interest which had been submitted to BroadVision with respect to a potential acquisition of BroadVision.

        Also on April 11, 2005, Jefferies Broadview, at the direction of the special committee, informed Vector Capital, which had previously declined to pursue further discussions concerning a potential transaction with BroadVision that, based on the level of final bids, the special committee might be willing to consider an at-the-market or possibly even a below-market proposal.

        Between April 12, 2005 and April 25, 2005, Jefferies Broadview, at the direction of the special committee, engaged in discussions with Fund B and the financial advisor to Company G, which company was acting independently of Fund A at this point. On April 20, 2005, Fund B met with members of our senior management to discuss different strategic alternatives. By April 25, 2005, each of these parties advised BroadVision through Jefferies Broadview that it was no longer interested in pursuing further discussions with us. In withdrawing from further discussions, Fund B explained that the acquisition of BroadVision would not satisfy its financial requirements.

        On April 13, 2005, Fund A submitted to BroadVision a mark-up of the proposed merger agreement that reflected its nominal offer of $1.30 per share and assumed a zero cash balance at closing, which offer price we had determined represented an implied true value of approximately $1.00 per share based on then-current projections of our cash position.

        On April 21, 2005, the special committee held a meeting also attended by representatives from management, Jefferies Broadview, Cooley Godward and RLF to discuss our financial status and the status of the Strategic Process. During this meeting, the special committee also discussed a proposal by management regarding a potential realignment and restructuring of the business of BroadVision as an alternative to our acquisition in light of the results of the Strategic Process. The special committee also received a report on our ongoing efforts to obtain effectiveness of the registration statement covering the resale of the shares of our common stock issuable under our outstanding convertible notes and discussed the negative effect on our future liquidity of (1) the potential delay in our ability to use our stock to make the payments required under the convertible notes and (2) the increase in our monthly note payments from $1.1 million to $2.1 million if our net cash position fell below the required $15 million minimum.

        On April 29, 2005, the special committee held a meeting also attended by representatives from management, Jefferies Broadview, Cooley Godward and RLF to discuss its strategic alternatives. The special committee determined to continue negotiations with Fund A with the goal of increasing its latest offer. On May 3, 2005, Cooley Godward sent a revised proposed merger agreement to Fund A's attorneys. After the special committee meeting, Jefferies Broadview, at the direction of the special committee, had a telephone conversation with Fund A in an attempt to negotiate an increase in its proposed per share purchase price.

        Between April 22, 2005 and May 5, 2005, Vector Capital conducted a further due diligence evaluation by meeting numerous times with members of our management and contacting customers. On May 6, 2005, Jefferies Broadview and Vector Capital conducted negotiations with respect to the purchase price. Vector Capital advised that, based on the results of its due diligence investigation, $0.90 per share was its best offer. Jefferies Broadview, acting pursuant to instructions of the special committee, responded to Vector Capital that at the $1.00 per share or greater range Vector Capital would have a competitive offer. On May 6, 2005, Vector Capital confirmed to Jefferies Broadview that it was interested in pursuing a transaction only at a price in the range of $0.90 per share.

        On May 4, 2005, after filing an additional amendment to our registration statement relating to the convertible notes on March 25, 2005, and after extensive correspondence and discussion between BroadVision and the SEC staff concerning the registration statement, the SEC staff advised BroadVision that it would require the formal withdrawal of the registration statement and would consider the registration of the shares of common stock potentially issuable in connection with the convertible notes and related warrants only upon the filing of a new registration statement. We subsequently filed a request for withdrawal of the registration statement on May 12, 2005 and, following the SEC's declaration that the withdrawal was effective, filed a new registration statement on June 8, 2005, which, as amended on August 9, 2005 in response to SEC comments, remains under review by the SEC and has not been declared effective by the SEC as of the date of this proxy statement.

        On May 8, 2005, the special committee held a meeting also attended by representatives from management, Jefferies Broadview, Cooley Godward and RLF to discuss our financial status and the status of the Strategic Process. The special committee determined to proceed with the then-current Fund A offer of $1.30 per share, which was subject to a condition of a zero cash balance at closing and represented an adjusted per-share value, based on then-current projections of our cash position, of approximately $1.00.

        On May 11, 2005, Jefferies Broadview, acting pursuant to instructions of the special committee, advised Fund A of the special committee's decision to continue acquisition discussions with Fund A, but that the special committee required Fund A to propose a fixed net purchase price in connection with its offer. Fund A indicated to Jefferies Broadview that it would discuss this internally and proceed with next steps.

        Between May 13, 2005 and May 23, 2005, Fund A continued its due diligence investigation, including numerous phone calls and in-person meetings with members of our management and review by its outside legal counsel of materials in the data room and other specifically requested documents.

        On May 18, 2005, Vector Capital contacted Jefferies Broadview to re-initiate discussions, expressing a desire to better understand our balance sheet and cash position before it could provide an offer at a higher level. Between May 18, 2005 and May 27, 2005, Vector Capital conducted additional due diligence and continued to meet with analysts, call customers and refine its model. On May 27, 2005, Vector Capital informed Jefferies Broadview that the results of its customer and analyst calls and financial analyses were positive and supported an offer in the $1.00 to $1.10 per share range and that a firm proposal was forthcoming. On June 1, 2005, Vector Capital submitted a firm offer at $1.05 per share, inclusive of all purchase price adjustments. Vector Capital also communicated to Jefferies

Broadview that its offer assumed that Dr. Chen would roll over his equity in the merger but that this was not a requirement of the Vector Capital proposal.

        On May 24, 2005, Fund A submitted its second mark-up of the proposed merger agreement. On May 25, 2005, Fund A communicated to Jefferies Broadview its view that additional liabilities should be taken into account in applying its requirement for a zero net cash balance at closing. Jefferies Broadview, based on financial information provided by management of BroadVision, calculated that this would bring the effective per share purchase price down to approximately $0.54. On May 26, 2005, at the direction of the special committee, Jefferies Broadview advised Fund A that there was no basis for further discussions at a price in that range. On May 31, 2005, Fund A agreed not to pursue the additional adjustments, with the exception of an adjustment of $6.3 million in excess facilities lease obligations, which would result in a net purchase price of approximately $0.90 per share based on our financial projections at the time.

        On June 1, 2005, the special committee held a meeting also attended by representatives from management, Jefferies Broadview, Cooley Godward and RLF to discuss BroadVision's financial position and the status of the Strategic Process. The special committee decided, in light of our current position, to focus efforts on finalizing an agreement with Vector Capital, based on its offer of $1.05 per share, and to put further discussions with Fund A on hold as being no longer competitive. Later that day, Jefferies Broadview, at the direction of the special committee, informed Vector Capital of the special committee's decision to continue negotiations with Vector Capital and provided it with a proposed merger agreement which had been prepared by Cooley Godward and RLF.

        Between June 1, 2005 and June 10, 2005, Vector Capital conducted confirmatory due diligence and finalized its internal financial model. Vector Capital met on a number of occasions with members of our management team, with a focus on reviewing our organizational scheme, staffing requirements and expense structure. On June 8, 2005, outside counsel for Vector Capital, O'Melveny & Myers LLP ("OMM"), discussed with Cooley Godward its initial reaction to the proposed form of merger agreement.

        On June 9, 2005, the special committee held a meeting also attended by representatives from Jefferies Broadview, Cooley Godward and RLF, to discuss BroadVision's position and the status of the Strategic Process, timing of any potential transaction and our expected financial performance during the second quarter of 2005.

        On June 13, 2005, Vector Capital indicated its interest in continuing discussions based on a $1.05 per share purchase price to BroadVision through Jefferies Broadview and outlined key next steps, including: negotiating and finalizing the merger agreement; securing a commitment from one or more lenders; and negotiating and finalizing an agreement with the holders of our outstanding convertible notes, referred to as the note holders agreement, pursuant to which the note holders would consent to the transaction (a requirement under the terms of the convertible notes) and agree to the terms by which their outstanding securities would be extinguished as of the closing. In addition, OMM provided Cooley Godward with a mark-up of the merger agreement, which included a debt financing contingency and contemplated a possible rollover by Dr. Chen of shares of his BroadVision common stock into equity of the surviving corporation in the merger.

        On June 16, 2005, a company that had not been previously approached by Jefferies Broadview ("Company H") contacted Jefferies Broadview regarding its potential interest in a strategic transaction with BroadVision. On June 17, 2005, Jefferies Broadview, at the direction of the special committee, held a teleconference with Company H's senior management where Jefferies Broadview provided an operational and financial overview of BroadVision. On June 19, 2005, at the direction of the special committee, Jefferies Broadview provided Company H with the specific bid procedures determined by the special committee. Shortly thereafter, Company H declined to pursue further discussions with BroadVision without providing any specific reasons for doing so.

        Between June 16, 2005 and June 29, 2005, Vector Capital and its representatives met in person and telephonically on numerous occasions with the advisors to the special committee, including a conference call on June 17, 2005 among representatives from Vector Capital, OMM, our management, Jefferies Broadview and Cooley Godward to discuss key next steps, including the status of negotiations with our note holders, operational and financial issues relating to the reduction in workforce that was being planned by our management for the end of the second quarter, and whether Dr. Chen would be rolling over any or all of his common stock into equity of the surviving corporation in the merger. During this period, the business teams focused on the operating plan that would be implemented after the reduction in workforce and the legal teams negotiated the merger agreement, with OMM accessing the materials in the data room and reviewing specifically requested documents. Jefferies Broadview emphasized to Vector Capital that it was important to BroadVision to finalize and announce an agreement as quickly as possible, and OMM indicated to Cooley Godward that it was highly unlikely Vector Capital would be in a position to sign the merger agreement in June due to, among other things, additional due diligence to be conducted by Vector Capital's proposed lenders and their desire to review our second quarter results of operations before signing an agreement.

        Also during this period, Mr. Meyer forwarded a draft of the proposed note holders agreement to a representative of the largest note holder and at various times engaged in negotiations regarding its terms. The position of the largest note holder was that, as a condition of giving its consent to the transaction, it would require, among other things, an amount approximately $1,000,000 in excess of the amount that Vector Capital had included in the financial model upon which it had based its $1.05 per share offer price.

        On June 23, 2005, the special committee held a meeting also attended by representatives from management, Jefferies Broadview, Cooley Godward and RLF to discuss the status of negotiations with Vector Capital. The special committee expressed its concern that if the note holders refused to reduce the price they would be paid for their securities in connection with an acquisition of BroadVision, Vector Capital would attempt to renegotiate the purchase price downward. The special committee also discussed its concern, in light of our financial condition, about the delay in signing an agreement but concluded that the timing was not completely within its control.

        On June 24, 2005, our management team held an all-day meeting with Vector Capital regarding a post-merger operating plan, a plan for communications with our stockholders, customers and employees, the status of discussions with the note holders and overall transaction timing. On that same day, OMM and Cooley Godward discussed the open items on the merger agreement.

        On June 28, 2005, Vector Capital informed Jefferies Broadview that its primary lender was not fully supportive of the transaction with BroadVision and would only lend approximately half of the amount Vector Capital was seeking in connection with its offer. Vector Capital advised Jefferies Broadview that it was willing to try to identify another lender and continue pursuing an acquisition but that it was also willing to consider a minority investment transaction as an alternative to an acquisition of our entire company. Vector Capital presented to Jefferies Broadview an outline of potential terms for a minority investment through the purchase for $15 million of convertible redeemable preferred stock and warrants, subject to a number of terms and conditions, including Vector Capital's proposal that a portion of the $15 million be comprised of a $2.5 million investment by Dr. Chen. Jefferies Broadview, at the direction of the special committee, responded that the special committee had not discussed or supported a minority investment and that such an investment would not solve some of our fundamental current business challenges. Vector Capital also noted that it was having serious concerns about the transaction given the lack of support from its lender, the inflexibility of the largest note holder and a lack of agreement with our management regarding a post-merger operating plan.

        On June 29, 2005, the special committee held a meeting also attended by representatives from management, Jefferies Broadview, Cooley Godward and RLF to discuss our current financial status and options. The special committee reviewed the advantages and challenges presented by its four primary options: (1) continue to pursue an acquisition by Vector Capital, (2) pursue instead a minority investment transaction with Vector Capital, (3) attempt to re-engage in discussions with Fund A, or (4) forego any transaction and pursue a stand-alone company strategy without additional financing, such as the potential minority investment transaction with Vector Capital. After discussing these alternatives, the special committee concluded that, due to our serious and deteriorating liquidity situation, the sooner it completed a sale of the entire company the better, and therefore that focusing efforts on signing a merger agreement with Vector Capital was the optimal course to maximize value to our stockholders.

        On June 30, 2005, Fund A contacted Jefferies Broadview to express an interest in a transaction in the $0.90 per share range. Jefferies Broadview, at the direction of the special committee, contacted Fund A to advise it that an offer in excess of $1.00 per share with no financing contingency would be competitive if Fund A could move forward very quickly with minimal additional due diligence. Fund A was receptive to potentially re-engaging in discussions, and Jefferies Broadview agreed to provide Fund A with updated financial results for its model. On July 5, 2005, Fund A informed Jefferies Broadview that it (1) remained very interested, (2) was willing to meet the requirement of little or no further due diligence, (3) was committed to moving extremely quickly, (4) would not require a debt financing contingency, and (5) was firm at a purchase price of $0.90 per share.

        On July 1, 2005, Vector Capital communicated to Jefferies Broadview that its second lender had orally approved providing the balance of the loan being sought in connection with the acquisition of us. Vector Capital also stated that its offer price could be subject to further adjustment depending on the arrangement finalized with the note holders.

        Between July 1, 2005 and July 5, 2005, Vector Capital held a number of meetings and discussions with members of our senior management team and Jefferies Broadview to discuss our results of operations for the second quarter. During that same period, Vector Capital communicated to Jefferies Broadview that its financial model had assumed $17 million in revenue for the second quarter, as opposed to $15.5 million of revenue actually recognized.

        On July 6, 2005, Jefferies Broadview, at the direction of the special committee, had multiple conversations with both Vector Capital and Fund A regarding their respective levels of interest, next steps and projected timing to signing. Fund A stated that it was still firm at a purchase price of $0.90 per share. The following day, Vector Capital and its second lender met internally to discuss the proposed transaction. Vector Capital then discussed telephonically with Messrs. Kormushoff and Meyer our preliminary financial results for the second quarter.

        On July 8, 2005, Jefferies Broadview, at the direction of the special committee, relayed to Vector Capital that the special committee was concerned about the repeated delays in signing the transaction and was questioning Vector Capital's ability to execute a definitive agreement. Jefferies Broadview, at the direction of the special committee, informed Vector Capital that we had another party standing by with a firm and competitive bid and if Vector Capital was not prepared to sign imminently, we would move forward with the other party. In response, Vector Capital noted that it had received positive feedback from both of its lenders that morning, which removed one potential obstacle, and that while Vector Capital remained interested, it was adjusting its financial models based on the shortfall in second quarter revenue. As a result, Vector Capital confirmed that it was no longer able to offer $1.05 per share but would be in a position to provide a firm price on July 12, 2005, once it had received a commitment from its first lender.

        On July 12, 2005, Vector Capital communicated to Jefferies Broadview a firm offer of $0.90 share, with no financing contingency and no purchase price adjustments.

        On July 13, 2005, the special committee held a meeting also attended by representatives from management, Jefferies Broadview, Cooley Godward and RLF to discuss our current financial status and options. The special committee determined that it had two essentially similar offers on the table: Vector Capital at $0.90 per share, with no financing contingency, and Fund A at $0.90 per share, with no financing contingency. The special committee directed management and its advisors to focus their efforts on finalizing an agreement with Vector Capital, as Vector Capital was further along than Fund A in its due diligence and negotiations with respect to the transaction documents and was believed by the special committee to be more likely to enter into an agreement with us. Mr. Meyer advised the special committee that the net cash position as of the end of the second quarter being used by both Vector Capital and Fund A in their financial models was higher than management's expectations by approximately $2.2 million. The special committee acknowledged that receipt of this information by the bidders would most likely cause each of the bidders to recast their models and lower their bids. All of these considerations formed the basis of the special committee's decision to pursue a transaction with Vector Capital.

        Following the meeting, Jefferies Broadview, at the direction of the special committee, informed Vector Capital of the special committee's decision to attempt to finalize an agreement with Vector Capital based on a purchase price of $0.90 per share. Jefferies Broadview, at the direction of the special committee, advised Vector Capital of the changes to our June 30, 2005 net cash position, which Vector Capital stated was material and would require an additional day or two to evaluate. Jefferies Broadview, at the direction of the special committee, also confirmed with Vector Capital that Vector Capital would directly engage the note holders in negotiations regarding the note holders agreements.

        Separately, Jefferies Broadview, at the direction of the special committee, informed Fund A of the changes to our June 30, 2005 net cash position with a request that Fund A provide an indication as to whether the changes would impact its bid.

        On July 15, 2005, Jefferies Broadview, at the direction of the special committee, communicated several times with each of Vector Capital and Fund A. Vector Capital informed Jefferies Broadview that, based on the changes to our June 30, 2005 net cash position, it was lowering its offer to $0.85 per share, but that it was prepared to sign an agreement expeditiously. Fund A had not yet provided a firm price and advised Jefferies Broadview that it and its advisors needed another one to two weeks prior to signing to do confirmatory legal and accounting due diligence. Mr. Nevens, the chairman of the special committee, confirmed with Jefferies Broadview that it should continue to focus its efforts on finalizing an agreement with Vector Capital, as the further delays in signing an agreement that would be caused by re-focusing efforts on Fund A would significantly increase the risk that no agreement be signed or that our cash position would continue to deteriorate, resulting in a lower purchase price.

        Between July 18, 2005 and July 21, 2005, OMM and Cooley Godward continued to negotiate the merger agreement and related transaction documents. Vector Capital, through OMM, proposed several substantive modifications to the merger agreement, including restructuring the transaction from a reverse triangular merger to a forward triangular merger and adding a condition to closing that Dr. Chen must have purchased at least 5% of the equity securities of the acquiring company for cash on the same terms as Vector Capital.

        Between July 18, 2005 and July 25, 2005, OMM and Dr. Chen's personal legal advisors communicated frequently with respect to a voting agreement pursuant to which Dr. Chen would agree to vote his shares in favor of the transaction, and the terms of Dr. Chen's option to purchase equity securities of the acquiring company.

        On July 19, 2005, Jefferies Broadview, based on assumptions provided by management of BroadVision, completed a liquidation analysis of BroadVision.

        On July 20, 2005, at the request of Mr. Nevens, Jefferies Broadview contacted Vector Capital to inquire about its interest in pursuing a minority investment along the lines of the investment proposed by Vector Capital in late June. Vector Capital informed Jefferies Broadview that, based on subsequent developments and the additional information it had received since the end of June with respect to BroadVision's deteriorating financial performance and condition, it no longer had any interest in pursuing a minority investment. Vector Capital also indicated that, based on what it perceived to be a tenuous situation, it would likely not remain interested in an acquisition if the signing of an agreement was materially delayed. Later that same day, Cooley Godward delivered to OMM a list of employees that our management intended to recommend that our board of directors designate as eligible to receive benefits under the Change of Control Severance Benefit Plan adopted by our board of directors in 2003, along with the level of benefits that each employee would be eligible to receive under the terms of the plan if the employee's employment terminated under certain circumstances in connection with a change in control transaction. Our management believed that these employees were particularly important to BroadVision and that their eligibility under the plan would be a meaningful benefit to retain them through the closing of the merger. On July 21, 2005, Vector Capital reiterated to Jefferies Broadview that it was not interested in pursuing any equity financing transaction but stated that it would consider providing debtor-in-possession debt financing in conjunction with an agreement to purchase our assets if we were interested in pursuing a near-term bankruptcy proceeding.

        On July 21, 2005, the special committee met to discuss our current financial status and our strategic and financial alternatives. Mr. Meyer reported to the special committee on the disappointing second quarter results of operations and our deteriorating net cash position. Mr. Meyer stated management's view that, based on updated projections reviewed with the special committee, our cash resources would likely be insufficient to meet our obligations in the second half of 2005. Jefferies Broadview and Cooley Godward reported on the status of negotiations with Vector Capital regarding an acquisition transaction. After discussion in open session and in executive session, the special committee concluded that the sale of our entire company or a similar transaction represented the only available strategic alternative to address our urgent need for liquidity and capital resources and that, if that need were not met, we would no longer be able to pursue our business strategy and would be forced to effect our liquidation or a comparable alternative. The special committee determined that, given our serious liquidity challenges, the appropriate alternative continued to be to attempt to finalize an agreement with Vector Capital, even though the offer price represented a significant discount to the trading price of our common stock. The liquidity challenges considered included (1) the belief that our net cash balance as of June 30, 2005 will likely be insufficient to enable us to meet our payment obligations in the second half of 2005 as a consequence of a number of factors including softness in our revenues in 2005, cash payment requirements under our outstanding convertible notes, continuing challenges we perceive in the environment for selling our products, severance payments in connection with our recent workforce reductions and costs associated with the Strategic Process; (2) the belief that we are not in a position to obtain additional equity or debt financing on terms reasonably acceptable to us, if at all, because (a) the requirements we must meet in order to obtain financing under our bank credit facility became more stringent in July 2005, and we anticipated being unable to meet the new requirements for the foreseeable future, (b) Vector Capital, following extensive due diligence, was unwilling to pursue a financing with us as an alternative to an acquisition and (c) we would be required to obtain the consent of the lender under our bank credit facility and the note holders to any additional financing; (3) the belief that even if we were able to obtain additional equity or debt financing, based on our deteriorating operating performance, including second quarter license revenue of $3.4 million (which was less than 50% of license revenue reported in the same quarter of 2004) and total net revenue of approximately $15.5 million (which was nearly 9% below the midpoint of the range of anticipated earnings of $16 million to $18 million), our status as a small capitalization public company and related high costs of operating as a public company, restrictive covenants contained in the convertible notes and our credit facilities, market conditions and lack of investor interest, additional financing would merely postpone rather than avert our liquidity challenges; (4) the belief that our stockholders would receive no consideration in a liquidation scenario; and (5) the fact that even if our new registration statement covering the resale of the shares of our common stock potentially issuable by BroadVision to the holders of the convertible notes and the related warrants were declared effective by the SEC, the earliest we would be able to make stock rather than cash payments of principal and interest on the convertible notes would be November 2005 and therefore we most likely would still have insufficient resources to make our payment obligations in 2005 because of the other liquidity challenges we are facing. The special committee concluded that, in light of our liquidity position and the other considerations described above, and the limited interest displayed by at least 25 potential merger partners and strategic and financial acquirers (including the 23 parties Jefferies Broadview had contacted plus Companies G and H) with which Jefferies Broadview had discussions regarding BroadVision, none of which required that we sign an exclusivity agreement, Vector Capital's revised offer at $0.85 per share represented the best transaction available to our stockholders and the only available alternative to liquidation or a comparable alternative. The special committee also instructed Cooley Godward to advise OMM that the special committee was unwilling to agree to an investment by Dr. Chen as a condition to closing of a transaction between BroadVision and Vector Capital, which Vector Capital subsequently agreed to, and that it strongly disfavored any investment by Dr. Chen with Vector Capital with respect to a potential acquisition of BroadVision.

        That same day, following the special committee meeting, our board of directors received, discussed and approved management's recommendation regarding the designation of certain employees as eligible to receive benefits under our Change of Control Severance Benefit Plan, and Jefferies Broadview and Cooley Godward notified Vector Capital and OMM, respectively, of this approval. Vector Capital responded that it had factored into its model a significantly lower potential severance obligation and would need to evaluate the effect of this information, as well as information about negative developments in certain pending litigation recently identified by Vector Capital during its due diligence evaluation.

        Between July 21, 2005 and July 25, 2005, Vector Capital, OMM and our advisors and representatives communicated frequently with respect to finalizing the merger agreement and the related transaction documents, the note holders agreement and Vector Capital's due diligence investigation.

        On July 23, 2005, following additional negotiations with the note holders holding a majority of the outstanding convertible notes, the parties agreed to the final terms of the note holders agreement.

        Also on July 23, 2005, Vector Capital informed Jefferies Broadview that, because of the developments described above, it was reducing its proposed purchase price to $0.825 per share, which Jefferies Broadview, at the direction of the special committee, advised Vector Capital would be unacceptable to the special committee. Representatives of Vector Capital, Jefferies Broadview, OMM and Cooley Godward communicated frequently on July 23rd and 24th concerning the purchase price and other terms and conditions of the proposed transaction.

        On the morning of July 24, 2005, all of the members of our board of directors other than Dr. Chen held a meeting to discuss our financial status and the status of the proposed transaction. Jefferies Broadview reported that, after several discussions, Vector Capital continued to propose a purchase price of $0.825 per share. Cooley Godward reported that significant progress had been made in the negotiation of the merger agreement but there remained a small number of provisions to be finalized. In view of this status, the directors did not take any formal action and directed Jefferies Broadview, Cooley Godward, RLF and management to continue negotiating with Vector Capital in an effort to reach agreement on a transaction at a purchase price as close as possible to the $0.85 per share that had been discussed at its previous meeting. The board of directors scheduled a further meeting for that evening to discuss the transaction further based on whatever progress was made during the day.

        Throughout the day and into the evening of July 24th, representatives of Vector Capital, Jefferies Broadview, our management, OMM and Cooley Godward communicated numerous times about the purchase price and other terms and conditions of the proposed transaction. During the course of these discussions, Dr. Chen advised Vector Capital that he would not agree to vote his shares of common stock in favor of the transaction unless (1) the purchase price was at least $0.85 per share and (2) he be given the option to purchase up to 9.5% of the equity securities of the acquiring company on the same terms as Vector Capital. Vector Capital subsequently advised Jefferies Broadview that it would increase its proposed purchase price to $0.84 per share, subject to the conditions that (1) Dr. Chen agree to vote his shares of common stock in favor of the transaction, and (2) Dr. Chen be permitted to purchase up to 9.5% of the equity securities of the acquiring company on the same terms as Vector Capital. Vector Capital made this a condition of its increased price because it desired Dr. Chen's continued involvement in the management of Bravo Holdco after the closing of the merger and because Vector Capital would not sign the merger agreement without Dr. Chen's agreement to vote his shares in favor of the transaction. Although the special committee strongly disfavored any investment by Dr. Chen with Vector Capital, it recognized that this arrangement was necessary in order to obtain a purchase price of $0.84 per share. At its meeting later that evening, our board of directors met to consider the revised proposal, as described to the directors by Jefferies Broadview, Cooley Godward and RLF. At this time, Cooley Godward and RLF reviewed with our directors all of the substantive provisions of the proposed merger agreement, and Jefferies Broadview provided a preliminary review of the process and analysis it had undertaken in evaluating the fairness of the proposed transaction with Vector Capital. Because one member of the special committee was unable to participate in this meeting and there remained a small number of merger agreement provisions to be finalized, the board of directors scheduled further meetings of the special committee and board of directors for the following day to give formal consideration to the proposed transaction and directed Jefferies Broadview, Cooley Godward and RLF to seek to finalize all issues in advance of that meeting.

        On July 25, 2005, the special committee, together with all of the other members of our board of directors and Mr. Meyer, met and received an update on the status of negotiations from representatives of Jefferies Broadview, Cooley Godward and RLF. At the conclusion of the discussion of the terms of the merger agreement, Jefferies Broadview provided the special committee with its oral opinion (subsequently confirmed in writing) that, based upon and subject to the limitations, assumptions and other discussion set forth in the Jefferies Broadview opinion, and as compared to our only other available alternative of, as assumed by Jefferies Broadview with the permission of the special committee, liquidation or a comparable alternative, the merger consideration provided for in the proposed merger agreement is fair, from a financial point of view, to the holders of our common stock other than Dr. Chen as of the date of the opinion. After considering a number of factors in its deliberations regarding the terms of the proposed acquisition, including the presentation and opinion of Jefferies Broadview and the other factors described below in "The Merger—Reasons for the Merger", the special committee, (a) determined that (1) the merger agreement and the merger are advisable and in the best interests of BroadVision and our stockholders and (2) the cash consideration to be received by the holders of our common stock in the merger is fair to our stockholders, and (b) recommended that our board of directors and stockholders approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. Subsequent to the special committee recommendation its own review, our board of directors, by the unanimous vote of all directors present, (a) determined that (1) the merger agreement and the merger are advisable and in the best interests of BroadVision and our stockholders and (2) the cash consideration to be received for outstanding shares of our common stock in the merger is fair to our stockholders, (b) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger and (c) recommended that our stockholders vote to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger.

        The merger agreement and related documents were finalized and executed on July 25, 2005. Before the opening of the U.S. stock markets on July 26, 2005, we announced the execution of the merger agreement.

        On July 28, 2005, our representatives received copies of four complaints relating to purported class action lawsuits, each filed by an alleged holder of shares of our common stock and each filed in California Superior Court for the county of San Mateo. These complaints are captioned Gary Goberville, et al., vs. Pehong Chen, et al., Civ 448490, Cookie Schwartz, et al., vs. BroadVision, Inc., et al, Civ 448516, Leon Kotovich, et al., vs. BroadVision, Inc., et al, Civ 448518 and Anthony Noblett, et al., vs. BroadVision, Inc., et al, Civ 448519. Each claim names our directors and BroadVision, Inc. as defendants, and each alleges that the director defendants violated their fiduciary duties to stockholders by, among other things, failing to maximize BroadVision's value and ignoring, or failing to adequately protect against, certain purported conflicts of interest. Each complaint seeks, among other things, injunctive relief and damages in an unspecified amount. We anticipate that similar actions may be filed in the future against some or all of the same defendants.

Reasons for the Merger

  Reasons for the Recommendation of the Special Committee

        In considering the merger with Bravo Holdco, the special committee consulted with Jefferies Broadview regarding the financial aspects of the merger and sought and received Jefferies Broadview's written opinion that, based upon and subject to the qualifications, limitations and assumptions set forth therein, as compared to BroadVision's only other available alternative of, as assumed by Jefferies Broadview with the permission of the special committee, liquidation or a comparable alternative, the merger consideration to be received by the holders of BroadVision common stock other than Dr. Chen pursuant to the merger agreement was fair from a financial point of view. This opinion is described below under "The Merger—Opinion of Financial Advisor." The special committee also consulted with representatives of Richards, Layton & Finger, outside counsel to the special committee with respect to matters of Delaware law, and with representatives of Cooley Godward, outside counsel to the special committee and us, regarding the fiduciary duties of the members of the special committee and our board of directors, legal due diligence matters and the terms of the merger agreement and related agreements. Based on these consultations and opinions, and the factors described below, the special committee unanimously (a) determined that (1) the merger agreement and the merger are advisable and in the best interests of us and our stockholders and (2) the cash consideration to be received by the holders of BroadVision common stock in the merger is fair to our stockholders, and (b) recommended that our board of directors and stockholders approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger.

        In the course of reaching these determinations and recommendations, the special committee considered a number of potentially positive factors in its deliberations, including the following:

  •
  the belief that, having engaged in a lengthy process involving discussions with at least 25 potential merger partners and strategic and financial acquirers, none of which required that we sign an exclusivity agreement, we obtained the highest price per share that Bravo Holdco is willing to pay and that was reasonably available from any potential acquirer;

  •
  the serious liquidity challenges that we face, including the belief that our net cash balance as of June 30, 2005 will likely be insufficient to enable us to meet our payment obligations in the second half of 2005 as a consequence of a number of factors, including softness in our revenues in 2005, cash payment requirements under our outstanding convertible notes, continuing challenges we perceive in the environment for selling our products, severance payments in connection with our recent workforce reductions and costs associated with the Strategic Process;

  •
  the belief that we are not in a position to obtain additional equity or debt financing on terms reasonably acceptable to us, if at all, because (1) the requirements we must meet in order to obtain financing under our bank credit facility became more stringent in July 2005, and we anticipated being unable to meet the new requirements for the foreseeable future, (2) Vector Capital, following extensive due diligence, was unwilling to pursue a financing with us as an alternative to an acquisition and (3) we would be required to obtain the consent of the lender under our bank credit facility and the note holders to any additional financing;

  •
  the belief that even if we were able to obtain additional equity or debt financing, based on our deteriorating operating performance, including second quarter license revenue of $3.4 million (which was less than 50% of license revenue reported in the same quarter of 2004) and total net revenue of approximately $15.5 million (which was nearly 9% below the midpoint of the range of anticipated earnings of $16 million to $18 million), our status as a small capitalization public company and related high costs of operating as a public company, restrictive covenants contained in the convertible notes and our credit facilities, market conditions and lack of investor interest, additional financing would merely postpone rather than avert our liquidity challenges;

  •
  the fact that even if our new registration statement covering the resale of the shares of our common stock potentially issuable by BroadVision to the holders of the convertible notes and the related warrants were declared effective by the SEC, the earliest we would be able to make stock rather than cash payments of principal and interest on the convertible notes would be November 2005 and therefore we most likely would still have insufficient resources to make our payment obligations in 2005 because of the other liquidity challenges we are facing;

  •
  the belief that if our sale or a similar transaction is not completed, we would no longer be able to pursue our business strategy and would be forced to effect our liquidation or a comparable alternative, and that our stockholders would receive no consideration in a liquidation scenario;

  •
  the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

  •
  the likelihood that the merger would be consummated, the absence of any financing condition to Bravo Holdco's obligation to complete the merger and the commitment letter, dated July 25, 2005, from Vector Capital in favor of Bravo Holdco and us in which Vector Capital is committed to investing funds in Bravo Holdco in order to fund the consideration to be paid in the merger;

  •
  the financial analyses of Jefferies Broadview presented to the special committee on July 25, 2005, and the opinion of Jefferies Broadview delivered to the special committee that, as of July 25, 2005, based upon and subject to the limitations and assumptions set forth in their opinion, and as compared to our only other available alternative of, as assumed by Jefferies Broadview with the permission of the special committee, liquidation or a comparable alternative, the merger consideration to be received by the holders of BroadVision common stock, other than Dr. Chen, pursuant to the merger agreement was fair, from a financial point of view (the full text of the written opinion setting forth the assumptions made, matters considered and limitations in connection with the opinion attached to this proxy statement as Annex B, which stockholders are urged to read in its entirety);

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  the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties in accordance with the merger agreement and subject to specified conditions, can authorize our management to provide information to and engage in negotiations with a third party following receipt of a bona fide written unsolicited proposal or offer with respect to which our board of directors (or any committee thereof) determines in good faith, after consulting with outside legal counsel, that the failure to take such actions would be inconsistent with its fiduciary duties to our stockholders;

  •
  the fact that we can terminate the merger agreement following receipt of a bona fide written superior proposal in the manner provided in the merger agreement, subject to specified conditions including the payment of an amount equal to the greater of $862,600 or the documented transaction-related expenses of Bravo Holdco, Merger Sub and Vector Capital, up to $980,000; and

  •
  the fact that the merger would be subject to the approval of our stockholders.

        The special committee also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

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  that the per share consideration to be received by our stockholders at the consummation of the transaction would be significantly lower than the price at which BroadVision common stock was trading on the Nasdaq National Market at the time of such deliberations;

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  that we will no longer exist as an independent company and our stockholders will no longer participate in our potential growth, any future increase in our value, or any cost savings as a result of our expense structure following the recent reduction in our workforce, a decrease in our lease facilities commitments and decreased costs as a result of our no longer being a public company;

  •
  the fact that Dr. Chen will have the option, subject to certain conditions, to purchase up to 9.5% of the equity securities of Bravo Holdco as of the closing of the merger;

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  that, under the terms of the merger agreement, we cannot solicit other acquisition proposals and we must pay or cause to be paid to Bravo Holdco the greater of (1) a termination fee of $862,600 in cash or (2) the documented transaction-related expenses of Bravo Holdco, Merger Sub and Vector Capital, up to a maximum of $980,000, if the merger agreement is terminated under certain circumstances specified in the merger agreement, which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

  •
  the fact that any gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

  •
  that, under the terms of the merger agreement, we agreed that we will carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, we will not take a number of actions related to the conduct of our business without the prior consent of Bravo Holdco (which cannot be unreasonably withheld or delayed);

  •
  the fact that Bravo Holdco did not have sufficient funds to consummate the merger as of the date of the merger agreement (although the commitment letter was in place as of such date); and

  •
  that if the merger does not close, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred substantial transaction costs in connection with the transaction and such costs will harm our operating results.

        The special committee also considered the interests of our directors, executive officers and non-executive employees in the merger which existed as of the time of the special committee's determinations and recommendations, which are described below under "The Merger—Interests of Our Directors, Executive Officers and Non-Executive Employees in the Merger."

        The preceding discussion is not meant to be an exhaustive description of the information and factors considered by the special committee but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the special committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the special committee may have given different weight to different factors.

        After its consideration of the preceding factors and deliberations, the special committee unanimously (a) determined that (1) the merger agreement and the merger are advisable and in the best interests of BroadVision and our stockholders and (2) the cash consideration to be received by the holders of BroadVision common stock in the merger is fair to our stockholders, and (b) recommended that our board of directors and stockholders approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger.

  Reasons for the Recommendation of the Board of Directors

        In considering the merger with Bravo Holdco, our board of directors consulted with Jefferies Broadview regarding the financial aspects of the merger, and with representatives of Cooley Godward regarding the fiduciary duties of the members of our board of directors, legal due diligence matters and the terms of the merger agreement and related agreements, and received the recommendation of the special committee as described above. Subsequent to the special committee recommendation and based upon these consultations, and the factors discussed below, our board of directors, by the unanimous vote of all directors present, (a) determined that (1) the merger agreement and the merger are advisable and in the best interests of BroadVision and our stockholders and (2) the cash consideration to be received for outstanding shares of BroadVision common stock in the merger is fair to our stockholders, (b) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and (c) recommended that our stockholders approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger.

        In the course of reaching these determinations and recommendation, our board of directors considered a number of potentially positive and negative factors in its deliberations, including those considered by the special committee described above. However, our board of directors did consider the fact that the special committee had received Jefferies Broadview's written opinion that, as compared to BroadVision's only other available alternative of, as assumed by Jefferies Broadview with the permission of the special committee, liquidation or a comparable alternative, the merger consideration to be received by the holders of BroadVision common stock other than Dr. Chen pursuant to the merger agreement was fair from a financial point of view. This opinion is described below under "Opinion of the Financial Advisor to the Special Committee."

        Our board of directors also considered those interests of our directors, executive officers and non-executive employees in the merger which existed as of the time of our board of directors' determinations and recommendations, which are described below under "The Merger—Interests of Our Directors, Executive Officers and Non-Executive Employees in the Merger."

        The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determinations. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

Opinion of the Financial Advisor to the Special Committee

        Pursuant to a letter agreement dated as of April 9, 2005 (which letter agreement superseded a previous engagement letter between BroadVision and Jefferies Broadview dated as of February 9, 2005), the special committee engaged Jefferies Broadview to act as its financial advisor. BroadVision's board of directors selected Jefferies Broadview based on Jefferies Broadview's reputation and experience in providing investment banking services, including merger and acquisition advisory services, to information technology, communications, healthcare technology and media companies. The special committee selected Jefferies Broadview based on the foregoing criteria as well as Jefferies Broadview's knowledge of BroadVision's business, financial performance and prospects gained through Jefferies Broadview's engagement by BroadVision pursuant to the February 9, 2005 engagement letter. At the meeting of the special committee on July 25, 2005, Jefferies Broadview rendered its oral opinion, subsequently confirmed in writing, that, as of July 25, 2005, based upon and subject to certain assumptions and limitations described in the Jefferies Broadview opinion, as compared to BroadVision's only other available alternative (as set forth below), the right to receive $0.84 per share in cash without interest or dividends subject to certain adjustments, as provided in the merger agreement, was fair, from a financial point of view, to holders of BroadVision common stock other than Dr. Chen.

        Jefferies Broadview's opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Jefferies Broadview, is attached as Annex B to this proxy statement. BroadVision stockholders are urged to, and should, read the Jefferies Broadview opinion carefully and in its entirety. Jefferies Broadview's opinion is directed solely to the special committee and addresses only the fairness of the merger consideration to be received from a financial point of view to holders of BroadVision common stock other than Dr. Chen. The Jefferies Broadview opinion does not address any other aspect of the transaction and does not constitute a recommendation to any BroadVision stockholder or any other person as to how to vote or act with respect to the merger. The summary of the Jefferies Broadview opinion set forth in this proxy statement, although materially complete, is qualified in its entirety by reference to the full text of such opinion.

        In connection with rendering its opinion, Jefferies Broadview, among other things:

  •
  conducted a selling process soliciting interest from a broad set of prospective strategic and financial buyers of BroadVision;

  •
  reviewed a draft of the merger agreement in the form furnished to Jefferies Broadview by Cooley Godward on July 23, 2005, which for the purposes of its opinion, Jefferies Broadview assumed, with the special committee's permission, to be identical in all material respects to the final merger agreement;

  •
  reviewed BroadVision's annual report on Form 10-K for the fiscal year ended December 31, 2004, including the audited financial statements included therein, BroadVision's quarterly report on Form 10-Q for the period ended March 31, 2005, including the unaudited financial statements included therein and financial results for the quarter ended June 30, 2005 in draft and unaudited form, prepared and furnished to Jefferies Broadview by BroadVision management;

  •
  reviewed certain internal financial and operating information for BroadVision, prepared and furnished to Jefferies Broadview by BroadVision management;

  •
  reviewed with BroadVision's management, chairman of the special committee, and the board of directors financial projections dated July 19, 2005, which were prepared by BroadVision's management with respect to the period ending December 31, 2006, that projected the insolvency of BroadVision by the end of 2005 in the absence of additional equity or debt financing;

  •
  reviewed certain historical management projected plans versus actual performance;

  •
  examined certain BroadVision documents, including sales pipelines, maintenance renewal analysis, restructuring accruals analysis, real estate leases and noteholder agreements;

  •
  participated in discussions with BroadVision's management concerning the operations, balance sheet, business strategy, working capital requirements, availability of financing, current financial performance and prospects for BroadVision;

  •
  discussed with BroadVision's management their view of the strategic and financial rationale for the merger;

  •
  discussed with BroadVision's management, chairman of the special committee and board of directors, BroadVision's prior attempts to raise debt and equity financing;

  •
  reviewed the recent reported closing prices and trading activity for BroadVision common stock;

  •
  compared certain aspects of BroadVision's financial performance with those aspects of the financial performance of certain public companies Jefferies Broadview deemed comparable;

  •
  reviewed the equity research analyst report from Kaufman Brothers dated April 22, 2005 covering BroadVision, including the quarterly projections through December 31, 2006, contained therein;

  •
  analyzed available information, both public and private, concerning other mergers and acquisitions Jefferies Broadview believed to be comparable in whole or in part to the merger;

  •
  assisted in negotiations and discussions related to the merger among BroadVision, Vector Capital and their respective legal advisors and representatives; and

  •
  conducted other financial studies, analyses and investigations as Jefferies Broadview deemed appropriate for purposes of its opinion.

        In rendering its opinion, Jefferies Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the merger agreement) that was publicly available or furnished to Jefferies Broadview by BroadVision or its advisors. With respect to the financial projections, Jefferies Broadview assumed, with the special committee's permission, that such projections, including the financial projections dated July 19, 2005, with respect to the period ending December 31, 2006, were reasonably prepared and reflected the best available estimates and good faith judgment of BroadVision's management as to the future performance of BroadVision. The special committee informed Jefferies Broadview that BroadVision was not in a position to obtain additional equity or debt financing on terms acceptable to BroadVision. Based on such information, Jefferies Broadview assumed, with the special committee's permission, that if a sale of BroadVision were not effected, BroadVision would likely become insolvent before the end of the current fiscal year and would be unable to prevent further significant deterioration in its business and erosion of stockholder value. Accordingly, for purposes of its analysis Jefferies Broadview assumed, with the special committee's permission, that the sale of BroadVision, or a similar transaction, represented the only reasonably available strategic alternative to address BroadVision's urgent need for liquidity and capital resources. Jefferies Broadview further assumed, with the special committee's permission, that if such urgent need were not addressed, BroadVision would no longer be able to pursue its business strategy and would be forced to effect a liquidation or a comparable alternative. Jefferies Broadview also assumed, with the special committee's permission, that in the course of obtaining the necessary regulatory and third-party approvals, consents and releases for the merger, no modification, delay, limitation, restriction or condition would be imposed that would have a material adverse effect on the merger and that the merger would be consummated in accordance with applicable laws and regulations and the terms of the merger agreement as set forth in the July 23, 2005 draft thereof, without waiver, amendment or modification of any material term, condition or agreement. Jefferies Broadview's opinion does not address the relative merits of the merger as compared to other business strategies that might be available to BroadVision, nor does it address the underlying business decision of BroadVision to proceed with the merger. Jefferies Broadview did not make or take into account any independent appraisal or valuation of any of BroadVision's assets or liabilities, contingent or otherwise. Jefferies Broadview expressed no view as to the federal, state or local tax consequences of the merger.

        For purposes of its opinion, Jefferies Broadview assumed that BroadVision was not currently involved in any transaction other than the merger (for this purpose the merger includes the transactions described below under "The Merger—Interests of Our Directors, Executive Officers and Non-Executive Employees in the Merger-Severance Arrangements"), other publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. Jefferies Broadview's opinion was necessarily based upon market, economic, financial and other conditions as they existed as of July 25, 2005 and could be evaluated as of that date. It should be understood that Jefferies Broadview did not undertake any obligation to update, revise or reaffirm its opinion to reflect the effect of subsequent developments.

        The following is a brief summary of the material sources of information and valuation methodologies employed by Jefferies Broadview in rendering its opinion. These analyses were presented to the special committee at its meeting on July 25, 2005. This summary includes the financial analyses used by Jefferies Broadview and deemed by it to be material, but does not purport to be a complete description of the analyses performed by Jefferies Broadview in arriving at its opinion. Except as otherwise expressly noted below, Jefferies Broadview did not explicitly assign any relative weights to the various factors and analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Jefferies Broadview, the tables must be read together with the text of each corresponding summary. The tables alone do not constitute a complete description of the financial analyses performed.

  Solvency and Liquidation Analysis

        Jefferies Broadview considered the liquidation value of BroadVision if it were to be liquidated as of June 30, 2005. Liquidation analysis provides an estimate of the value available to creditors and stockholders if a company ceases to operate as a going concern. BroadVision's management furnished Jefferies Broadview with financial projections, including the financial projections dated July 19, 2005, with respect to the period ending December 31, 2006, and informed Jefferies Broadview that it believed BroadVision would likely lack sufficient cash to meet its operating and debt obligations as they come due before the end of 2005. The special committee also informed Jefferies Broadview that BroadVision was not in a position to obtain additional equity or debt financing on terms acceptable to BroadVision. Jefferies Broadview prepared, using assumptions provided by BroadVision's management, a liquidation analysis showing that as of June 30, 2005, BroadVision stockholders would receive no consideration in a liquidation scenario.

  BroadVision Stock Performance Analysis

        Jefferies Broadview examined the weekly historical volume and trading prices of BroadVision common stock. Jefferies Broadview also compared the recent stock performance of BroadVision with that of the NASDAQ Composite Index and an index constructed by Jefferies Broadview, referred to as the BroadVision Comparable Index. The BroadVision Comparable Index comprises public companies that Jefferies Broadview deemed comparable to BroadVision. Jefferies Broadview selected eleven public company comparables categorized as application software companies, with trailing twelve month ("TTM") revenue between $15 million and $150 million, negative TTM revenue growth and negative TTM earnings before interest and taxes ("EBIT"). The BroadVision Comparable Index consists of the following companies: I-Many, Inc.; Descartes Systems Group Inc.; Mobius Management Systems, Inc.; eGain Communications Corp.; Onyx Software Corporation; E.piphany, Inc.; Callidus Software Inc.;

Artemis International Solutions Corporation; KANA Software, Inc.; Apropos Technology, Inc.; and Selectica, Inc.

  Public Company Comparables Analysis

        Jefferies Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when appropriate, to selected historical and projected operating metrics in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Jefferies Broadview compared financial information of BroadVision with publicly available information for the companies included in the BroadVision Comparable Index. For this analysis, as well as other analyses, Jefferies Broadview examined publicly available information, as well as a range of estimates based on equity research analyst reports.

        The following table presents, as of July 22, 2005, the median multiples and the range of multiples for the BroadVision Comparable Index of Total Market Capitalization ("TMC"), which is defined as equity market capitalization plus total debt minus cash and cash equivalents, divided by selected operating metrics:

	Median Multiple	Range of Multiples
TMC / TTM Revenue	0.61x	0.10x	-	1.67x
TMC / Projected 12/31/05 Revenue	0.66x	0.11x	-	1.56x
TMC / Projected 12/31/06 Revenue	0.57x	0.11x	-	1.46x
TMC / Projected 12/31/06 EBIT	13.37x	3.64x	-	19.01x

        The following table presents, as of July 22, 2005, the median implied per-share values and the range of implied per-share values for BroadVision common stock, calculated by using the multiples shown above and the appropriate BroadVision metric. For analyses employing BroadVision TTM financials, Jefferies Broadview utilized preliminary figures furnished by company management for the TTM ended 6/30/05. BroadVision management also provided the financial projections used by Jefferies Broadview, as described above.

	Median Implied Value	Range of Implied Values
TMC / TTM Revenue	$1.11	$0.09	-	$3.26
TMC / Projected 12/31/05 Revenue	$1.11	$0.09	-	$2.78
TMC / Projected 12/31/06 Revenue	$0.91	$0.08	-	$2.52
TMC / Projected 12/31/06 EBIT	$2.58	$0.62	-	$3.71

  Transaction Comparables Analysis

        Jefferies Broadview considered ratios of equity purchase price, adjusted for the seller's cash and debt when appropriate, to selected historical operating metrics in order to indicate the value strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Jefferies Broadview reviewed a number of transactions, including those involving companies deemed by Jefferies Broadview to be comparable to BroadVision based on financial performance, market focus, business model and size. Jefferies Broadview reviewed eleven comparable merger and acquisition transactions, excluding equity investments, from January 1, 2003 through July 22, 2005 involving sellers within the customer relationship management, portal and web content management software market segments, with seller TTM revenue greater than $10 million, from a financial point of view, including each transaction's: Adjusted Price (defined as the consideration paid for the seller's equity plus the seller's debt minus the seller's cash); seller TTM revenue; and ratio of Adjusted Price to the seller's TTM revenue. Transactions were selected from Jefferies Broadview's proprietary database of published and confidential mergers and acquisition transactions in the information technology, communications, healthcare technology and media industries. These transactions consisted of the acquisitions of:

  •
  Digital Impact, Inc. by Acxiom Corporation;

  •
  Group 1 Software, Inc. by Pitney Bowes, Inc.;

  •
  Optika, Inc. by Stellent, Inc.;

  •
  Nuance Communications, Inc. by ScanSoft, Inc;

  •
  Concerto Software, Inc. by Melita International, Ltd.;

  •
  Primus Knowledge Solutions, Inc. by Art Technology Group, Inc.;

  •
  Blue Martini Software, Inc. by Multi-Channel Holdings, Inc. (Golden Gate Capital);

  •
  Pivotal Corporation by Chinadotcom Corporation (CDC Software Corporation);

  •
  Gauss Interprise AG by Open Text Corporation;

  •
  SYNAVANT, Inc. by Dendrite International, Inc.; and

  •
  Eyretel PLC by Witness Systems, Inc.

        The following table presents, as of July 22, 2005, the median multiple and the range of multiples of Adjusted Price divided by the seller's TTM revenue for the transactions listed above:

	Median Multiple	Range of Multiples
Adjusted Price / TTM Revenue	0.87x	0.15x	-	2.72x

        The following table presents, as of July 22, 2005, the median implied per-share value and the range of implied per-share values of BroadVision common stock, calculated by multiplying the multiples shown above by the appropriate BroadVision operating metric:

	Median Implied Value	Range of Implied Values
Adjusted Price / TTM Revenue	$1.65	$0.19	-	$5.37

        No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparable transactions, Jefferies Broadview made numerous assumptions with respect to the software industry's performance and general economic conditions, many of which are beyond the control of BroadVision. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

  Transaction Premiums Paid Analysis

        Jefferies Broadview considered the premiums paid above a seller's share price in order to determine the additional value that strategic and financial acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Jefferies Broadview reviewed a number of transactions involving publicly held North American software vendors from July 1, 2003 to July 22, 2005 with equity consideration between $20 million and $200 million. These transactions consisted of the acquisitions of:

  •
  Mercator Software, Inc. by Ascential Software Corporation;

  •
  Lightspan, Inc. by PLATO Learning, Inc.;

  •
  Digital Impact, Inc. by Acxiom Corporation;

  •
  MDI Technologies Inc. by Logibec Groupe Informatique Ltd.;

  •
  Sanchez Computer Associates, Inc. by Fidelity National Financial, Inc.;

  •
  SciQuest, Inc. by Trinity Ventures;

  •
  Basis100 Inc. by First American Corporation;

  •
  ON Technology Corporation by Symantec Corp.;

  •
  Brio Software, Inc. by Hyperion Solutions Corporation;

  •
  Novadigm, Inc. by Hewlett-Packard Company;

  •
  Blue Martini Software, Inc. by Multi-Channel Holdings, Inc. (Golden Gate Capital);

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  AD OPT Technologies Inc. by Kronos Incorporated;

  •
  Financial Models Company Inc. by SS&C Technologies, Inc.;

  •
  EXE Technologies, Inc. by SSA Global Technologies, Inc.;

  •
  Rogue Wave Software, Inc. by Quovadx, Inc.;

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  Latitude Communications, Inc. by Cisco Systems, Inc.;

  •
  Timberline Software Corporation by Sage Group plc (Best Software, Inc.);

  •
  Speedware Corporation Inc. by Activant Solutions Inc.;

  •
  iManage, Inc. by Interwoven, Inc.;

  •
  Concerto Software, Inc. by Melita International, Ltd.;

  •
  Vastera, Inc. by JPMorgan Chase & Company;

  •
  QRS Corporation by Inovis International, Inc.;

  •
  Ross Systems, Inc. by Chinadotcom Corporation (CDC Software Corporation);

  •
  Tarantella, Inc. by Sun Microsystems, Inc.;

  •
  Primus Knowledge Solutions, Inc. by Art Technology Group, Inc.;

  •
  Pivotal Corporation by Chinadotcom Corporation (CDC Software Corporation);

  •
  InteliData Technologies Corporation by Corillian Corporation;

  •
  Virage, Inc. by Autonomy Corporation plc;

  •
  Landacorp, Inc. by SHPS Holdings, Inc.; and

  •
  Optika Inc. by Stellent, Inc.

        The following table presents, as of July 22, 2005, the median premium and the range of premiums for these transactions calculated by dividing:

  (1)
  the offer price per share minus the closing share price of the seller's common stock 20 trading days or one trading day prior to the public announcement of the transaction, by

  (2)
  the closing share price of the seller's common stock 20 trading days or one trading day prior to the public announcement of the transaction:

	Median Premium	Range of Premiums
Premium Paid to Seller's Share Price One Trading Day Prior to Announcement	27.8%	1.9%	-	63.3%
Premium Paid to Seller's Share Price 20 Trading Days Prior to Announcement	39.7%	(8.6)%	-	86.3%

        The following table presents, as of July 25, 2005, the median implied value and the range of implied values of BroadVision common stock, calculated by using the premiums shown above and the share price of BroadVision common stock 20 trading days and one trading day prior:

	Median Implied Value	Range of Implied Values
Premium Paid to Seller's Share Price One Trading Day Prior to Announcement	$1.75	$1.40	-	$2.24
Premium Paid to Seller's Share Price 20 Trading Days Prior to Announcement	$1.68	$1.10	-	$2.24

  Consideration of Present Value of Future Potential Share Price Analysis Based On Revenue

        Jefferies Broadview prepared and reviewed a present value of future potential share price analysis, but it did not employ such an analysis for the purposes of its opinion. As an overview, such an analysis calculates the present value of the projected future price of shares of a company's common stock using BroadVision's projected revenue estimates. The implied share price is calculated using the median TMC / TTM Revenue ratio for BroadVision's public company comparables applied to its projected revenue estimates and discounted based on the capital asset pricing model using the median capital-structure-adjusted beta for the public company comparables. Based on the above-described assumption of the management of BroadVision that, if a sale of BroadVision is not effected, BroadVision is likely to become insolvent before the end of 2005, Jefferies Broadview assumed that BroadVision would not be operating as a going concern by the end of 2005. Based on this assumption, Jefferies Broadview considered the present value of future potential share price analysis to be inappropriate for valuing BroadVision.

  Consideration Of The Discounted Cash Flow Valuation Methodology

        While discounted cash flow is a commonly used valuation methodology, Jefferies Broadview did not employ such an analysis for the purposes of its opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. For a company such as BroadVision, with very limited visibility into intermediate and long-term financial performance, a preponderance of the value in a valuation based on discounted cash flow will be represented by the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of BroadVision. Based on the above-described assumption of the management of BroadVision that BroadVision is likely to become insolvent before the end of 2005, Jefferies Broadview considered a discounted cash flow analysis to be inappropriate for valuing BroadVision.

  Evaluation of the Market for BroadVision

        At the direction of BroadVision, Jefferies Broadview solicited interest from a broad set of prospective strategic and financial buyers of BroadVision and evaluated the available opportunities for selling BroadVision to those prospective buyers. In Jefferies Broadview's view, the price that a willing buyer will pay to a willing seller in a comprehensive and competitive selling process is a significant indicator of the fair market value of a company. In undertaking this effort, Jefferies Broadview conducted an extensive competitive selling process to support the special committee's effort to maximize value for BroadVision stockholders. Jefferies Broadview approached two categories of potential buyers:

  1.
  Strategic Buyers: Jefferies Broadview marketed BroadVision to an extensive set of potential buyers that participate in the applications and infrastructure software markets. These potential buyers provided negative feedback about the strategic and financial value of BroadVision's business, citing, among other reasons, BroadVision's poor financial performance, outdated technology, challenging competitive market environment and product overlap with the potential buyers' own products. At the time Jefferies Broadview delivered its opinion, no strategic buyers were interested in acquiring BroadVision's business.

  2.
  Financial Buyers: Jefferies Broadview marketed BroadVision to a range of financial buyers that had previously expressed interest in evaluating acquisitions of public software companies. This process resulted in only a limited number of financial buyers expressing interest in acquiring BroadVision's business.

        The BroadVision sale process involved multiple rounds of bids and multiple rounds of due diligence with multiple parties. All of the potential buyers reduced their bid prices repeatedly throughout the process as they learned more about BroadVision's financial performance and prospects and as such performance and prospects continued to deteriorate during the process. No potential buyer required BroadVision to sign an exclusivity agreement.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Jefferies Broadview considered the results of all of its analyses as a whole and, except as expressly noted above, did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Jefferies Broadview believes that selecting any portion of its analysis, without considering all analyses, would create an incomplete view of the process underlying its opinion.

        In performing its analyses, Jefferies Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of BroadVision. The analyses performed by Jefferies Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The cash consideration amount pursuant to the merger agreement and other terms of the merger agreement were determined through arm's-length negotiations between BroadVision and Vector Capital, after an extensive competitive selling process, and were approved by BroadVision's board of directors subsequent to the determinations and recommendation of the special committee. Jefferies Broadview did not recommend any specific consideration to the special committee or that any specific consideration constituted the only appropriate consideration with respect to the merger agreement and the transactions contemplated thereby, including the merger. In addition, Jefferies Broadview's opinion and presentation to the special committee was one of many factors taken into consideration by the board of directors in making its decision to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the Jefferies Broadview analyses as described above should not be viewed as determinative of the opinion of the special committee or the board of directors with respect to the value of BroadVision or whether the special committee or the board of directors would have been willing to agree to different consideration.

        Jefferies Broadview acted as financial advisor to the special committee, received a fee from BroadVision upon delivery of its opinion and will receive an additional fee upon the successful conclusion of the merger. In addition, BroadVision has agreed to indemnify Jefferies Broadview and its affiliates in connection with its engagement and to reimburse certain of their expenses. Jefferies Broadview was not requested to provide, or to identify potential sources of, financing to BroadVision or to explore strategic alternatives other than a sale of BroadVision. In the ordinary course of their businesses, Jefferies and its affiliates may publish research reports regarding the securities of BroadVision and its affiliates or affiliates of Bravo Holdco, may trade or hold such securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

Recommendation of the Board of Directors

        At a meeting of the special committee held on July 25, 2005, the special committee unanimously determined that (a) (1) the merger agreement and the merger are advisable and in the best interests of BroadVision and our stockholders and (2) the cash consideration to be received by the holders of BroadVision common stock in the merger is fair to our stockholders, and (b) recommended that our board of directors and stockholders approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger. At a meeting of our board of directors held on July 25, 2005, subsequent to the determinations and recommendation of the special committee, our board of directors, by the unanimous vote of all directors present, (a) determined that (1) the merger agreement and the merger are advisable and in the best interests of BroadVision and our stockholders and (2) the cash consideration to be received for outstanding shares of BroadVision common stock in the merger is fair to our stockholders, (b) approved and adopted the merger agreement and the transactions contemplated thereby, including the merger, and (c) recommended that our stockholders approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger.

        Our board of directors recommends that our stockholders vote "FOR" the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger.

Voting Agreement

        In connection with the execution of the merger agreement, Dr. Chen, on behalf of himself and as Trustee of the Pehong Chen and Adele W. Chi Trustees The Chen Family Trust dated 1/15/93 (the "Chen Trust") executed a voting agreement with and delivered an irrevocable proxy to Bravo Holdco relating to the shares of BroadVision common stock, and options to purchase such shares, owned by Dr. Chen and the Chen Trust. Dr. Chen and the Chen Trust hold an aggregate of 5,874,985 shares of BroadVision common stock (representing approximately 17% of the outstanding shares of BroadVision common stock on July 25, 2005) and options to purchase 1,704,444 shares of BroadVision common stock. The voting agreement and related proxy were amended on August 15, 2005 to correct the number of options held by Dr. Chen, and references to the voting agreement shall include that amendment.

        Under the voting agreement, Dr. Chen agreed, on behalf of himself and the Chen Trust, to vote their shares of BroadVision common stock or other BroadVision securities and any newly acquired shares or other securities:

  •
  in favor of the adoption of the merger agreement, the merger and the other actions contemplated by the merger agreement and any action in furtherance of the foregoing; and

  •
  against any merger, consolidation or other business combination involving us or our subsidiaries (other than the merger contemplated by the merger agreement), any sale or other transfer of all or substantially all of our assets and our subsidiaries, any Takeover Proposal (as defined in the merger agreement and described below), any liquidation, dissolution or winding up of BroadVision, any amendment to our certificate of incorporation or bylaws that is not approved by Bravo Holdco, any dilution in any material respect of the benefits to Bravo Holdco of the merger and the other transactions contemplated by the merger agreement or by the voting agreement, any change in any manner of the voting rights of the common stock, or any action that is intended, or would reasonably be expected, to interfere with or delay the merger or any of the transactions contemplated by the merger agreement.

        Dr. Chen also agreed, on behalf of himself and the Chen Trust, not to sell, encumber, grant an option with respect to or dispose of any of the securities or options of BroadVision owned by Dr. Chen or the Chen Trust, or enter into any agreement or commitment contemplating any of the foregoing except, subject to certain conditions, for transfers to immediate family members or upon the death of the stockholder.

        The voting agreement terminates upon the earlier of the consummation of the merger or the valid termination of the merger agreement.

Interests of Our Directors, Executive Officers and Non-Executive Employees in the Merger

        In considering the recommendation of the special committee and our board of directors in favor of the merger, you should be aware that there are provisions of the merger agreement and other arrangements that will result in certain benefits to certain of our directors, executive officers and non-executive employees, but not to stockholders generally.

Purchase Option Held by Dr. Chen

        Vector Capital has expressed its desire to have Dr. Chen remain involved with our business after the merger and has entered into an arrangement with Dr. Chen under which Dr. Chen may purchase up to 9.5% of the equity securities of Bravo Holdco as of the closing of the merger. As of August    , 2005, Dr. Chen has not purchased or committed to purchase any equity securities in Bravo Holdco. Dr. Pehong's option to purchase such equity securities expires if not exercised by the 15th business day prior to the closing of the merger, but his option will not expire before the expiration of Vector Capital's or any of its affiliates' opportunity to purchase such equity securities expires. In consideration of the option, Dr. Chen agreed, subject to certain limitations, not to solicit any BroadVision employee for a period commencing on July 25, 2005, and ending on the two-year anniversary of the closing of the merger. In addition, Dr. Chen agreed that prior to exercising the option he would negotiate with Vector Capital in good faith with a view to entering into a mutually agreeable and customary two-year non-competition agreement.

Severance Arrangements

  Change of Control Severance Benefit Plans

        Our board of directors adopted a Change of Control Severance Benefit Plan in 2003 to provide for payment of severance benefits to eligible employees whose employment with us is terminated by us without cause or is constructively terminated within one month before or 24 months following a change of control such as the merger. Our board of directors has the authority to designate the employees who may participate in this plan as "eligible employees" and the "level" of each eligible employee's participation as described below.

        A Level I Eligible Employee and a Level II Eligible Employee would be eligible to receive 12 months of continued medical coverage and a lump sum cash payment equal to the eligible employee's annual base salary and target bonus in effect (1) at the consummation of a change of control such as the merger or (2) at the time of the individual's cessation of employment, whichever is greater. Dr. Chen was formally designated by our board of directors as a Level I Eligible Employee on July 21, 2005. Assuming no change in Dr. Chen's annual base salary and target bonus in effect as of July 25, 2005, Dr. Chen would be entitled to receive, in addition to the continued medical coverage, a cash severance amount of $500,000 upon a termination of his employment under the circumstances described above. William Meyer, our executive vice president and chief financial officer, and Alex Kormushoff, our executive vice president of worldwide field operations, and three other non-executive employees, were formally designated by our board of directors as Level II Eligible Employees on July 21, 2005. Assuming no change in Messrs. Meyer's and Kormushoff's base salaries and target bonuses in effect as of July 25, 2005, Mr. Meyer would be entitled to receive, in addition to the continued medical coverage, a cash severance amount of $314,000 upon a termination of his employment under the circumstances described above, and Mr. Kormushoff would be entitled to receive, in addition to the continued medical coverage, a cash severance amount of $330,000 upon a termination of his employment under the circumstances described above. With regard to the three other non-executive employees who are also Level II Eligible Employees, assuming no change in their base salaries and target bonuses in effect as of July 25, 2005, these eligible employee as a group would be entitled to receive, in addition to the continued medical coverage, cash severance amounts of $778,100 in the aggregate upon a termination of their employment under the circumstances described above.

        A Level III Eligible Employee and a Level IV Eligible Employee would be eligible to receive 6 and 3 months, respectively, of continued medical coverage and a lump sum cash payment equal to one-half and one-quarter, respectively, of the eligible employee's annual base salary and target bonus in effect (1) at the consummation of a change of control such as the merger or (2) at the time of the individual's cessation of employment, whichever is greater. Eight non-executive employees were formally designated by our board of directors as Level III Eligible Employees or Level IV Eligible Employees on July 21, 2005. Assuming no change in the eligible employee's base salary and target bonus in effect as of July 25, 2005, these eligible employees as a group would be entitled to receive, in addition to the continued medical coverage, cash severance amounts of approximately $451,786 in the aggregate upon a termination of their employment under the circumstances described above.

        Benefits payable to a participant under our Change of Control Severance Benefit Plan are offset by any other benefits paid to the participant under other similar plans or arrangements (including our Executive Severance Benefit Plan and Executive Agreements described below).

  Executive Severance Plan

        Our board of directors adopted a Executive Severance Benefit Plan in 2003 to provide for payment of severance benefits to eligible employees whose employment with us is involuntarily terminated by us without cause. Our board of directors has the authority to designate eligible employees who may participate in this plan. Messrs. Meyer and Kormushoff have been designated to participate in this plan. Benefits under this plan include a severance payment of four to nine months' base salary and continued medical coverage. If either of Messrs. Meyer or Kormushoff were terminated without cause and entitled to benefits under this plan, amounts payable under this plan would equal up to nine months of base salary and, if as a result of such termination either person was eligible to receive benefits under our Change of Control Severance Benefit Plan described above, any payments made under our Executive Severance Benefit Plan would be used to offset any payments otherwise owed to such person under our Change of Control Severance Benefit Plan.

  Executive Agreements

        In addition, Mr. Meyer's offer letter provides that, in the event Mr. Meyer's employment with us is involuntarily terminated without cause at any time, and if Mr. Meyer does not receive any benefits from our Change of Control Severance Benefit Plan, Mr. Meyer is eligible to receive a severance payment equal to up to nine months of his base salary and, if as a result of such termination he was eligible to receive benefits under our Change of Control Severance Benefit Plan described above in addition to being entitled to benefits under his offer letter, any payments made under the offer letter would be used to offset any payments otherwise owed to him under our Change of Control Severance Plan.

Indemnification of Directors and Executive Officers and Insurance

        The merger agreement provides that all rights of indemnification for acts or omissions occurring at or prior to the merger that exist in favor of individuals who were our directors or officers at or prior to the effective time of the merger as provided in our certificate of incorporation or bylaws or any of our existing indemnification agreements disclosed to Bravo Holdco and in effect as of the date of the merger agreement will continue in full force and effect after the merger in accordance with their terms. Bravo Holdco has agreed to cause the surviving corporation in the merger to fulfill and honor these obligations. The merger agreement further provides that for a period of six years following the effective time of the merger, Bravo Holdco will indemnify and hold harmless each such individual in connection with claims and actions arising out of actions and omissions in his capacity as a director or officer, prior to the effective time of the merger, including in connection with the transactions contemplated by the merger agreement, and pay in advance of the final disposition of such matters, the reasonable expenses of such individual, subject to repayment if it is ultimately determined that such individual is not entitled to be indemnified. Bravo Holdco is entitled but not obligated to participate in the defense and settlement of any such matter. Bravo Holdco and has further agreed that for a period not less than six years following the merger, it will provide, or will cause the surviving corporation to provide, directors' and officers' liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors' and officers' liability insurance policy, for events occurring prior to the effective time of the merger on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement or if such insurance coverage is unavailable, then the best available coverage. However, these insurance coverage obligations will be deemed fully satisfied if our existing directors' and officers' liability insurance policy remains in effect during the six-year period. In addition, if our existing directors' and officers' liability insurance policy does not remain in effect for any reason during the six-year period, then Bravo Holdco and the surviving corporation will not be obligated to pay an aggregate amount of premiums of more than a cap amount of $529,000 but Bravo Holdco and the surviving corporation will be obligated to obtain a policy with the greatest possible coverage for an aggregate amount of premiums not to exceed the cap amount of $529,000.

Directorship in Bravo Holdco

        We understand that it is currently contemplated that no member of our board of directors or management will serve on the Bravo Holdco board of directors.

        Our board of directors, including the members of the special committee, was aware of, and considered the interests of, our directors, executive officers and non-executive employees, and the potential conflicts arising from such interests in its deliberations of the merits of the merger and in approving and adopting the merger agreement and approving the transactions contemplated thereby, including the merger.

Appraisal Rights

        If the merger is completed, holders of BroadVision common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law ("Section 262"), provided that they comply with the conditions established by Section 262.

        The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which is attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

        A record holder of shares of BroadVision common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of the shares of BroadVision common stock held by that stockholder. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of BroadVision common stock" are to the record holder or holders of shares of BroadVision common stock. Except as set forth herein, stockholders of BroadVision will not be entitled to appraisal rights in connection with the merger.

        Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement shall constitute such notice to the record holders of BroadVision common stock.

        Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include the following:

  •
  Stockholders electing to exercise appraisal rights must not vote "for" the approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger. Also, because a submitted proxy not marked "against" or "abstain" will be voted "for" the proposal to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger, the submission of a proxy not marked "against" or "abstain" will result in the waiver of appraisal rights.

  •
  A written demand for appraisal of shares must be filed with us before the taking of the vote on the merger agreement at the special meeting on [    ], 2005. The written demand for appraisal should specify the stockholder's name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its BroadVision common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the merger agreement or an abstention from such vote.

  •
  A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in BroadVision common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

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  A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to BroadVision at 585 Broadway, Redwood City, California 94063, Attention: Corporate Secretary.

        Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

        Within 120 days after the effective time of the merger, either BroadVision or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on BroadVision in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of BroadVision to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that BroadVision will file such a petition or that BroadVision will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of BroadVision common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

        Within 120 days after the effective time of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from BroadVision a statement setting forth the aggregate number of shares of BroadVision common stock not voting in favor of the merger and with respect to which demands for appraisal were received by BroadVision and the number of holders of such shares. Such statement must be mailed within 10 days after the stockholders' request has been received by BroadVision or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

        If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of BroadVision common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

        Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of BroadVision common stock is less than the merger consideration. In determining "fair value", the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.

        The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys' and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

        Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

        At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw the demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders' rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to BroadVision a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except that (1) any such attempt to withdraw made more than 60 days after the Effective Time will require our written approval and (2) no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

        Failure by any BroadVision stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder's appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Delisting and Deregistration of Our Common Stock

        If the merger is completed, BroadVision common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act.

Material United States Federal Income Tax Consequences of the Merger

        The following summary is a general discussion of the material federal income tax consequences to our stockholders whose BroadVision common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions occur in connection with the merger), including, without limitation, any exercise of a BroadVision option or the acquisition or disposition of BroadVision shares other than pursuant to the merger. In addition, it does not address all aspects of federal income taxation that may affect particular holders of BroadVision common stock in light of their particular circumstances, including:

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  stockholders that are insurance companies;

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  stockholders that are tax-exempt organizations;

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  stockholders that are financial institutions or broker-dealers;

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  stockholders who hold their common stock as part of a hedge, straddle or conversion transaction;

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  stockholders that hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code;

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  stockholders who are subject to the federal alternative minimum tax;

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  stockholders who are partnerships;

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  stockholders who acquired their common stock pursuant to the exercise of a stock option or otherwise as compensation; and

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  stockholders who are not citizens or residents of the United States or that are foreign corporations, foreign partnerships or foreign estates or trusts with respect to the United States.

        The following summary also does not address holders of stock options. The following summary assumes that BroadVision stockholders hold their common stock as a "capital asset" (generally, property held for investment).

  Treatment of Holders of Common Stock

        The conversion of BroadVision common stock into the right to receive cash in the merger will be a taxable transaction. Generally, this means that you will recognize a capital gain or loss equal to the difference between (1) the amount of cash you receive in the merger and (2) your adjusted tax basis in the common stock you surrender. For this purpose, if you acquired different blocks of BroadVision common stock at different times for different prices then you must calculate gain or loss separately for each identifiable block of BroadVision common stock surrendered in the exchange.

        Your gain or loss will be long-term if you have held BroadVision common stock for more than one year as of the date of the merger. Under current law, long-term capital gains of stockholders who are individuals, trusts and estates are subject to a maximum federal income tax rate of 15% Capital losses are subject to limitations on deductibility for both corporations and individuals.

  Backup Withholding

        A holder of BroadVision common stock may be subject to "backup withholding" with respect to certain "reportable payments" including taxable proceeds received in exchange for the stockholder's shares of BroadVision common stock in the merger. The current backup withholding rate is 28%. Backup withholding will generally not apply, however, to a holder of BroadVision common stock who furnishes the paying agent with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who is otherwise exempt from backup withholding, such as a corporation. In addition, certain foreign persons such as certain nonresident aliens may establish an exemption from backup withholding by delivering the proper version of Form W-8. Each holder of BroadVision common stock and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal (or other applicable form such as a Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to a holder of BroadVision common stock under the backup withholding rules generally will be allowed as a credit against that stockholder's United States federal income tax liability.

        The tax law is very complex. The foregoing discussion of the federal income tax consequences of the merger is for our stockholders' general information only and contains statements regarding general tax principles that may not be specific to your tax situation. Accordingly, you should consult your own tax advisors with respect to the particular tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Regulatory Matters

        At any time before or after the completion of the merger, any state, foreign country, or private individual could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

THE MERGER AGREEMENT

        The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Merger Consideration

        Upon completion of the merger, each outstanding share of BroadVision common stock, other than shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $0.84 in cash, without interest. The price of $0.84 per share was determined through arm's-length negotiations between the special committee and Bravo Holdco. Upon completion of the merger, no shares of BroadVision common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

        In addition, as described in more detail below under "The Noteholders Agreement," on July 25, 2005, we entered into an agreement, referred to as the noteholders agreement, with certain of the holders of the outstanding convertible notes that we originally issued pursuant to the terms of a Securities Purchase Agreement dated as of November 10, 2004, referred to as the purchase agreement, regarding the treatment in connection with the merger of the notes and warrants issued to the noteholders under the purchase agreement. Under the terms of the noteholder agreement, all principal and accrued interest on the notes that is outstanding at the effective time of the merger, together with certain other amounts payable to the noteholders, will be repaid within one business day following the effective time of the merger and the notes and warrants will be extinguished. Subject to our performance of our obligations under the noteholders agreement, the noteholders have consented to the completion of the merger.

        Bravo Holdco has represented to us that, at the effective time of the merger, it will have sufficient cash resources that, together with the cash that Bravo Holdco may cause the surviving corporation to deposit with the paying agent immediately following the effective time of the merger in accordance with the merger agreement (the "Surviving Corporation Payment Fund"), will enable it to pay the aggregate merger consideration payable to the holders of our common stock and all amounts payable pursuant to the noteholder agreement. Our obligation to complete the merger is conditioned upon, among other things, this representation being true and correct as of the closing date. In addition, Bravo Holdco and we have received an executed copy of the commitment letter pursuant to which Vector Capital is committed to invest an amount in cash in Bravo Holdco as a source of funding for the merger that, together with the Surviving Corporate Payment Fund, is equal to the aggregate merger consideration payable to the holders of our common stock. Vector Capital's commitment to invest such amount in Bravo Holdco is conditioned only upon the prior fulfillment or waiver in writing by Bravo Holdco of each and all of the conditions precedent to Bravo Holdco's and Merger Sub's obligations to consummate the merger under the merger agreement, as described in more detail below under "The Commitment Letter."

Conversion of Shares; Procedures for Exchange of Certificates

        Effective automatically upon completion of the merger, you will have the right to receive $0.84 per share in cash, without interest. Prior to the effective time of the merger, Bravo Holdco will designate a bank or trust company reasonably acceptable to us to act as paying agent under the merger agreement. Immediately following the effective time of the merger, Bravo Holdco will deposit, or cause to be deposited, with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of BroadVision common stock. Subject to certain limitations, following the effective time of the merger, Bravo Holdco may cause the surviving corporation to deposit a portion of the cash amount required to enable the paying agent to pay the aggregate merger consideration to the holders of shares of BroadVision common stock.

        As promptly as practicable after the effective time of the merger, the paying agent will mail to each record holder of shares a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions, and such other customary documents as the paying agent may require, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of common stock previously represented by such stock certificate shall have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be canceled.

        In the event of a transfer of ownership of shares of common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

        If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

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  you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

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  if required by Bravo Holdco, you post a bond in such reasonable amount as Bravo Holdco may direct as indemnity against any claim that may be made with respect to that certificate against Bravo Holdco.

        You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the effective time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

        Six months after the effective time, the paying agent will deliver to the surviving corporation any funds made available to the paying agent that have not been disbursed to holders of BroadVision stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such six month period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

        The cash paid to you upon conversion of your shares of BroadVision common stock will be issued in full satisfaction of all rights relating to the shares of BroadVision common stock.

Effect on BroadVision Stock Options

        Each stock option to acquire BroadVision common stock outstanding at the effective time of the merger, whether or not then vested or exercisable, will be accelerated in accordance with the terms of our stock option plans (subject to any contrary terms of lesser acceleration specifically provided for in the terms of the grant documents related to a particular stock option) and canceled and our stock option plans will be terminated. In consideration of the cancellation of such stock options, immediately following the effective time of the merger, Bravo Holdco shall cause the surviving corporation to deposit in a bank account an amount of cash for each option then outstanding (subject to any applicable withholding tax) equal to the product of (1) the excess of the merger consideration over the per share exercise price of such stock option, multiplied by (2) the aggregate number of shares of common stock then subject to such stock option, taking into account the acceleration provided for under the terms of our stock option plans and related grant documents, together with instructions that such cash be promptly distributed following the effective time of the merger to the holders of such options. However, there are no outstanding stock options to acquire BroadVision common stock with a per share exercise price below the merger consideration and therefore we do not expect that any merger consideration will be paid in respect of outstanding BroadVision stock options.

Effect on BroadVision Employee Stock Purchase Plan

        Our employee stock purchase plan will be terminated immediately prior to the effective time of the merger and, with respect to any offering period underway as of the entry into the merger agreement, the last day of such offering period shall be the day immediately preceding the effective time of the merger, with such pro rata adjustments as may be necessary to reflect the shortened offering period. No new offering periods will commence and there will be no increase in any participant's level of participation under our employee stock purchase plan after the entry into the merger agreement. In addition, no new participants shall be permitted to enroll in our employee stock purchase plan other than participants who first became eligible to participate in the plan within the 90 day period preceding the entry into the merger agreement.

Effective Time of the Merger

        The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Bravo Holdco, Merger Sub and us and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. Upon the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, we will merge with and into Merger Sub, and Merger Sub will survive the merger as a wholly owned Delaware subsidiary of Bravo Holdco. Prior to the closing date, Bravo Holdco may, at its option, elect to amend the merger agreement to provide for a merger of Merger Sub or any other affiliate of Bravo Holdco or any affiliate of Vector Capital with and into us, or of us with and into an affiliate of Bravo Holdco or an affiliate of Vector Capital.

Representations and Warranties

        The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub" in the merger agreement included as Annex A to this proxy statement. However, the assertions embodied in these representations and warranties were made only for purposes of the merger agreement and as of specific dates and were solely for the benefit of each party to the agreement. Such representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing the matters addressed in the representations and warranties as matters of fact. In addition, such representations and warranties may be subject to standards of materiality that differ from those applicable to our stockholders and such representations and warranties are qualified by information in a confidential disclosure schedule that we provided to Bravo Holdco in connection with the signing of the merger agreement. While we do not believe that it contains information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in our general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in our public disclosures.

        The merger agreement contains customary representations and warranties of us (including our subsidiaries) as to, among other things:

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  our organization, good standing and corporate power;

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  our capitalization;

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  authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of our stockholders, third parties and governmental authorities relating to, the merger agreement;

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  our SEC documents, internal controls and liabilities;

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  certain changes or events since December 31, 2004;

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  legal proceedings;

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  compliance with laws and permits;

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  information in this proxy statement;

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  tax matters;

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  employee benefits and labor matters;

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  environmental matters;

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  contracts;

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  real property;

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  title to properties;

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  intellectual property;

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  insurance;

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  opinion of Jefferies Broadview, the financial advisor to the special committee;

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  brokers and other advisors;

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  state takeover statutes;

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  change of control payments;

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  commercial relationships; and

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  transfers by directors and officers of BroadVision common stock.

        In addition, the merger agreement contains representations and warranties by Bravo Holdco and Merger Sub as to:

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  organization, good standing and corporate power;

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  authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of third parties and governmental authorities relating to, the merger agreement;

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  information supplied by or on behalf of Bravo Holdco and Merger Sub in this proxy statement;

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  ownership and operations of Merger Sub;

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  financing, including sufficient cash to pay the aggregate merger consideration payable to the holders of our common stock and all amounts payable in respect of the notes pursuant to the noteholder agreement;

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  brokers and other advisors; and

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  ownership of capital stock of BroadVision.

        The representations and warranties of us, Bravo Holdco Holdings and Merger Sub will expire upon completion of the merger.

Covenants

  Conduct of Our Business

        We have agreed in the merger agreement that, except as permitted or contemplated by the merger agreement, required by law or consented to by Bravo Holdco in writing (which consent may not be unreasonably withheld or delayed), we will conduct our business in the ordinary course, consistent with past practice, and use all commercially reasonable efforts (1) to comply in all material respects with all applicable laws and the requirements of all material contracts, maintain and preserve intact our business organization and the goodwill of those having business relationships with us and retain the services of our present officers and employees, and (2) not to make, commit to make or accrue any operating expenses in excess of certain thresholds set forth in the merger agreement. We further agreed that if Bravo Holdco or we reasonably expect that we will generate losses from operations during the then-current quarter, we will consult with Bravo Holdco in good faith to make such operational adjustments as we determine to be reasonably necessary to avoid those losses.

        In addition, we have agreed that, subject to specified exceptions and except as permitted or contemplated by the merger agreement, required by law or consented to by Bravo Holdco in writing (which consent may not be unreasonably withheld or delayed), we will not:

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  issue, sell, grant, dispose of, pledge or otherwise encumber any notes, bonds, debentures or other debt securities, shares of our capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of our capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of our capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of our capital stock, voting securities or equity interests;

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  redeem, purchase or otherwise acquire any of our outstanding shares of capital stock or any rights, warrants or options to acquire any shares of our capital stock;

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  declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of our capital stock or otherwise make any payments to our stockholders in their capacity as stockholders;

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  split, combine, subdivide or reclassify any shares of our capital stock;

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  amend any material term of any of our outstanding securities;

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  incur any indebtedness for borrowed money or guarantee any indebtedness in an amount exceeding $50,000 outstanding at any time and other than in the ordinary course of business consistent with past practice;

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  sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of our properties or assets to any person or entity, except licenses granted by us to distributors, resellers and customers for customers' use of our products and services in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of the merger agreement and disclosed to Bravo Holdco;

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  make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $50,000 in the aggregate during any three-consecutive month period;

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  make any acquisition (by purchase of securities or assets, merger or consolidation, or otherwise) of any other entity, business, or material assets;

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  make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance to, or guarantee for the benefit of, any person or entity;

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  increase in any manner the benefits, compensation, bonus or bonus opportunity of any of our directors, officers, employees or consultants;

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  enter into any indemnification agreement or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan or contract with, for or in respect of, any stockholder, director, officer, other employee or consultant or enter into or amend any agreement with any such person the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving us that is in the nature of the merger;

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  hire any employee except for the replacement of any current employee terminated for any reason, with the replacement employee receiving substantially similar or lesser compensation and benefits as the terminated employee;

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  terminate any existing maintenance arrangement with any customer and enter into a new contract with that customer or any of its affiliates;

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  enter into a contract providing for a maintenance term longer than twelve months;

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  enter into, or materially amend, modify or supplement any material contract outside the ordinary course of business consistent with past practice or waive, release, grant, assign or transfer any of our material rights or claims or settle any material litigation or claim made against us;

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  except for customer and reseller contracts entered into in the ordinary course of business as specifically permitted under the merger agreement, renegotiate or enter into any new license, agreement or arrangement relating to any intellectual property sold or licensed by us;

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  establish or acquire any subsidiary;

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  make or change any material election concerning taxes or tax returns, settle any material tax liability, change any tax accounting period or method of tax accounting, file any amendment to a tax return, enter into any closing agreement relating to any material tax, surrender any right to claim a material tax refund, or consent to any extension or waiver of the statue of limitations period applicable to any material tax claim or assessment;

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  revalue any material assets or make any material changes in financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in generally accepted accounting principles or applicable law;

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  amend our charter documents;

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  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; or

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  agree, in writing or otherwise, to take any of the foregoing actions.

        The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled "Conduct of Business of the Company" in Annex A to this proxy statement.

  No Solicitation of Transactions

        We have agreed, prior to the merger becoming effective or being terminated in accordance with its terms, to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed not to directly or indirectly:

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  solicit, initiate or knowingly encourage the initiation of any proposals that constitute, or that would reasonably be expected to lead to, any Takeover Proposal (as defined below);

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  participate in any discussions with any third party regarding, or furnish to any third party any information with respect to, any Takeover Proposal;

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  enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Takeover Proposal; or

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  terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement;

        and have agreed that:

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  within one business day after any of our executive officers or directors becomes aware that any proposal has been received, any information has been requested from or any discussions or negotiations have been sought to be initiated or continued with us in respect of a Takeover Proposal, we shall so advise Bravo Holdco, including the material terms and conditions of the Takeover Proposal and the identify of the person or entity making the Takeover Proposal, and shall advise Bravo Holdco of any amendments proposed by such person or entity regarding the Takeover Proposal;

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  our board of directors shall not, nor shall any committee of our board recommend that the board, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Bravo Holdco, our board of directors' recommendation that our stockholders approve and adopt the merger agreement;

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  the special committee shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Bravo Holdco, the special committee's recommendation that (1) our board of directors' approve and adopt the merger agreement and the transactions contemplated thereby and (2) our stockholders approve and adopt the merger agreement;

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  neither our board of directors nor any committee of our board shall approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; and

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  neither our board of directors nor any committee of our board shall authorize or cause us to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement related to any Takeover Proposal.

        Notwithstanding these limitations:

  •
  if we receive a bona fide written Takeover Proposal that was not solicited by us in violation of the merger agreement and with respect to which our board of directors (or the special committee) determines in good faith (1) constitutes or could reasonably be expected to constitute a Superior Proposal (as defined below) and (2) after consulting with outside legal counsel, that the failure to take the following action would be inconsistent with its fiduciary duties to our stockholders, then we may (but only prior to obtaining stockholder approval and adoption of the merger agreement and, at least two days prior to taking any of the following actions, so notifying Bravo Holdco), in response to such Takeover Proposal (x) furnish information to the person or entity making such Takeover Proposal, and (y) participate in discussions and negotiations with such person or entity regarding such Takeover Proposal; provided, that such person enters into a confidentiality agreement with us, and provided, further that we keep Bravo Holdco reasonably informed of the material issues related to the Takeover Proposal and provide Bravo Holdco with copies of all written materials exchanged between us and such person or entity; and

  •
  at any time prior to obtaining stockholder approval and adoption of the merger agreement, (1) our board of directors may withdraw or modify its recommendation that our stockholders adopt the merger agreement, the special committee may withdraw or modify its recommendations with respect to the merger agreement and the transactions contemplated thereby, and our board of directors (or the special committee) may recommend a Takeover Proposal, if our board of directors (or the special committee) determines in good faith, after consulting with outside legal counsel, that such withdrawal, modification or recommendation is required in order for it to comply with its fiduciary duties to our stockholders and (2) our board of directors or the special committee may, contemporaneously with the termination by us of the merger agreement in response to a Superior Proposal as specified in the merger agreement, cause us to enter into an agreement, contract or commitment related to any Takeover Proposal;

    provided, that at least five business days prior to withdrawing or modifying such board or special committee recommendations or recommending a Takeover Proposal or terminating the merger agreement, our board of directors notifies Bravo Holdco of such action proposed to be taken and, during such five business day period, our board of directors or the special committee negotiates in good faith with Bravo Holdco with respect to a revised proposal, if any, from Bravo Holdco to acquire the BroadVision common stock.

        Under the merger agreement, "Takeover Proposal" means any proposal or offer from any person or entity (other than Bravo Holdco and its affiliates) providing for any:

  •
  acquisition (whether in a single transaction or a series of related transactions) of our assets having a fair market value equal to 10% or more of our consolidated assets;

  •
  direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 10% or more of our voting power;

  •
  tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 10% or more of our voting power;

  •
  merger, consolidation, share exchange, business combination, recapitalization or similar transaction (other than mergers, consolidations, business combinations or similar transactions involving solely us and/or one or more of our subsidiaries); or

  •
  public announcement of any agreement, proposal or plan to do any of the foregoing.

        Under the merger agreement, "Superior Proposal" means a bona fide written offer to acquire, for consideration consisting of cash and/or securities, equity securities or our assets, made by a third party, which is on terms and conditions that our board of directors or the special committee determines in its good faith judgment (after consultation with an independent financial advisor of nationally recognized reputation) to be more favorable to our stockholders than the merger (including any adjustment to the terms and conditions of the merger proposed in writing by Bravo Holdco in response to such proposal) and is, in the good faith judgment of our board of directors or the special committee), reasonably capable of being consummated in a timely manner (taking into account, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such proposal and any antitrust or competition law approvals or non-objections).

  Other Covenants

        The merger agreement contains a number of other covenants, including covenants relating to:

  •
  preparation of this proxy statement and holding of the special meeting;

  •
  recommendation by our board of directors that our stockholders adopt the merger agreement;

  •
  use of commercially reasonable efforts to consummate the merger as promptly as practicable;

  •
  public announcements related to the merger agreement and the transactions contemplated thereby;

  •
  access to information and confidentiality;

  •
  notification of breaches of representations and warranties and covenants;

  •
  indemnification and insurance;

  •
  securityholder litigation related to the merger agreement and the transactions contemplated thereby;

  •
  employee benefits;

  •
  resignations; and

  •
  cooperation by us in connection with the arrangement of any financings.

Conditions to the Merger

        The parties' obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the adoption of the merger agreement by the requisite vote of our stockholders;

  •
  the expiration or termination of any applicable waiting periods under foreign antitrust laws and the receipt of any required foreign antitrust approvals; and

  •
  no law, injunction, judgment or ruling shall have been enacted or shall be in effect that enjoins, restrains, prevents or prohibits the completion of the merger, makes the completion of the merger illegal or imposes material limitations on the ability of Bravo Holdco and Merger Sub effectively to acquire or hold our business.

        Bravo Holdco's and Merger Sub's obligations to complete the merger are also subject to the satisfaction or waiver of the following conditions:

  •
  our representations and warranties must be true and correct on and as of the date of the closing of the merger, disregarding all qualifications and exceptions relating to materiality or a material adverse effect on us (as described below), except where the failure of such representations or warranties to be true and correct, individually or in the aggregate, does not constitute a material adverse effect on us; provided that selected representations and warranties must be true and correct on and as of the date of the closing of the merger in all material respects, disregarding all qualifications and exceptions relating to materiality but giving effect to those relating to material adverse effect on us; and provided, further that if a representation and warranty relates to a specific date, it need only be true and correct as of that date;

  •
  we must have performed in all material respects all of our obligations under the merger agreement on or prior to the closing date;

  •
  since the date of the merger agreement through the closing date of the merger, there must not have been any change, event, occurrence or circumstance that, individually or in the aggregate, constitutes a material adverse effect on us;

  •
  there must not be any legal, administrative, arbitral or other proceeding pending before any governmental entity in which a governmental entity is a party that would or would reasonably be expected to restrain, enjoin, prevent, prohibit or make illegal the completion of the merger or impose material limitations on the ability of Bravo Holdco to effectively exercise full rights of ownership of all shares of the surviving corporation in the merger;

  •
  the noteholders agreement must be in full force and effect as of the closing of the merger and must cover all the notes and warrants issued and outstanding, and the notes must have been cancelled and extinguished and all warrants cancelled or terminated, prior to or concurrent with the closing, for the aggregate consideration provided for in the noteholders agreement;

  •
  Bravo Holdco must have received an officer's certificate certifying as to the satisfaction of certain closing conditions; and

  •
  we must have delivered to Bravo Holdco a properly executed notice in a form reasonably acceptable to Bravo Holdco for purposes of satisfying Bravo Holdco's obligations under Section 897 and 1445 of the Code.

        The merger agreement provides that a "material adverse effect" on us means any change, event, occurrence or circumstance that, either alone or in combination with other changes, events, occurrences or circumstances, has or is reasonably likely to have a material adverse effect on our business, results of operations, condition (financial or otherwise), assets (tangible or intangible), liabilities (including contingent liabilities) or operations, or could reasonably be expected to prevent or delay beyond December 31, 2005 our consummation of the merger, except that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a material adverse effect on us: (1) any change, event, occurrence or circumstance relating to the U.S. or any foreign economy in general to the extent not disproportionately affecting us; (2) any change, event, occurrence or circumstance relating to the industries in which we operate to the extent not disproportionately affecting us; (3) any change, event, occurrence or circumstance relating to acts of terrorism, war, national or international calamity or any other similar event to the extent not disproportionately affecting us; (4) any change, event, occurrence or circumstance that arises out of or results from any loss of or delay in placing customer orders that arises from or by virtue of the announcement or pendency of the merger agreement and the transactions contemplated thereby; or (5) our failure to meet internal or analysts' expectations or projections (it being understood that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded by the foregoing).

        Our obligation to complete the merger is also subject to the satisfaction or waiver of the following conditions:

  •
  Bravo Holdco's and Merger Sub's representations and warranties must be true and correct on and as of the date of the closing of the merger, except where the failure of such representations or warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair Bravo Holdco's or Merger Sub's ability to consummate the transactions contemplated by the merger agreement; provided that if a representation and warranty relates to a specific date, it need only be true and correct as of that date;

  •
  Bravo Holdco and Merger Sub must have performed in all material respects all of their respective obligations under the merger agreement on or prior to the closing date; and

  •
  we must have received a certificate from an officer of Bravo Holdco certifying as to the satisfaction of certain closing conditions.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger:

  •
  by the mutual written consent, duly authorized, of us and Bravo Holdco;

  •
  by either us or Bravo Holdco if:

  •
  the merger is not completed by December 31, 2005; provided that a party may not so terminate the merger agreement if the failure of the merger to be completed was primarily due to the failure of that party or its affiliate to perform any of its obligations under the merger agreement;

  •
  any law, injunction, judgment or ruling shall have been enacted and shall have become final and nonappealable that enjoins, restrains, prevents or prohibits the completion of the merger or makes the completion of the merger illegal; or

  •
  the required vote of our stockholders to adopt the merger agreement is not obtained at a meeting of our stockholders duly convened therefor or at any adjournment or postponement thereof;

  •
  by Bravo Holdco if:

  •
  there is an inaccuracy in any our representations and warranties such that the closing condition related to the truth and correctness of our representations and warranties would not be satisfied, or we fail to have performed in all material respects all of our obligations under the merger agreement such that the closing condition related to the performance of our obligations would not be satisfied, subject to our ability to cure such inaccuracy or failure within 20 business days after we receive notice thereof; or

  •
  there has been a Triggering Event, which is any of the following: our board of directors withdraws or modifies its recommendation that our stockholders adopt the merger agreement; the special committee withdraws or modifies its recommendation that our board of directors' approve and adopt the merger agreement and the transactions contemplated thereby and our stockholders adopt the merger agreement; we fail to include in this proxy statement our board of directors recommendation that our stockholders adopt the merger agreement; our board of directors fails to reaffirm its recommendation within ten business days after Bravo Holdco requests in writing that such recommendation be reaffirmed at any time following a Takeover Proposal; our board of directors or any committee thereof, approves or recommends any Takeover Proposal; we materially breach any of our obligations with respect to a Takeover Proposal; we enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement, contract or commitment accepting any Takeover Proposal; or a tender or exchange offer relating to our securities is commenced by a person unaffiliated with Bravo Holdco and we fail to send to our securityholders within ten business days after such tender or exchange offer is first published sent or given, a statement disclosing that we recommend rejection of such tender or exchange offer;

  •
  by us:

  •
  if there is an inaccuracy in any of the representations and warranties of Bravo Holdco or Merger Sub such that the closing condition related to the truth and correctness of their representations and warranties would not be satisfied, or they fail to have performed in all material respects all of their obligations under the merger agreement such that the closing condition related to the performance of their obligations would not be satisfied, subject to their ability to cure such inaccuracy or failure within 20 business days after Bravo Holdco receives notice thereof; or

  •
  at any time prior to our stockholders adopting the merger agreement, in response to a Superior Proposal that was unsolicited and did not otherwise result from a breach of any of our obligations with respect to a Takeover Proposal, but only (1) after we have provided Bravo Holdco with a written notice of our intent to exercise such right to terminate which notice describes the Superior Proposal and the parties thereto, (2) if within five business days following the delivery of such notice, Bravo Holdco does not propose adjustments in the terms and conditions of the merger agreement that our board of directors (or the special committee) determines in its good faith judgment (after consultation with an independent financial advisor) to be as favorable or more favorable to our stockholders than such Superior Proposal, and (3) concurrently with such termination, we enter into an agreement, contract or commitment related to such Superior Proposal.

Fees and Expenses

        Pursuant to the merger agreement, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, referred to in this section as fees and expenses, shall be paid by the party incurring such fees or expenses. However, we must reimburse Bravo Holdco for the documented expenses incurred by Bravo Holdco, Merger Sub and Vector Capital, in an amount not to exceed $980,000, if the merger agreement is terminated: by us or Bravo Holdco because the merger is not completed by December 31, 2005; by us or Bravo Holdco because our stockholders do not adopt the merger agreement at the special meeting or at any adjournment or postponement thereof; by Bravo Holdco due to our breach of any representations and warranties or covenants in the merger agreement that cause any of the related closing conditions not to be satisfied; by Bravo Holdco following the occurrence of a Triggering Event; or by us in response to a Superior Proposal. Bravo Holdco must reimburse us for our documented fees and expenses, in an amount not to exceed $980,000, if we terminate the merger agreement due to the breach by Bravo Holdco or Merger Sub of any of their representations and warranties or covenants in the merger agreement that cause any of the related closing conditions not to be satisfied. Any such payment of fees and expenses in connection with termination of the merger agreement must be made within two business days after such termination.

        In addition, we must pay to Bravo Holdco the greater of (1) $862,600, referred to as the termination fee, and (2) the documented fees and expenses of Bravo Holdco, Merger Sub and Vector Capital, if the merger agreement is terminated under any of the following termination provisions:

  •
  we or Bravo Holdco terminate the merger agreement because the merger is not completed by December 31, 2005 or our stockholders do not adopt the merger agreement at the special meeting or at any adjournment or postponement thereof, and (1) prior to the time of such termination a Takeover Proposal shall exist or have been proposed and (2) within twelve months after the date of such termination we have entered into a binding agreement with respect to, or have consummated, an Acquisition Transaction (as described below);

  •
  Bravo Holdco terminates the merger agreement due to our breach of any representations and warranties or covenants in the merger agreement that cause any of the related closing conditions not to be satisfied, and (1) such breach was willful or intentional on our part, (2) prior to the time of such termination a Takeover Proposal shall exist or have been proposed and (3) within twelve months after the date of such termination we have entered into a binding agreement with respect to, or have consummated, an Acquisition Transaction;

  •
  we terminate the merger agreement in response to a Superior Proposal; or

  •
  Bravo Holdco terminates the merger agreement following the occurrence of a Triggering Event.

        Under the merger agreement, "Acquisition Transaction" means any transaction or series of transactions involving any:

  •
  acquisition (whether in a single transaction or a series of related transactions) of our assets having a fair market value equal to 50% or more of our consolidated assets;

  •
  direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 35% or more of our voting power;

  •
  tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 35% or more of our voting power; or

  •
  merger, consolidation, share exchange, business combination, recapitalization or similar transaction (other than mergers, consolidations, business combinations or similar transactions involving solely us and/or one or more of our subsidiaries).

THE COMMITMENT LETTER

        The following description summarizes the material provisions of the commitment letter and is qualified in its entirety by reference to the complete text of the commitment letter. The commitment letter is included as Annex D to this proxy statement. We encourage you to read it carefully and in its entirety.

        Under the commitment letter, Vector Capital committed to invest an amount in cash in Bravo Holdco as a source of funding for the merger that, together with the amount of cash that Bravo Holdco may cause the surviving corporation to deposit with the paying agent, is equal to the aggregate merger consideration payable to the holders of our common stock. Vector Capital's commitment to invest such amount is conditioned only upon the prior fulfillment or waiver in writing by Bravo Holdco of each and all of the conditions precedent to Bravo Holdco's and Merger Sub's obligations to consummate the merger under the merger agreement.

        Vector Capital further agreed that in the event that a court renders a judgment in a legal proceeding in which we claim or allege that Bravo Holdco or Merger Sub has breached or committed a default under the merger agreement, and the terms of such judgment require that Bravo Holdco or Merger Sub make a cash payment to us, then Vector Capital will invest in Bravo Holdco for the purpose of funding such judgment an amount in cash that is equal to the lesser of $4,000,000 or the cash payment required by the judgment. In addition, Bravo Holdco and Vector Capital agreed not to cause or permit the redemption or repurchase by Bravo Holdco of any securities of Bravo Holdco held by Vector Capital until the cash payment required by such judgment has been paid in full by Bravo Holdco and/or Merger Sub to us.

THE NOTEHOLDERS AGREEMENT

        The following description summarizes the material provisions of the noteholders agreement and is qualified in its entirety by reference to the complete text of the noteholders agreement. The noteholders agreement is included as Exhibit 10.1 to our current report on Form 8-K filed on July 29, 2005 with the SEC. We encourage you to read it carefully and in its entirety.

        On July 25, 2005, we entered into an agreement with certain of the holders of our outstanding convertible notes, which we originally issued pursuant to the terms of a Securities Purchase Agreement dated as of November 10, 2004, regarding the treatment in connection with the merger of the notes and warrants issued to the noteholders under the purchase agreement. Under the terms of the noteholder agreement, all principal and accrued interest on the notes that is outstanding at the effective time of the merger, together with certain other amounts payable to the noteholders, will be repaid within one business day following the effective time of the merger and the notes and warrants will be extinguished. Subject to our performance of our obligations under the noteholders agreement, the noteholders have consented to the completion of the merger.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of August 15, 2005 by: (a) all current directors; (b) all executive officers; (c) all executive officers and directors as a group; and (d) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares (#)	Percent of Total (%)
Pehong Chen(2)	7,413,689	20.7
William E. Meyer(3)	170,061	*
Alex Kormushoff(4)	77,083	*
David L. Anderson(5)	70,967	*
James D. Dixon(4)	41,250	*
Robert Lee(4)	16,250	*
Roderick C. McGeary(4)	22,250	*
T. Michael Nevens(4)	37,500	*
Bravo Holdco(6) 465 Montgomery Street, 19th Floor San Francisco, California 94111 c/o Vector Capital Corporation	7,413,689	20.7
All current directors and executive officers as a group (8 persons)(7)	7,849,300	21.6

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 34,320,137 shares outstanding on August 15, 2005, adjusted as required by rules promulgated by the SEC. Our directors and executive officers can be reached c/o BroadVision, Inc., 585 Broadway, Redwood City, California 94063.

(2)
Consists of 5,874,985 shares of Common Stock beneficially owned by the Chen Trust and an aggregate of 1,538,704 shares of Common Stock issuable upon exercise of stock options granted to Dr. Chen which may be exercised within 60 days of the date of August 15, 2005. Excludes outstanding options to purchase 165,740 shares of Common Stock which are not exercisable within 60 days of August 15, 2005. Excludes 300,000 shares of BroadVision common stock held in trust by independent trustees for the benefit of Dr. Chen's children.

(3)
Includes 155,000 shares of BroadVision common stock issuable upon the exercise of stock options exercisable within 60 days of August 15, 2005.

(4)
Represents shares of BroadVision common stock issuable upon the exercise of stock options exercisable within 60 days of August 15, 2005.

(5)
Includes 40,134 shares of BroadVision common stock issuable upon the exercise of a stock option exercisable within 60 days of August 15, 2005 and 30,833 shares held by The Anderson Living Trust, of which Mr. Anderson is Trustee.

(6)
Consists of the 5,874,985 shares of Common Stock beneficially owned by the Chen Trust and the aggregate of 1,538,704 shares of Common Stock issuable upon exercise of stock options granted to Dr. Chen which may be exercised within 60 days of the date of August 15, 2005 (excludes outstanding options to purchase 165,740 shares of Common Stock which are not exercisable within 60 days of August 15, 2005) for which beneficial ownership may be attributable to Bravo Holdco and Vector Capital as a result of the Voting Agreement entered into concurrently with the execution of the Merger Agreement by and between Bravo Holdco and Dr. Chen (as subsequently amended on August 15, 2005).

(7)
Includes the information contained in notes (2) through (5) above for our directors and executive officers as of August 15, 2005.

        Immediately prior to the effective time of the merger, a percentage of the unvested stock options held by our executive officers and directors will immediately vest and become exercisable. All stock options will be automatically converted into the right to receive an amount in cash equal to, for each share of BroadVision common stock underlying such option, the excess (if any) of $0.84 over the exercise price per share of such option.

MARKET FOR THE COMMON STOCK; DIVIDEND DATA

        BroadVision common stock is quoted on the Nasdaq National Market under the ticker symbol "BVSN." This table shows, for the periods indicated, the high and low sales price per share for BroadVision common stock as reported by the Nasdaq National Market.

	High	Low
Fiscal Year 2005
First Quarter	$2.77	$1.65
Second Quarter	1.86	1.06
Third Quarter (through [ ], 2005)	[ ]	[ ]
Fiscal Year 2004
First Quarter	$9.05	$4.28
Second Quarter	6.87	2.92
Third Quarter	4.35	2.10
Fourth Quarter	3.13	2.05
Fiscal Year 2003
First Quarter	4.50	3.60
Second Quarter	7.69	3.75
Third Quarter	6.95	4.52
Fourth Quarter	5.71	4.14

        As of [                        ], 2005, there were [    ] holders of record of BroadVision common stock. The high and low sales price per share for BroadVision common stock as reported by the Nasdaq National Market on [                        ], 2005, the latest practicable trading day before the filing of this proxy statement was $[    ] and $[    ], respectively.

        We have not declared or paid any cash dividends on our capital stock previously. Historically, we have retained earnings, if any, to support the development of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs. Following the merger, BroadVision common stock will not be traded on any public market.

OTHER MATTERS

        As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the special meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

Adjournments

        The special meeting may be adjourned without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of BroadVision common stock present, in person or by proxy, and entitled to vote at the special meeting. We are soliciting proxies to grant the authority to vote in favor of adjournment of the special meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger. Our board of directors recommends that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

Stockholder Proposals

        We will hold an annual meeting of stockholders in 2006, only if the merger is not completed.

        The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2006 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is December 23, 2005. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of this year's annual meeting, which was held on May 24, 2005. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Where You Can Find More Information

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

        Bravo Holdco has supplied all information contained in this proxy statement relating to Bravo Holdco and Merger Sub, Vector Capital has supplied all information contained in this proxy statement relating to itself and we have supplied all information relating to us.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [    ], 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER
Dated as of July 25, 2005
among
Bravo Holdco,
Bravo Merger Sub, LLC
and
BroadVision, Inc.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2005 (this "Agreement"), is among Bravo Holdco, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), Bravo Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of Parent ("Merger Sub"), and BROADVISION, INC., a Delaware corporation (the "Company"). Certain terms used in this Agreement are used as defined in Section 8.12.

        WHEREAS, a special committee of the Board of Directors of the Company, consisting solely of four disinterested directors (the "Special Committee"), on the terms and subject to the conditions provided for in this Agreement, has unanimously (a) determined that (i) this Agreement and the merger of the Company with and into Merger Sub (the "Merger"), are advisable and in the best interests of the Company and its stockholders, and (ii) the cash consideration to be received for outstanding shares of Company Common Stock in the Merger is fair to the stockholders of the Company, (b) recommended that the Board of Directors of the Company approve and adopt this Agreement and approve the Transactions, (c) recommended approval and adoption by the stockholders of the Company of this Agreement and the Transactions, and (d) received a written opinion of the Financial Advisor as set forth in Section 3.18 hereof; and

        WHEREAS, the Board of Directors of the Company, subsequent to the recommendation of the Special Committee on the terms and subject to the conditions provided for in this Agreement, has, by the unanimous vote of all directors present, (a) determined that (i) this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, and (ii) the cash consideration to be received for outstanding shares of Company Common Stock in the Merger is fair to the stockholders of the Company, (b) approved and adopted this Agreement and approved the Transactions, and (c) recommended approval and adoption by the stockholders of the Company of this Agreement and the Transactions; and

        WHEREAS, the respective Boards of Directors or comparable bodies of Parent and Merger Sub have unanimously approved this Agreement and the Transactions; and

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements (each, a "Voting Agreement") with Parent; and

        WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the Required Holders of Convertible Notes of the Company are entering into agreements (the "Noteholder Agreements") with Parent and the Company pursuant to which such holders have agreed to the repayment and cancellation of the Convertible Notes and the cancellation of all Warrants that were issued to such holders in connection with the issuance of the Convertible Notes ("SPA Warrants") pursuant to the Securities Purchase Agreement dated as of November 10, 2004, by and among the Company and the buyer parties thereto (the "Notes SPA") for an aggregate amount set forth in the Noteholder Agreements; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1
The Merger

        SECTION 1.1    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Limited Liability Company Act of the State of Delaware (the "LLCA"), at the Effective Time, the Company shall be merged with and into Merger Sub, and the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall be the surviving entity in the Merger (the "Surviving Corporation"). Parent may, at its option, elect to amend this Agreement to provide for a merger of (a) Merger Sub or any other Affiliate of Parent or any Affiliate of Parent's majority stockholder with and into the Company, or (b) a merger of the Company with and into any other Affiliate of Parent or any Affiliate of Parent's majority stockholder (an "Alternative Merger"); provided, however, that any such Alternative Merger shall not materially delay consummation of the Transactions.

        SECTION 1.2    Closing.    Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the "Closing") shall take place at 10:00 a.m. (California time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the "Closing Date." The Closing will be held at the offices of O'Melveny & Myers LLP, 275 Battery Street, San Francisco, California 94111, unless another place is agreed to in writing by the parties hereto.

        SECTION 1.3    Effective Time.    Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL and the LLCA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

        SECTION 1.4    Effects of the Merger; Further Action.    From and after the Effective Time, the Merger shall have the effects set forth in the DGCL and the LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time any further action is necessary to vest in the Surviving Corporation the title to all property or rights of Merger Sub or the Company, the authorized officers and managers of the Surviving Corporation are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

        SECTION 1.5    Certificate of Formation and Limited Liability Company Agreement of the Surviving Corporation.

          (a)   The Certificate of Merger shall provide that, at the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Corporation until thereafter amended as provided therein and by applicable Law, and such certificate of formation shall contain substantially similar indemnification provisions as set forth in the certificate of incorporation of the Company as of the date hereof.

          (b)   At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Corporation until thereafter amended as provided therein, by the limited liability company agreement of the Surviving Corporation and by applicable Law, and such limited liability company agreement shall contain substantially similar indemnification provisions as set forth in the bylaws of the Company as of the date hereof.

        SECTION 1.6    Managers of the Surviving Corporation.    The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.7    Officers of the Surviving Corporation.    The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Corporation.

ARTICLE 2
Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates; Company Stock Options

        SECTION 2.1    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holder of any shares of Company Capital Stock or any limited liability company interests ("LLC Interests") of Merger Sub:

          (a)    Capital Stock of Merger Sub.    Each issued and outstanding LLC Interest of Merger Sub shall remain outstanding as one LLC Interest of the Surviving Corporation;

          (b)    Cancellation of Treasury Stock and Parent-Owned Stock.    Any shares of Company Capital Stock that are owned by the Company as treasury stock, any shares of Company Capital Stock that are owned by any direct or indirect subsidiary of the Company, and any shares of Company Capital Stock that are owned by Parent or Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

          (c)    Conversion of Company Common Stock.    Each issued and outstanding share of Company Common Stock (other than (i) shares to be canceled in accordance with Section 2.1(b) and (ii) Appraisal Shares), shall be converted into the right to receive $0.84 in cash, without interest (the "Per Share Amount"), and payable upon surrender in the manner provided in Section 2.3, of the certificate that formerly evidenced such share of Company Common Stock.

        SECTION 2.2    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Per Share Amount as provided in Section 2.1(c), but instead such holder shall be entitled to payment of the fair value of such shares (the "Appraisal Shares") in accordance with the provisions of Section 262. At the Effective Time, all

Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and each of such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become exchangeable for, the right to receive the Per Share Amount as provided in Section 2.1(c). The Company shall (i) deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock and (ii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        SECTION 2.3    Surrender of Certificates.

          (a)    Paying Agent.    Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for payment of the Per Share Amount upon surrender of the certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than Appraisal Shares and shares described in Section 2.1(b)) (each such certificate, a "Certificate"). Immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Per Share Amount payable pursuant to Section 2.1(c) upon surrender of Certificates representing outstanding shares of Company Common Stock (it being understood that Parent may cause the Surviving Corporation to deposit a portion of such cash amount with the Paying Agent, provided, however, that Parent shall not cause the Surviving Corporation to deposit with the Paying Agent any amount of cash which, after such deposit, would cause the Surviving Corporation: (i) to be unable to pay its debts (including trade debts) as they mature; (ii) to have the fair value of the Surviving Corporation's liabilities exceed the fair value of its assets as a going concern; or (iii) to be left with unreasonably small capital). Such funds provided to the Paying Agent are referred to herein as the "Payment Fund." The Payment Fund shall be invested by the Paying Agent as directed by Parent. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

          (b)    Payment Procedures.    As promptly as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate: (i) a letter of transmittal (which shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the right to receive the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate. No interest will be paid or will accrue on the Per Share Amount payable upon surrender of any Certificate.

          (c)    Transfer Books; No Further Ownership Rights in Company Stock.    At the Effective Time:

            (i)    all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of Certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificates upon surrender thereof in accordance with Section 2.3(b); and

            (ii)   the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Certificates. Subject to Section 2.3(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

          (d)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Per Share Amount to such Person in exchange for each share of Company Common Stock evidenced by such lost, stolen or destroyed Certificate.

          (e)    Termination of Fund.    Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of the Certificates six months after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any former holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the Per Share Amount payable with respect thereto.

          (f)    No Liability.    Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        SECTION 2.4    Company Stock Options; ESPP; Warrants.

        (a)   At the Effective Time, the holder of each outstanding option (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an "Option") shall be entitled to receive a cash amount equal to the Option Consideration (as hereinafter defined) for each share of Company Common Stock that would have been issued upon exercise of such Option had it been exercised immediately prior to the Effective Time (it being understood that (i) with respect to an Option (other than an Option under the InterLeaf 1993 Stock Option Plan or the InterLeaf 1994

Employee Stock Option Plan) held by a Person whose employment by the Company or its Subsidiaries was terminated prior to the Effective Time, Option Consideration shall only be paid with respect to the portion of such Option that was outstanding immediately prior to the Effective Time and was vested as of the time such Person's employment relationship with the Company or its Subsidiaries terminated and (ii) with respect to Options which by the terms of the grant documents relating thereto, specifically provide for less acceleration than is provided for under the terms of the Company Stock Plan pursuant to which such Option was granted, the Option Consideration shall be paid only with respect to the portion of such Option which vests pursuant to the terms of such grant documents). All amounts payable pursuant to this Section 2.4(a) shall be subject to and reduced by the amount of any withholding contemplated by Section 2.5 of this Agreement. Immediately following the Effective Time, Parent shall cause the Surviving Corporation to deposit in a bank account an amount of cash equal to the sum of the aggregate Option Consideration for each Option then outstanding (subject to any applicable withholding Tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Options in accordance with this Section 2.4(a). For purposes of this Agreement, "Option Consideration" means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of: (i) the Per Share Amount over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option (it being understood that if the exercise price payable in respect of such share of Company Common Stock issuable under such Option exceeds the Per Share Amount, the Option Consideration in respect of such Option shall be zero). Each Option as well as each Company Stock Plan shall be cancelled and terminated as of the Effective Time, and no holder of any such Option or participant in any such Company Stock Plan shall have any rights thereafter with respect thereto except as expressly provided in this Section 2.4(a). The Company shall, prior to the Effective Time, take all actions and provide all notices as may be necessary or advisable to effect the transactions, cancellations and terminations contemplated by this Section 2.4(a).

        (b)   As of the date of this Agreement, the ESPP shall be amended to the extent necessary to provide (i) that the rights of participants in the ESPP with respect to any offering period under the ESPP that commenced and was underway prior to the date hereof shall be determined by treating the last day prior to the Effective Time as the last day of the offering period under the ESPP and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP and (ii) that no new participants shall be permitted to enroll in the ESPP other than participants who first became eligible to participate in the ESPP within the 90-day period before the date of this Agreement. For purposes of clarity, no individuals who are hired by the Company or any of its Subsidiaries after the date hereof, or who were hired by the Company or any Subsidiary prior to such 90-day period and were not participants in the ESPP as of the date hereof, shall be permitted to enroll in the ESPP. No participant in the ESPP may increase the rate of his or her participation in the ESPP from the level in effect on the date of this Agreement, and no new offering period may commence after the date of this Agreement. Prior to the Effective Time, the Company shall take all actions (including the termination of the ESPP effective as of the Effective Time and, if appropriate, amending the terms of the ESPP) and provide all notices that are necessary or advisable to give effect to the transactions and termination contemplated by this Section 2.4(b).

        (c)   Each warrant to purchase shares of Company Common Stock that is outstanding as of the Effective Time (a "Warrant") shall be converted at the Effective Time into the right to receive a cash amount equal to the Warrant Consideration (as hereinafter defined) for each share of Company Common Stock then subject to the Warrant. Prior to the Effective Time, the Company shall take all necessary action and timely provide all notices to effect the conversion of the Warrants as contemplated by this Section 2.4(c). Immediately following the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the sum of the aggregate Warrant Consideration for each Warrant then outstanding (subject to any applicable withholding Tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Warrants in accordance with this Section 2.4(c). For purposes of this Agreement, "Warrant Consideration" means, with respect to any share of Company Common Stock issuable under a particular Warrant, an amount equal to the excess, if any, of: (i) the Per Share Amount over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant (it being understood that if the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant exceeds the Per Share Amount, the Warrant Consideration in respect of such Warrants shall be zero). Notwithstanding the foregoing, each SPA Warrant shall be entitled to receive that amount of cash consideration, if any, provided for in the Noteholder Agreements.

        (d)   The Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the "SEC") regarding such matters.

        SECTION 2.5    Withholding Taxes.    Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Per Share Amount, the Option Consideration or Warrant Consideration otherwise payable to a former holder of shares of Company Capital Stock, Options or Warrants pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any applicable Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        SECTION 2.6    Adjustments.    If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Capital Stock or securities convertible or exchangeable into or exercisable for shares of Company Capital Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Capital Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Per Share Amount shall be appropriately adjusted to reflect such change. In addition, in the event that the aggregate amount of the consideration to be paid to (i) the Company's stockholders in respect of outstanding shares of Company Common Stock pursuant to Section 2.1(c) other than outstanding shares of Company Common Stock issued after the date of this Agreement pursuant to the ESPP in accordance with its terms and conditions as in effect on the date of this Agreement and Section 2.4(b) hereof, (ii) the holders of Options in respect of Options pursuant to Section 2.4(a) and (iii) the holders of Warrants in respect of Warrants pursuant to Section 2.4(c) (the "Merger Consideration"), shall exceed the sum of (A) $28,753,400 and (B) the aggregate amount of cash paid or payable to the Company upon the exercise of Options and Warrants that are identified on the Company Disclosure Schedule and the notice of exercise of which was received by the Company on or after the date of this Agreement, then the Per Share Amount shall be appropriately adjusted such that the aggregate amount of the Merger Consideration to be paid as set forth in (i), (ii) and (iii) of this sentence shall not exceed the sum of (A) and (B) as set forth in this sentence.

ARTICLE 3
Representations and Warranties of the Company

        Except as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

        SECTION 3.1    Organization, Standing and Corporate Power.

        (a)   The Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction in which it is incorporated or organized and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being and as heretofore been conducted. The Company and each of its Subsidiaries is duly licensed or qualified to do business and, where applicable, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, does not constitute a Company Material Adverse Effect. For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean any change, event, occurrence or circumstance which, either alone or in combination with other changes, events, occurrences or circumstances, (i) has or is reasonably likely to have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets (tangible or intangible), liabilities (including contingent liabilities) or operations of the Company and its Subsidiaries taken as a whole or (ii) could reasonably be expected to prevent or delay beyond the Outside Date (as defined in Section 7.1) the Company's consummation of the Transactions; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (v) any change, event, occurrence or circumstance relating to the U.S. or any foreign economy in general to the extent that such change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other companies in the industries in which the Company and its Subsidiaries conduct their business; (w) any change, event, occurrence or circumstance relating to the industries in which the Company operates to the extent that such change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other companies in the industries in which the Company and its Subsidiaries conduct their business; (x) any change, event, occurrence or circumstance relating to acts of terrorism, war, national or international calamity or any other similar event to the extent that such change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other companies in the industries in which the Company and its Subsidiaries conduct their business; (y) any change, event, occurrence or circumstance that arises out of or results from any loss of or delay in placing customer orders that arises from or by virtue of the announcement or pendency of this Agreement or any of the Transactions; or (z) the failure of the Company to meet external analysts' expectations (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph).

        (b)   Part 3.1(b) of the Company Disclosure Schedule (i) lists all Subsidiaries of the Company, together with the jurisdiction of incorporation or organization of each such Subsidiary and the holder or holders of the capital stock of, or other equity interests in, each such Subsidiary, and (ii) identifies the Subsidiaries that contributed 5% or more of the Company's consolidated net revenues during the twelve months ended March 31, 2005 (the "Material Subsidiaries"), together with the individuals who comprise the board of directors or comparable body for each such Material Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" laws of the various states of the United States) (collectively, "Liens"). Except as set forth in Part 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

        (c)   The Company has delivered or made available to Parent copies of its certificate of incorporation and bylaws (the "Company Charter Documents") and copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries listed in Part 3.1(b) of the Company Disclosure Schedule (the "Subsidiary Documents"), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions, nor has the Company or any of its Subsidiaries been in violation of any of their respective provisions (which violation has not been subsequently remedied). The Company has made available to Parent complete and correct copies of the minutes of all meetings of the Board of Directors of the Company (and each committee thereof), the governing body of each Subsidiary, the stockholders of the Company, and the equity holders of each Subsidiary, in each case since January 1, 2002.

        SECTION 3.2    Capitalization.

        (a)   The authorized capital stock of the Company consists of 2,000,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. At the close of business on July 20, 2005: (i) 34,230,137 shares of Company Common Stock were issued and outstanding (none of which were held by the Company in its treasury); (ii) 7,135,707 shares of Company Common Stock were reserved for issuance under the BroadVision 1996 Equity Incentive Plan (of which 4,415,718 shares of Company Common Stock were subject to outstanding options granted thereunder); (iii) 2,243,907 shares of Company Common Stock were reserved for issuance under the BroadVision 2000 Non-Officer Equity Incentive Plan (of which 765,279 shares of Company Common Stock were subject to outstanding options granted thereunder); (iv) 91,407 shares of Company Common Stock were reserved for issuance pursuant to outstanding options granted outside any Company stock option plan; (v) 324,873 shares of Company Common Stock were reserved for issuance under the ESPP; (vi) 7,207 shares of Company Common Stock were reserved for issuance under the 1993 InterLeaf Stock Option Plan (all of which were subject to outstanding options granted thereunder); (vii) 1,295 shares of Company Common stock were reserved for issuance under the 1994 InterLeaf Employee Stock Option Plan (all of which were subject to outstanding options granted thereunder); (viii) warrants to purchase 2,448,758 shares of Company Common Stock were outstanding; and (ix) no shares of Company Preferred Stock were issued and outstanding. All of the outstanding equity securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act and "blue sky" laws. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Part 3.2(a) of the Company Disclosure Schedule sets forth a list, as of the close of business on July 20, 2005, of all outstanding options to purchase shares of Company Common Stock granted under the BroadVision 1996 Equity Incentive Plan, the BroadVision 2000 Non-Officer Equity Incentive Plan, the 1993 InterLeaf Stock Option Plan, the 1994 InterLeaf Employee Stock Option Plan, and non-plan option grants, and, for each such option: (A) the number of shares of Company Common Stock subject thereto; (B) the date of grant; (C) the expiration date; (D) the exercise price thereof; (E) the name of the holder thereof; (F) the number of options that are vested; and (G) the applicable vesting and acceleration provisions. True and complete copies of all instruments (or the forms of such instruments)

referred to in this section have been furnished to Parent. All Company Stock Plans (including all amendments requiring approval) have been duly approved by the Company's stockholders to the extent such approval is required under applicable Law. Except as set forth above in this Section 3.2(a) or in Part 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, there are no shares of Company Capital Stock issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of Company Capital Stock. Since the close of business on July 20, 2005 (except as provided in any Noteholder Agreement), the Company has not authorized for issuance, issued, sold, granted, disposed of, pledged or otherwise encumbered any notes, bonds, debentures or other debt securities, shares of its capital stock, voting securities, equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities, equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests.

        (b)   None of the Subsidiaries of the Company is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary. As of the date of this Agreement there are no, and as of the Effective Time there will not be any, authorized or outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries or to grant, enter into or extend any such agreement.

        (c)   Part 3.2(c) of the Company Disclosure Schedule sets forth all stockholders agreements, voting trusts and other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to voting or disposition of any shares of Company Capital Stock or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any of its Subsidiaries.

        (d)   The Company has reserved 20,930,710 shares of Company Common Stock for issuance pursuant to conversion of the Company's 6.00% Senior Subordinated Secured Convertible Notes due 2008 (the "Convertible Notes") issued pursuant to the Notes SPA in accordance with the terms of such Convertible Notes. Part 3.2(d) of the Company Disclosure Schedule sets forth the maximum number of shares of Company Common Stock issuable upon conversion of the Convertible Notes had such conversion been elected by the holders thereof as of the day immediately preceding the date of this Agreement. True and complete copies of all instruments (or substantially identical forms of such instruments) evidencing the Convertible Notes have been furnished to Parent. Except as indicated in Part 3.2(d) of the Company Disclosure Schedule, the Company has not made any adjustments pursuant to the antidilution provisions of such Convertible Notes. The Additional Investment Rights ("AIRs") to purchase convertible notes that were issued pursuant to the Notes SPA terminated in accordance with their terms on July 10, 2005. No rights to acquire convertible notes underlying the AIRs were exercised prior to termination of the AIRs. There are no bonds, debentures, notes or other indebtedness of the Company with the right to vote (or, except the Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Capital Stock may vote.

        SECTION 3.3    Authority; Noncontravention; Voting Requirements.

        (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability: (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors' rights generally; and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the "Bankruptcy and Equity Exception").

        (b)   The Special Committee has unanimously (i) determined that (A) this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, and (B) the cash consideration to be received for outstanding shares of Company Common Stock in the Merger is fair to the stockholders of the Company, (ii) recommended that the Board of Directors of the Company approve and adopt this Agreement and approve the Transactions, and (iii) recommended approval and adoption by the stockholders of the Company of this Agreement and the Transactions (such unanimous recommendation being referred to as the "Special Committee Recommendation"). Subsequent to the Special Committee Recommendation, the Board of Directors of the Company, upon the unanimous vote of all members present at a meeting duly called and held, has (x) determined that (1) this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, and (2) the cash consideration to be received for outstanding shares of Company Common Stock in the Merger is fair to the stockholders of the Company, (y) approved and adopted this Agreement and the Transactions, and (z) subject to the provisions of Section 5.3(c), recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (such unanimous recommendation being referred as the "Company Board Recommendation").

        (c)   Other than as may have been or will be caused by the forward merger of the Company with and into Merger Sub, with Merger Sub surviving, as contemplated by this Agreement instead of the reverse merger of Merger Sub with and into the Company, with the Company surviving, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will in any material respect: (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents; or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made: (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (B) materially violate or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, result in the loss of a material benefit under or material increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the respective properties, Intellectual Property or other assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation, whether written or oral (each, a "Contract") or Permit applicable to the business of the Company and its Subsidiaries or their respective properties or assets.

        (d)   Assuming the accuracy of the representations made in Section 4.8, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the "Company Stockholder Approval") is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to adopt this Agreement and approve the Transactions.

        SECTION 3.4    Governmental Approvals.    Except for: (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting containing information required by Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") (as amended or supplemented from time to time, the "Proxy Statement"), and other filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of The Nasdaq Stock Market; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (c) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, "Foreign Antitrust Laws"), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, constitute a Company Material Adverse Effect or reasonably be expected to have a material adverse effect on the Company's ability to consummate the Transactions.

        SECTION 3.5    Company SEC Documents; Internal Controls; Undisclosed Liabilities; Debt.

        (a)   The Company has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements required to be filed or furnished by it with or to the SEC since January 1, 2000 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). None of the Company's Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, except as set forth in Part 3.5(a) of the Company Disclosure Schedule, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

        (b)   Each of the consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

        (c)   The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and, except as has been disclosed prior to the date of this Agreement in reports filed by the Company with the SEC in accordance with applicable SEC requirements, such disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Company SEC Documents filed after the effective date of the Sarbanes-Oxley Act of 2002, the principal executive officer and the principal financial officer of Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC.

        (d)   Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has: (i) used any corporate or other funds for unlawful contributions, payments or gifts, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, in any case in violation of Section 30A of the Exchange Act; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), between the Company's proxy statement dated April 22, 2005 and the date of this Agreement, no event has occurred that would be required to be reported under "Certain Relationships and Related Transactions" pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        (e)   Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations: (i) as and to the extent set forth on the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004 (the "Balance Sheet Date") (including the notes thereto) included in the Filed Company SEC Documents; or (ii) incurred after the Balance Sheet Date and prior to the date of this Agreement in the ordinary course of business consistent with past practice, none of which individually (in the case of this clause (ii)) is material to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (iii) incurred after the date hereof and permitted under Section 5.2 hereof.

        (f)    Part 3.5(f) of the Company Disclosure Schedule sets forth, as of the date hereof, all of the outstanding indebtedness of the Company and its Subsidiaries, including, without limitation, (i) the outstanding aggregate principal amount of Convertible Notes, (ii) the aggregate principal amount of borrowings under the revolving credit facility of the Amended and Restated Loan and Security Agreement, dated as of March 31, 2002, as amended, among the Company and Silicon Valley Bank (the "Credit Agreement"), (iii) the outstanding aggregate principal amount of term loans and equipment loans under the Credit Agreement, (iv) the outstanding aggregate amount of commitments under letters of credit, (v) outstanding capital lease obligations, and (vi) outstanding obligations under non-cancelable operating leases. As of the date hereof there is not, and as of the Effective Time there will not be, any indebtedness of the Company except as set forth in Part 3.5(f) of the Company Disclosure Schedule and as may be incurred in accordance with Section 5.2 hereof. Neither the Company nor any Subsidiary guaranties any indebtedness of any Person other than of the Company or any Subsidiary, other than letters of credit, bonds and other similar instruments supporting performance obligations, in each case, as listed on Part 3.5(f) of the Company Disclosure Schedule.

        SECTION 3.6    Absence of Certain Changes or Events.    Between the Balance Sheet Date and the date of this Agreement, there were no changes, events, occurrences or circumstances that, individually or in the aggregate, constitute a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, between the Balance Sheet Date and the date of this Agreement, the Company and its Subsidiaries carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and there was not:

        (a)   any revaluation by the Company or any of its Subsidiaries of any material assets, or any material change in any financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, other than as required by GAAP or applicable Law;

        (b)   any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or other distribution in respect of the Company's securities or any redemption, purchase or other acquisition of any of the Company's securities;

        (c)   any split, combination, subdivision or reclassification of Company Capital Stock or any issuance or the authorization of any issuance of any securities in respect of, in lieu of or in substitution for shares of Company Capital Stock;

        (d)   any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

        (e)   any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate constitutes a Company Material Adverse Effect;

        (f)    any material Tax election or any settlement or compromise of any material Tax liability, or any change in any annual Tax accounting period or method of Tax accounting, any filing of any amendment to a Tax Return, any entry into any closing agreement relating to any material Tax, any surrender of any right to claim a material Tax refund, or any consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

        (g)   any issuance by the Company or any of its Subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for (i) the granting of Options under the Company Stock Plans and (ii) the issuance of any Company Common Stock pursuant to the exercise of Options;

        (h)   any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money;

        (i)    any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material assets;

        (j)    any making of any loan, advance or capital contributions to or investment in any entity or person by the Company or any of its Subsidiaries, other than loans, advances or capital contributions to or investments in wholly owned subsidiaries and advances to employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice;

        (k)   any entry by the Company or any of its Subsidiaries into any Contract related to the acquisition or disposition of any business or any material assets (other than assets acquired in the ordinary course of business);

        (l)    any increase in the benefits under, or the establishment, material amendment or termination of, any Company Plan, including any Company Stock Plan, or any grants, awards, or benefits thereunder, or any increase in the compensation, bonus or bonus opportunity payable or to become payable to or any other material change in the employment terms for any directors, officers, employees or consultants of the Company or any of its Subsidiaries;

        (m)  any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination, change-of-control or indemnification agreement with any director, officer, employee or consultant of the Company or any of its Subsidiaries, or any other agreement with any such person, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or any material amendment of any such agreement; or

        (n)   any authorization of, or agreement by the Company or any of its Subsidiaries to take, any of the actions described in this Section 3.6.

        SECTION 3.7    Legal Proceedings.    Other than any legal, administrative, arbitral or other proceedings related to patent prosecutions by the Company and its Subsidiaries in the ordinary course of business, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding against, or, to the Knowledge of the Company, governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (including their respective rights in any Intellectual Property) by or before any Governmental Authority.

        SECTION 3.8    Compliance With Laws; Permits.

        (a)   The Company and its Subsidiaries are and have at all times been in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. Neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations.

        (b)   The Company and each of its Subsidiaries holds all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses (collectively, "Permits"). The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all Permits, each Permit is in full force and effect and no violation, suspension or cancellation of such Permit is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the consummation of the Merger, other than as may (i) result from the fact that Parent and Merger Sub are the other parties to the Merger or (ii) have been or will be caused by the forward merger of the Company with and into Merger Sub, with Merger Sub surviving, as contemplated by this Agreement instead of the reverse merger of Merger Sub with and into the Company, with the Company surviving.

        SECTION 3.9    Information in Proxy Statement.    The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (taking into account any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion in such documents.

        SECTION 3.10    Tax Matters.

        (a)   The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account an extension of time within which to file), all Tax Returns required to be filed by it for which the last day for timely filing has past, and all such Tax Returns and elections are accurate and complete in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid.

        (b)   The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been asserted or assessed against the Company or any of its Subsidiaries.

        (c)   Each of the Company and its Subsidiaries has complied with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including without limitation Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law.

        (d)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since January 1, 2002.

        (e)   No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received and is outstanding. None of the Company or any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. None of the Company or any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes.

        (f)    Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) group, consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement.

        (g)   There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.

        (h)   Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, would give rise to the payment of any amount which would not be deductible by reason of Sections 280G or 162(m) of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code.

        (i)    The Company has made available to Parent copies of: (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years; (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes; and (iii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to Taxes of the Company or any of its Subsidiaries.

        (j)    The Company is not and has not been at any time during the 5-year period ending on the Closing Date a "United States real property holding corporation" within the meaning of Section 897 of the Code.

        (k)   Neither the Company nor any of its Subsidiaries has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any of its Subsidiaries.

        (l)    None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954; or (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

        (m)  There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that will be required to be taken into account by the Company or any of its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any Taxable period ending on or before the Closing Date or as a result of the transactions contemplated by this Agreement.

        (n)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date; or (ii) prepaid amount received on or prior to the Closing Date.

        (o)   The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Company or any of its Subsidiaries has not engaged in a "reportable transaction," as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a "listed transaction," as set forth in Treasury Regulation Section 1.6011-4(b)(2).

        (p)   For purposes of this Agreement: (i) "Taxes" shall mean: (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes; and (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause "(A)" of this sentence, and (C); and (ii) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes.

        SECTION 3.11    Employee Benefits and Labor Matters.

        (a)   Part 3.11(a) of the Company Disclosure Schedule sets forth a list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of all Company Plans (as defined below). "Company Plans" shall mean the following as of the date of this Agreement: (i) all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that are maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any obligation or liability (contingent or otherwise) thereunder; and (ii) all other plans, agreements, arrangements or policies that provide for employment, compensation, bonus or other incentive compensation, profit sharing, equity or equity-based compensation, retirement benefits, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, other types of insurance benefits for Employees (as defined below), fringe benefits, disability benefits, or supplemental employment benefits entered into, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or may have any obligation or liability (contingent or otherwise) thereunder. Part 3.11(a) of the Company Disclosure Schedule separately sets forth as of the date of this Agreement each Company Plan which is a "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or is or has been subject to Section 302 or Title IV of ERISA or Section 413 of the Code.

        (b)   True, current and complete copies of the following documents, with respect to each of the Company Plans, have been delivered or made available to Parent by the Company, to the extent applicable: (i) any plan documents (including all amendments thereto) and any related trust documents, insurance contracts, group annuity contracts or other funding arrangements (including, in each case, all amendments thereto) (and, in the case of any Company Plan not in writing, a written description thereof); (ii) the three most recent Forms 5500 and all schedules thereto and the three most recent actuarial reports, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions and all summaries of material modification thereto; and (v) all material correspondence with any Governmental Authority within the last three years.

        (c)   Each Company Plan has been maintained and administered, in all material respects, in accordance with its terms and with all applicable provisions of ERISA, the Code and other applicable Laws.

        (d)   Each Company Plan that is intended to meet the requirements for country specific tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code (in the case of tax-favored treatment for U.S. federal income tax purposes) or other applicable Laws (other than the Laws of the United States or jurisdictions located within the United States and its territories) meets such requirements, including: (i) any Company Plans intended to qualify under Section 401 of the Code are so qualified; and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that, notwithstanding the taking of permitted corrective action by the Company, would reasonably be expected to cause the loss of such tax-favored treatment, qualification or exemption, or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law.

        (e)   Neither the Company, nor any of its Subsidiaries nor any other Person who is treated as a single employer together with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of ERISA (all of the foregoing, "ERISA Affiliates") has any unsatisfied liability with respect to any complete or partial withdrawal from any Multiemployer Plan, or the termination or reorganization of any Multiemployer Plan. The Company, its Subsidiaries and their respective ERISA Affiliates have no potential liability, individually or collectively, for any complete withdrawal (within the meaning of Section 4203 of ERISA) from any Multiemployer Plan should any of them effect such a withdrawal.

        (f)    All contributions (including all employer contributions and employee salary reduction contributions) and premium payments required to have been made under or with respect to any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension) or the failure to have timely made such contribution has been corrected. Each Company Plan providing a benefit to an current or former employee, director or officer of the Company or one of its Subsidiaries (an "Employee") employed or providing services outside of the United States is funded in accordance with applicable Law or reserves have been made therefor in accordance with applicable Law.

        (g)   There is no "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA in any of the Company Plans subject to Title IV of ERISA, as determined in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation ("PBGC") to determine the level of funding required in the event of the termination of such Company Plan.

        (h)   Neither the Company nor any of its Subsidiaries or ERISA Affiliates has terminated any Company Plan subject to Title IV of ERISA, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to Company Plans subject to Title IV of ERISA have been timely paid.

        (i)    Neither the Company nor any of its Subsidiaries or ERISA Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise. Neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No material "Prohibited Transaction," within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt pursuant to Section 408 of ERISA, has occurred with respect to any Company Plan.

        (j)    None of the Company Plans provide for post-employment life or health insurance, or other post-employment welfare benefits coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or other applicable Laws. Each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning Section 5000(b)(1) of the Code has complied with the requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

        (k)   Except as provided in any Company Stock Plan or in any employment or other agreement disclosed in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, individually or collectively (either alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration): (i) result in any payment becoming due to any Employee; (ii) increase any benefits otherwise payable or trigger any funding obligation under or with respect to any Company Plan; or (iii) otherwise result in any acceleration (of vesting, payment, forgiveness of debt, or otherwise) under or with respect to any Company Plan.

        (l)    No stock or other security issued by the Company or any of its Subsidiaries forms a material part of the assets of any Company Plan. For purposes of this Section 3.11(l), none of the Company Stock Plans shall be deemed to be a Company Plan.

        (m)  Each Company Plan that constitutes a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No such Company Plan has been "materially modified" (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

        (n)   To the Knowledge of the Company, no action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Company Plan or the assets or any fiduciary thereof (in that Person's capacity as a fiduciary of such Company Plan). To the Knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by the Internal Revenue Service, Department of Labor, or other Governmental Authority with respect to any Company Plan.

        (o)   None of the current Employees is or has been represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor is the Company or any of its Subsidiaries a party to or negotiating any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. There is no union organization activity involving any of the Employees, pending or, to the Knowledge of the Company, threatened. There is no picketing, pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, lockouts, arbitrations or other similar labor disputes involving any of the Employees pending or, to the Knowledge of the Company, threatened. There has been no "mass layoff" or "plant closing" (as defined by the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law) with respect to the Company or any of its Subsidiaries since January 1, 2003. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. To the Knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its Subsidiaries is a party to or bound by any noncompetition, employment or consulting agreement that would reasonably be expected to have an adverse effect on the performance by such executive officer or key employee of any of his duties or responsibilities as an executive officer or key employee of the Company or such Subsidiary, as applicable.

        (p)   The Company: (i) is in compliance in all respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated, claims or actions against the Company under any worker's compensation policy or long-term disability policy.

        SECTION 3.12    Environmental Matters.

        (a)   The Company and each of its Subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notice of any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities to the Company or its Subsidiaries in excess of $25,000.

        (b)   The Company has made available to Parent copies of all environmentally related audits, studies, reports, analyses and results of investigations that are in the Company's or any of its Subsidiaries' possession or under its or their control with respect to currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

        (c)   Except to the extent the following would not, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities in excess of $25,000, to the Knowledge of the Company, there is not now, nor has there been in the past, on, in or under any real property currently or previously owned, leased or operated by the Company or any of its Subsidiaries or its or their predecessors: (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments; (ii) any asbestos-containing materials; (iii) any polychlorinated biphenyls; (iv) any radioactive substances; or (v) any other substance that would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws.

        (d)   For purposes of this Agreement:

          (i)    "Environmental Laws" means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous state, local or foreign laws and regulations.

          (ii)   "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or arising under any Environmental Law, in any case to the extent based upon or arising under any Environmental Law, environmental Permit or order or agreement with any Governmental Authority or other Person under Environmental Laws.

          (iii)  "Hazardous Materials" means any material, substance or waste that is regulated, classified or otherwise characterized under or pursuant to any Environmental Law as "hazardous," "toxic," "pollutant," "contaminant," "radioactive" or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

          (iv)  "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

        SECTION 3.13    Contracts.

        (a)   Set forth in Part 3.13(a) of the Company Disclosure Schedule is a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any rights or obligations as of the date of this Agreement:

          (i)    each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement, and each Contract that would be required to be disclosed in a Current Report on Form 8-K under the Exchange Act;

          (ii)   each Contract that limits, curtails or restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business, or hire or solicit for employment any person, or that contains any "most favored nation" provisions granted by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is or after the Closing would be restricted in any material respect with respect to the development, manufacture, marketing or distribution of their respective products or services;

          (iii)  each joint venture or similar agreement or other Contract involving the purchase or disposition of any business or any material assets;

          (iv)  each indemnification, employment or other Contract with any director, officer or other Affiliate of the Company or its Subsidiaries;

          (v)   each loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money is guaranteed by the Company or any of its Subsidiaries or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries;

          (vi)  each Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to, or guaranteed any obligations of, any third party (excluding, for avoidance of doubt, trade accounts receivable incurred in the ordinary course of business);

          (vii) (A) Contracts with the top 25 customers, determined on the basis of the amount of revenues expected to be received by the Company or any Subsidiary from each customer in the 24-month period ending December 31, 2005, (B) each Contract with the top 25 suppliers and vendors of the Company and its Subsidiaries, determined on the basis of the Company's or any Subsidiary's expected payments to such suppliers and vendors under such Contracts in the 24-month period ending December 31, 2005, and (C) each customer to which the Company or any Subsidiary provides annual maintenance during any annual contract period at an effective rate of less than 18% of the net or list price of the software for which the software maintenance is provided per annual contract period (based on the license component of the original contract with such customer);

          (viii)   each "single source" supply Contract of the Company or any Subsidiary of the Company;

          (ix)  each material Contract for any development, marketing, resale, distribution, sales representative or similar arrangement relating to any product or service;

          (x)   each material executory Contract entered into in connection with the settlement or other resolution of any suit, claim, action, investigation or proceeding;

          (xi)  each Contract granting a third party any license to any of the Company's material Intellectual Property that is not limited to the internal use of such third party, other than in the ordinary course of business consistent with past practice;

          (xii) each Contract pursuant to which the Company or any of its Subsidiaries has been granted by a third party any license to any material Intellectual Property;

          (xiii)   each Contract (A) providing for any license or franchise granted by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to source code or to provide for such source code to be put in escrow or (B) containing a provision having the effect (other than as may have been or will be caused by the forward merger of the Company with and into Merger Sub, with Merger Sub surviving, as contemplated by this Agreement instead of the reverse merger of Merger Sub with and into the Company, with the Company surviving) of providing that the consummation of any of the Transactions or the execution, delivery or effectiveness of this Agreement will require that a third party be provided with access to source code or that any such source code be released from escrow and provided to any third party;

          (xiv)   each collective bargaining agreement;

          (xv) each lease or rental Contract involving real property;

          (xvi)   each lease or rental Contract involving personal property and payments in excess of $50,000 per year or $100,000 over the term of such Contract;

          (xvii)   each Contract pursuant to which the Company or any of its Subsidiaries receives consulting or maintenance services that is not terminable by the Company or such Subsidiary on notice of 90 days or less, has a term of more than one year or involves payments by the Company or any of its Subsidiaries in excess of $50,000 per year or $100,000 over the term of such Contract;

          (xviii)   each Contract that provides for a maintenance term longer than twelve months; and

          (xix)   each commitment or agreement to enter into any of the foregoing.

Each Contract and other document listed or required to be listed on Part 3.13(a) of the Company Disclosure Schedule is referred to as a "Material Contract". The Company has made available to Parent copies of each Material Contract in existence as of the date of this Agreement, together with all amendments and supplements thereto.

        (b)   Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract, nor, to the Knowledge of the Company, does any condition exist (other than as may have been or will be caused by the forward merger of the Company with and into Merger Sub, with Merger Sub surviving, as contemplated by this Agreement instead of the reverse merger of Merger Sub with and into the Company, with the Company surviving) that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by the Company or its Subsidiaries party thereto, nor has the Company or any of its Subsidiaries received any written or, to the Knowledge of the Company, oral claim or notice of default under any Material Contract. To the Knowledge of the Company, no other party to any Material Contract is in default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder.

        SECTION 3.14    Real Property.

        (a)   None of the Company or its Subsidiaries own any real property.

        (b)   Part 3.14(b) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries leases real property to or from any other Person as of the date of this Agreement. All real property leased to the Company or any of its Subsidiaries, including all buildings, structures, fixtures and other improvements leased to the Company or any of its Subsidiaries, are referred to as the "Company Real Property." The present use and operation of the Company Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and other Laws.

        SECTION 3.15    Title to Properties.    The Company and each of its Subsidiaries: (a) has good title to all properties and other assets which are reflected on the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2004 as being owned by the Company or one of its Subsidiaries (or acquired after the Balance Sheet Date) and which are, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole (except properties sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except: (i) statutory liens securing payments not yet due; (ii) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2004; and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair the business operations of the Company or its Subsidiaries as currently conducted; and (b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the Balance Sheet Date) that are, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

        SECTION 3.16    Intellectual Property.

        (a)   Part 3.16(a) of the Company Disclosure Schedule contains a complete and accurate list (by name, version number, part number or other appropriate product identifiers), as of the date of this Agreement, of all Company Products (excluding services other than hosted services) that the Company and its Subsidiaries are currently offering for sale or license or other disposition.

        (b)   The Company IP constitutes all the Intellectual Property necessary to the conduct of the businesses of the Company and its Subsidiaries as currently conducted. The Company or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to (free and clear of all encumbrances, excluding any encumbrances in any Customer Agreements, which, individually or in the aggregate, do not result in a Company Material Adverse Effect) the Company IP and has the exclusive rights to use, sell, license, assign, transfer, convey, dispose of, or otherwise commercially exploit the Company-Owned IP. Without limiting the generality of the foregoing, (i) the Company or one of its Subsidiaries is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the businesses of the Company and its Subsidiaries, including the sale, distribution or provision of any Company Product, (ii) the Company or one of its Subsidiaries owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products (other than In-Licensed IP and Public Software incorporated into the Company Products), and (iii) to the extent that any Patents would be infringed by any Company Product (including but not limited to the manufacture, sale or use thereof for its intended purpose), the Company or one of its Subsidiaries is the exclusive owner of such Patents.

        (c)   Part 3.16(c) of the Company Disclosure Schedule lists all Company Registered IP and the jurisdiction(s) in which each item of Company Registered IP was or is filed or registered, including the respective application or registration numbers and dates. Each item of Company Registered IP is in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is, to the Company's Knowledge, valid and subsisting (except that no representation or warranty is made regarding the validity of any pending application). All necessary registration, maintenance and renewal fees in connection with the Company Registered IP have been paid and all necessary documents and certificates in connection with such Company Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such Company Registered IP. As of the date of this Agreement, there are no actions that are required to be taken by the Company or any of its Subsidiaries within 180 days of the date hereof with respect to the Company Registered IP.

        (d)   Neither the Company nor any of its Subsidiaries has (i) granted or agreed to grant any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Company-Owned IP, to any third party, or (ii) during the three (3) year period preceding the date of this Agreement, transferred ownership of any Intellectual Property that is or was Company-Owned IP to any third party or permitted the rights of the Company or any of its Subsidiaries in such Company-Owned IP to lapse or enter the public domain.

        (e)   The Company Products, the operation of the businesses of the Company and its Subsidiaries, and the use of the Company IP in connection therewith do not infringe, constitute an unauthorized use of, or violate any Intellectual Property right or other right (including any right to privacy or publicity) of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction.

        (f)    During the three-year period preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any third party that the Company Products, the operation of the businesses of the Company or its Subsidiaries, or the use of the Company IP in connection therewith infringes, constitutes an unauthorized use of, or violates any Intellectual Property right or other right (including any right to privacy or publicity) of any third party, or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (g)   Part 3.16(g) of the Company Disclosure Schedule separately lists: (i) all licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from the Company-Owned IP (excluding Customer Agreements); and (ii) all third parties to whom the Company or any of its Subsidiaries has delivered copies of or disclosed, or promised to deliver or disclose, the Company's or such Subsidiary's source code, whether pursuant to an escrow arrangement or otherwise, and all parties who have the right potentially to receive such source code. The Company and its Subsidiaries have delivered to Parent accurate and complete copies of all licenses, sublicenses, and other agreements identified above. Neither the Company nor any of its Subsidiaries is in default in any material respect under any of such licenses, sublicenses, and other agreements, or any Customer Agreements.

        (h)   During the three-year period preceding the date of this Agreement, no Person has asserted (or has continued to assert) or threatened in writing to assert any claims (i) contesting the right of the Company or any of its Subsidiaries to use, exercise, sell, license, transfer or dispose of any Company-Owned IP or any Company Products or (ii) challenging the ownership, validity or enforceability of any of the Company-Owned IP. No Company-Owned IP is subject to any outstanding order, judgment, decree, stipulation or settlement agreement restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Company or any of its Subsidiaries.

        (i)    Neither the Company nor any of its Subsidiaries has brought any actions or lawsuits alleging (i) infringement of any of the Company-Owned IP or (ii) breach of any license, sublicense or other agreement authorizing another party to use the Company IP, and, as of the date of this Agreement, to the Company's Knowledge, there is no infringement of any Company-Owned IP or material breach of any license, sublicense or other agreement authorizing another party to use the Company IP. Neither the Company nor any of its Subsidiaries has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company-Owned IP.

        (j)    To the extent that any Intellectual Property has been developed or created independently or jointly by an independent contractor or other third party for the Company or any of its Subsidiaries, or is incorporated into any of the Company Products that the Company or its Subsidiaries are currently offering, currently supporting, or currently plan to offer, the Company or one of its Subsidiaries has a written agreement with such independent contractor or third party and has thereby obtained ownership of, and is the exclusive owner of all such independent contractor's or third party's Intellectual Property in such work, material or invention by operation of law or valid assignment.

        (k)   Part 3.16(k) of the Company Disclosure Schedule lists, as of the date of this Agreement, all licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use, exercise, or receive any benefit from any In-Licensed IP that is incorporated into or embodied in Company Products that the Company or its Subsidiaries currently offer, currently support, or currently plan to offer, or is utilized in connection with, and material to, the development, testing, support, or distribution (including but not limited to rights to utilize third party trademarks or service marks in marketing) thereof (other than licenses for Public Software). The Company has delivered to Parent copies of all licenses, sublicenses and other agreements identified above. Neither the Company nor any of its Subsidiaries is in default in any material respect under any such licenses, sublicenses or other agreements, nor has the Company or any of its Subsidiaries received in writing any claim or notice of default under any such licenses, sublicenses, or other agreements.

        (l)    No Software covered by or embodying any Company-Owned IP or Company Product has been or is being distributed, directly or indirectly, by or on behalf of the Company or any of its Subsidiaries, in whole or in part, or was used, or is being used in conjunction with any Public Software by or on behalf of the Company or any of its Subsidiaries in a manner which would require that such Software or Company Product be disclosed or distributed in source code form or made available at no charge.

        (m)  Immediately following the Effective Time and other than as may have been or will be caused by the forward merger of the Company with and into Merger Sub, with Merger Sub surviving, as contemplated by this Agreement instead of the reverse merger of Merger Sub with and into the Company, with the Company surviving, the Surviving Corporation will be permitted to exercise all of the rights of the Company or any of its Subsidiaries under such contracts, licenses and agreements to the same extent as the Company or any of its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its Subsidiaries would otherwise be required to pay, except as a result of any agreements, contracts, licenses, orders and decrees that Parent or the Merger Sub is subject to prior to the consummation of the transactions contemplated by this Agreement. Other than as may have been or will be caused by the forward merger of the Company with and into Merger Sub, with Merger Sub surviving, as contemplated by this Agreement instead of the reverse merger of Merger Sub with and into the Company, with the Company surviving, neither this Agreement nor the transactions contemplated hereby, will directly result in (i) Parent or Surviving Corporation granting to any third party any right to, or with respect to, any material Intellectual Property right owned by, or licensed to, either of them, (ii) Parent or Surviving Corporation being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business, or (iii) Parent or Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Company or its Subsidiaries prior to the Effective Time, except as a result of any agreements, contracts, licenses, orders and decrees that Parent or the Merger Sub is subject to prior to the consummation of the transactions contemplated by this Agreement.

        (n)   The Company and its Subsidiaries have taken reasonable steps under the circumstances to protect and preserve the confidentiality of all Confidential Information. Without limiting the foregoing, the Company and its Subsidiaries have and enforce a policy requiring each employee and consultant of the Company or any of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the form provided to Parent, and all current and former employees and consultants of the Company and its Subsidiaries with access to Confidential Information have executed such an agreement.

        (o)   To the Company's Knowledge as of the date of this Agreement, none of the Customer Agreements (i) allows the customer to assign, sublicense, or transfer its rights to the Company Products licensed thereunder other than (A) in connection with a merger, acquisition, divestiture, spin-off or similar transaction, (B) to the customer's subsidiaries or affiliates, or (C) to third parties providing outsourcing services to the customer, or (ii) grants to the customer any right to modify the source code or object code of the Company Products licensed thereunder other than for the sole purpose of running the modified code on or with the Company Products licensed thereunder.

        SECTION 3.17    Insurance.    Part 3.17 of the Company Disclosure Schedule sets forth a list of all material insurance policies of the Company and its Subsidiaries as of the date of this Agreement (the "Policies") and a description of the type of insurance covered by the Policies, the dollar limit of the Policies and the annual premiums for the Policies. All of the Policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy (except with respect to Policies that have been replaced with similar policies). Neither the Company nor any of its Subsidiaries currently has any disputed claim or claims with any insurance provider relating to any claims for insurance coverage under any of the Policies.

        SECTION 3.18    Opinion of Financial Advisor.    Jefferies Broadview, a division of Jefferies & Company, Inc. (the "Financial Advisor"), has delivered to the Special Committee its opinion, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the limitations and assumptions therein, as compared to the Company's only other available alternative as set forth therein, the Per Share Amount is fair from a financial point of view, to holders of Company Common Stock other than Pehong Chen (the "Fairness Opinion").

        SECTION 3.19    Brokers and Other Advisors.    Except for the Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered or made available to Parent a copy of the Company's engagement letter with the Financial Advisor, which letter describe all fees payable to the Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Financial Advisor by the Company.

        SECTION 3.20    State Takeover Statutes.    No "fair price," "moratorium," "control share acquisition," "business combination" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL ("Section 203")) applicable to the Company is applicable to the Merger or the other Transactions. Assuming the accuracy of the representations made in Section 4.8, the action of the Board of Directors of the Company in approving this Agreement (and the Transactions) and the Voting Agreements (and the transactions contemplated thereby) constitutes prior approval under subsection (a)(1) of Section 203 and is sufficient to render inapplicable to this Agreement (and the Transactions) and the Voting Agreements (and the transactions contemplated thereby) the restrictions on "business combinations" (as defined in Section 203) as set forth in Section 203.

        SECTION 3.21    Change of Control.    Part 3.21 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration which is or may become payable to any employee of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries pursuant to any agreement or plan by reason, in whole or in part, of the execution and delivery of this Agreement or the consummation of the Transactions, other than solely as a stockholder of the Company or as a holder of Options.

        SECTION 3.22    Commercial Relationships.    Between the Balance Sheet Date and the date of this Agreement, none of the Company's or the Subsidiaries' material suppliers, collaborators, distributors, licensors or licensees has canceled or otherwise terminated its relationship with the Company or a Subsidiary or has materially altered its relationship with the Company or a Subsidiary. The Company has not received any written or, to the Knowledge of the Company, oral threat or notice from any such entity to terminate, cancel, fail to renew or otherwise materially modify its relationship with the Company or a Subsidiary.

        SECTION 3.23    Company Equity Transactions.    During the period commencing 6 months prior to the date of this Agreement through the date of this Agreement, except as set forth on Part 3.23 of the Company Disclosure Schedule, no current director or officer (and none of his or her Affiliates) of the Company or any of its Subsidiaries, except as contemplated by the terms of this Agreement and any Voting Agreement, has sold, transferred, pledged, assigned or otherwise disposed of, or entered into any contract, option or other arrangement (including any profit-sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, Company Common Stock (including any options or warrants to purchase Company Common Stock) (any such action, a "Company Equity Transaction"). Without limiting the generality of the foregoing, the term "Company Equity Transaction" shall include, without limitation, any short sale (including any "short sale against the box"), pledge, transfer, and the establishment of any open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act.

ARTICLE 4
Representations and Warranties of Parent and Merger Sub

        Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        SECTION 4.1    Organization, Standing and Corporate Power.    Parent is a Cayman Islands exempted company, duly incorporated with limited liability, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

        SECTION 4.2    Authority; Noncontravention.

        (a)   Each of Parent and Merger Sub has all necessary requisite power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors or comparable bodies (and promptly following the execution hereof will be adopted by Parent as the sole member of Merger Sub) and no other corporate action on the part of Parent and no other requisite action on the part of Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will: (i) conflict with or violate any provision of the organization or constitutional documents, certificate of incorporation, certificate of formation or limited liability company agreement of Parent or Merger Sub; or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made: (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause "(ii)" of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. For purposes of this Agreement, the term "Parent Material Adverse Effect" shall mean any change, event, occurrence or circumstance which, either alone or in combination with other changes, events, occurrences or circumstances, could reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

        SECTION 4.3    Governmental Approvals.    Except for: (a) filings required under, and compliance with applicable requirements of, the Securities Act and the Exchange Act; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the LLCA; and (c) filings required under, and compliance with other applicable requirements of Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

        SECTION 4.4    Information Supplied.    The information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of such Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        SECTION 4.5    Ownership and Operations of Merger Sub.    Parent owns beneficially and of record all of the outstanding LLC interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        SECTION 4.6    Financing.    Parent will have at the Effective Time sufficient cash resources that, together with the cash that Parent may be permitted to cause the Surviving Corporation to deposit with the Paying Agent immediately following the Effective Time in accordance with the provisions of

Section 2.3(a), will enable it to pay the aggregate Merger Consideration pursuant to this Agreement and all amounts payable in respect of the Convertible Notes pursuant to the Noteholder Agreements.

        SECTION 4.7    Brokers and Other Advisors.    No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

        SECTION 4.8    Ownership of Company Capital Stock.    Neither Parent nor Merger Sub "own" (within the meaning of Section 203) or have, within the last three years, "owned" any shares of Company Capital Stock.

ARTICLE 5
Covenants and Agreements

        SECTION 5.1    Preparation of the Proxy Statement; Stockholder Meeting.

        (a)   As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use all commercially reasonable efforts to: (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC with respect thereto as soon as practicable after receipt of any such comments or requests; and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following clearance by the SEC. The Company shall promptly: (A) notify Parent upon the receipt of any such comments or requests; and (B) provide Parent with copies of correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to such comments or requests or the filing or mailing of the Proxy Statement: (1) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings; and (2) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and a copy of the written opinion of the Financial Advisor referred to in Section 3.18. If at any time prior to the Company Stockholders Meeting any event shall occur, or fact or information shall be discovered by the Company, that is required to be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and cause such amendment or supplement to be distributed to the stockholders of the Company if and to the extent required by applicable Law. Parent agrees to furnish to the Company all information concerning Parent and its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

        (b)   The Company shall, as soon as practicable following the clearance of the Proxy Statement by the SEC, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation and, unless the Board of Directors of the Company (or the Special Committee) shall have taken any of the actions referred to in the second sentence of Section 5.3(c), shall use its commercially reasonable efforts to obtain the Company Stockholder Approval.

        SECTION 5.2    Conduct of Business of the Company.    Except as permitted or contemplated by this Agreement, as set forth in Part 5.2 of the Company Disclosure Schedule or as required by applicable

Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to: (w) conduct its business in the ordinary course consistent with past practice; (x) use all commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts; (y) use all commercially reasonable efforts to: (i) maintain and preserve intact its business organization and the goodwill of those having business relationships with it; and (ii) retain the services of its present officers and employees; and (z) use all commercially reasonable efforts not to make, commit to make or accrue any operating expenses (excluding any costs related to the transaction contemplated by this Agreement and any restructuring charges or credits) in excess of (i) if the transaction contemplated by this Agreement closes after October 15, 2005 but on or before November 15, 2005, $15,900,000 in the aggregate in the period from July 1, 2005 through September 30, 2005, (ii) if the transaction contemplated by this Agreement closes after November 15, 2005, but on or before December 15, 2005, $20,500,000 in the aggregate in the period from July 1, 2005 through October 31, 2005, or (iii) if the transaction contemplated by this Agreement closes after December 15, 2005, $25,900,000 in the aggregate in the period from July 1, 2005 through November 30, 2005. In addition, if at any time following the date of this Agreement Parent or the Company reasonably expects that the Company will generate losses from operations (excluding any costs related to the transaction contemplated by this Agreement and any restructuring charges or credits) during the then-current quarter, the Company will consult with Parent in good faith to make such operational adjustments as the Company determines to be reasonably necessary to avoid such losses. Without limiting the generality of the foregoing, except as expressly permitted or contemplated by this Agreement, as set forth in Part 5.2 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, unless Parent otherwise consents in writing (which consent will not be unreasonably withheld or delayed):

          (a)   (i) authorize for issuance, issue, sell, grant, dispose of, pledge or otherwise encumber any notes, bonds, debentures or other debt securities, shares of its capital stock, voting securities, equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities, equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; provided, however, that the Company may issue shares of Company Common Stock to participants in the ESPP in accordance with the terms thereof as in effect on the date of this Agreement and Section 2.4(b) hereof, or upon the exercise of Options, in each case that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any outstanding shares of Company Capital Stock, or any rights, warrants or options to acquire any shares of Company Capital Stock; (iii) declare, set aside for payment or pay any dividend (whether in cash, stock or property) on, or make any other distribution in respect of, any shares of Company Capital Stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iv) split, combine, subdivide or reclassify any shares of Company Capital Stock; or (v) amend any material term of any outstanding security of the Company or any of its Subsidiaries;

          (b)   incur any indebtedness for borrowed money or guarantee any indebtedness, other than borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company or under the Credit Agreement in amount not to exceed $50,000 outstanding at any time, in any case in the ordinary course of business consistent with past practice;

        (c)   sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except: (i) licenses granted by the Company to distributors, resellers and customers for customers' use of the Company's products and services in the ordinary course of business consistent with past practice which do not contain pricing or discounting terms or provisions other than in the ordinary course of business consistent with past practice; or (ii) pursuant to Contracts in force at the date of this Agreement and disclosed to Parent;

        (d)   make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $50,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any three-consecutive month period;

        (e)   make any acquisition (by purchase of securities or assets, merger, consolidation or otherwise) of any other Person, business or any other material assets;

        (f)    make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than advances to its employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice) to, or any guarantee for the benefit of, any Person;

        (g)   increase in any manner the benefits, compensation, bonus or bonus opportunity of any of its directors, officers, employees or consultants, enter into any indemnification agreement (other than agreements with persons who become directors and officers of the Company after the date of this Agreement in a form substantially similar to indemnification agreements between the Company and its officers and directors as of the date of this Agreement), or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan or contract with, for or in respect of any stockholder, director, officer, other employee or consultant, other than as required pursuant to applicable Law or the terms of agreements in effect as of the date of this Agreement and disclosed on the Company Disclosure Schedule, or enter into or amend any agreement with any such person the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement;

        (h)   hire any employee except for the replacement of any current Employee whose employment with the Company or any of its Subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated Employee);

        (i)    terminate any existing maintenance arrangement with any customer and enter into a new Contract with such customer or any of its Affiliates;

        (j)    enter into a Contract providing for a maintenance term longer than twelve months;

        (k)   enter into, or materially amend, modify or supplement any Material Contract outside the ordinary course of business consistent with past practice or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise) or settle any material litigation or claim made against the Company;

        (l)    except for customer and reseller Contracts entered into in the ordinary course of business as permitted under clause "(c)" of this Section 5.2, renegotiate or enter into any new license, agreement or arrangement relating to any Intellectual Property sold or licensed by the Company or any of its Subsidiaries;

        (m)  establish or acquire any Subsidiary;

        (n)   make or change any material election concerning Taxes or Tax Returns (other than elections made in the ordinary course of business) or settle or compromise any material Tax liability, or change any annual Tax accounting period or method of Tax accounting, file any amendment to a Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

        (o)   revalue any material assets or make any material changes in financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in GAAP or applicable Law;

        (p)   amend the Company Charter Documents or the Subsidiary Documents;

        (q)   adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

        (r)   agree, in writing or otherwise, to take any of the actions described in clauses "(a)" through "(q)" of this Section 5.2.

        SECTION 5.3    No Solicitation by the Company; Etc.

        (a)   The Company and its Subsidiaries shall immediately cease any discussions or negotiations with any Person with respect to a Takeover Proposal pending on the date of this Agreement, and the Company shall cause its and its Subsidiaries' respective Representatives who to the Company's Knowledge are engaged in any such discussions or negotiations to immediately cease all such discussions or negotiations. The Company and its Subsidiaries shall not, nor will they authorize or permit any of their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage the initiation of any proposals that constitute, or that would reasonably be expected to lead to, any Takeover Proposal; (ii) participate in any discussions with any third party regarding, or furnish to any third party any information with respect to, any Takeover Proposal; (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Takeover Proposal; or (iv) terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its affiliates); provided, however, that notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, if the Company receives a bona fide written Takeover Proposal not solicited by the Company or any of its Subsidiaries or any of their respective Representatives in violation of this Section 5.3 that the Board of Directors of the Company or the Special Committee determines in good faith constitutes or could reasonably be expect to constitute a Superior Proposal and with respect to which the Board of Directors of the Company or the Special Committee determines in good faith, after consulting with outside legal counsel, that the failure to take the following action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law, then the Company and its Subsidiaries and their respective directors, officers and Representatives may (but only prior to obtaining the Company Stockholder Approval), in response to such Takeover Proposal: (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and to such Person's Representatives, and (B) participate in discussions and negotiations with such Person (and with such Person's Representatives) regarding such Takeover Proposal), but only after: (1) such Person enters into a confidentiality agreement with the Company at least as restrictive as the Non-Disclosure Agreement; and (2) concurrently with the delivery to such Person, the Company delivers all such information to Parent. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3(a) by any Representative of the Company or any of its Subsidiaries (other than employees who are not officers or directors of the Company whose actions have not been authorized or permitted by the Company or any of its Subsidiaries or any of their respective other Representatives) shall be deemed to be a breach of this Section 5.3(a) by the Company.

        (b)   In addition to the other obligations of the Company set forth in this Section 5.3, promptly (but in any event within one business day) after any executive officer or director of the Company becomes aware that any proposal has been received by, any information has been requested from or any discussions or negotiations have been sought to be initiated or continued with, the Company in respect of any Takeover Proposal, the Company shall advise Parent of such proposal, request or other contact, the material terms and conditions thereof and the identity of the Person making such proposal, request or other contact, and shall advise Parent of any amendments to such proposal or amendments proposed by the Person making such Takeover Proposal. The Company shall (i) keep Parent reasonably informed with respect to the material resolved and unresolved issues related to such Takeover Proposal (including material amendments or proposed amendments as to price and other material terms) and (ii) promptly upon receipt or delivery thereof, provide Parent with copies of all documents and written communications relating to such Takeover Proposal exchanged between the Company or any of its Representatives, on the one hand, and the party making a Takeover Proposal or any of its Representatives, on the other hand. At least two business days prior to taking any of the actions referred to in the proviso of Section 5.3(a), the Board of Directors of the Company shall notify Parent of any such action it proposes to take with respect to such Takeover Proposal.

        (c)   Except as permitted by this Section 5.3(c): (i) the Board of Directors of the Company shall not withdraw or modify, or propose publicly to withdraw or modify, nor shall any committee of the Board of Directors of the Company, including the Special Committee, recommend that the Board of Directors of the Company withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation; (ii) the Special Committee shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Special Committee Recommendation, (iii) neither the Board of Directors of the Company nor any committee thereof, including the Special Committee, shall approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; and (iv) neither the Board of Directors of the Company nor any committee thereof, including the Special Committee, shall authorize or cause the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement related to any Takeover Proposal. Notwithstanding the foregoing or any other provision of this Agreement, at any time prior to the Company Stockholder Approval: (A) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, the Special Committee may withdraw or modify the Special Committee Recommendation, and the Board of Directors of the Company or the Special Committee may recommend a Takeover Proposal, if the Board of Directors of the Company or the Special Committee determines in good faith after consulting with outside legal counsel, that such withdrawal, modification or recommendation is required in order for it to comply with its fiduciary duties to the Company's stockholders under applicable Law; and (B) the Board of Directors of the Company or the Special Committee may, contemporaneously with the termination of this Agreement pursuant to Section 7.1(e)(ii), cause the Company to enter into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement, contract or commitment related to any Takeover Proposal; provided, however, that at least five business days prior to withdrawing or modifying the Company Board Recommendation or the Special Committee Recommendation or recommending a Takeover Proposal pursuant to this Section 5.3(c) or terminating this Agreement, the Board of Directors of the Company shall notify Parent of any such action it proposes to take and, during such five business day period, the Board of Directors of the Company or the Special Committee shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Company Common Stock that Parent may make prior to or during such five business day period.

        (d)   For purposes of this Agreement:

          (i)    "Takeover Proposal" means any proposal or offer from any Person (other than Parent and its Affiliates) providing for any: (A) acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 10% or more of the Company's consolidated assets; (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 10% or more of the voting power of the Company or any of its Material Subsidiaries; (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the voting power of the Company or any of its Material Subsidiaries; or (D) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or any of its Material Subsidiaries (other than: (1) mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more currently existing Subsidiaries of the Company; and (2) mergers, consolidations, business combinations or similar transactions that if consummated would result in a Person beneficially owning not more than 10% of any class of equity securities of the Company or any of its Subsidiaries); or (E) any public announcement of an agreement, proposal or plan to do any of the foregoing; in each case, other than the Transactions.

          (ii)   "Superior Proposal" means a bona fide written offer to acquire, for consideration consisting of cash and/or securities, equity securities or assets of the Company, made by a third party, which (A) is on terms and conditions which the Board of Directors of the Company or the Special Committee determines in its good faith judgment (after consultation with an independent financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger (including any adjustment to the terms and conditions of the Merger proposed in writing by Parent in response to such proposal) and (B) is, in the good faith judgment of the Board of Directors of the Company or the Special Committee, reasonably capable of being consummated in a timely manner (taking into account, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such proposal and any Competition Law approvals or non-objections).

        (e)   Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company or the Special Committee from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to a Takeover Proposal; provided that the content of any such disclosure thereunder shall be governed by the terms of this Agreement, including Section 5.3(c) hereof.

        SECTION 5.4    Further Action; Efforts.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use all commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party hereto shall: (i) make any filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under such applicable Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (ii) subject to applicable Laws relating to access to and the exchange of information, use all commercially reasonable efforts to: (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Authority and of any communication received or given in connection with any legal, administrative, arbitral or other proceeding by a private party, in each case regarding any of the

Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

        (b)   In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), in the event that any legal, administrative, arbitral or other proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable efforts: (i) to vigorously defend, contest and resist any such proceeding; (ii) to have vacated, lifted, reversed or overturned any injunction, order, judgment, ruling or decree, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (iii) to resolve objections. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent to (x) agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or of the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, or (y) take any action under this Section 5.4 requested by any Governmental Authority that has the authority to enforce any Competition Law or Foreign Antitrust Law, that seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger.

        (c)   For purposes hereof, "Competition Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        SECTION 5.5    Public Announcements.    The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except: (a) as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release, in which case neither the Company nor Parent shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable; and (b) as may be consistent with actions taken by the Company or its Board of Directors or the Special Committee pursuant to Section 5.3(c).

        SECTION 5.6    Access to Information; Confidentiality.    Subject to applicable Laws relating to access to and the exchange of information: (a) the Company shall, and shall cause each of its Subsidiaries and Representatives to, afford to Parent and Parent's Representatives and financing sources reasonable access during normal business hours and on reasonable advance notice to the Company's and its Subsidiaries' properties, books, records and Representatives; and (b) the Company shall furnish promptly to Parent: (i) a copy of each report, schedule and other document filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws; and (ii) all other information concerning its and its Subsidiaries' business, properties and personnel as Parent may reasonably request. Except for disclosures permitted by the terms of the Non-Disclosure Agreement between Parent and the Company (as it may be amended from time to time, the "Non-Disclosure Agreement"), Parent shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Non-Disclosure Agreement. No investigation, or information received, pursuant to this Section 5.6 will affect or modify any of the representations and warranties of the Company.

        SECTION 5.7    Notification of Certain Matters.    The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of: (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions; (b) any investigation or legal, administrative, arbitral or other proceeding, to such party's Knowledge, commenced or threatened against such party or any of its Subsidiaries that relate to the Transactions; (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or would reasonably be expected to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time which, individually or in the aggregate, would reasonably be expected to result in any of the conditions set forth in Section 6.2 (in the case of the Company) or 6.3 (in the case of Parent) to not be satisfied as a result; and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (nor shall any information provided pursuant to Section 5.6): (A) be considered in determining whether any representation or warranty is true for purposes of Article 6 or Article 7; (B) cure any breach or non-compliance with any other provision of this Agreement; or (C) limit the remedies available to the party receiving such notice.

        SECTION 5.8    Indemnification and Insurance.

        (a)   From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, the individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by any of: (i) the Company Charter Documents as in effect on the date of this Agreement; and (ii) any applicable contract as in effect on the date of this Agreement and disclosed in the Company Disclosure Schedule.

        (b)   Without limiting the provisions of Section 5.8(a), during the period commencing with the Closing and ending on the sixth anniversary of the Effective Time, Parent shall, to the fullest extent permitted by Law: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable fees of counsel of nationally recognized reputation), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Indemnitee's capacity as a director or officer of the Company or any of its Subsidiaries prior to the Effective Time, including in connection with the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the reasonable expenses (including reasonable fees of counsel of nationally recognized reputation) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified (if receipt of such an undertaking is required under applicable Law). Parent and the Surviving Corporation shall be entitled, but not obligated to, participate in the defense and settlement of any such matter; provided, however, that Parent and the Surviving Corporation shall not be liable for any settlement agreed to or effected without Parent's and the Surviving Corporation's written consent (which consent shall not be unreasonably withheld or delayed) upon reasonable prior notice and an opportunity to participate in the discussions concerning such settlement; and provided, further, that Parent and the Surviving Corporation shall not be obligated pursuant to this Section 5.8 to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnitees) for all Indemnitees in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnitees shall have an actual conflict of interest in such action. Notwithstanding anything to the contrary contained in this Section 5.8(b) or elsewhere in this Agreement, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.8(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

        (c)   Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company's existing directors' and officers' insurance and indemnification policy identified in Section 5.8(c) of the Company Schedule (the "Existing D&O Policy") with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Existing D&O Policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that (i) Parent's obligation to maintain the D&O Insurance will be deemed fully satisfied if the Existing D&O Policy remains in full force and effect throughout such six-year period, (ii) in the event that, for any reason, the Existing D&O Policy does not remain in effect throughout such six-year period, Parent and the Surviving Corporation shall not be required to pay an aggregate amount of premiums for replacement D&O Insurance for such six-year period in excess of the amount set forth in Section 5.8(c) of the Company Schedule (the "Cap Amount"); and (iii) if the aggregate amount of premiums of such replacement D&O Insurance for such six-year period exceed the Cap Amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for an aggregate cost not exceeding the Cap Amount.

        (d)   The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his heirs and his representatives.

        SECTION 5.9    Securityholder Litigation.    The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no settlement or any such litigation shall be agreed to without Parent's prior consent (which consent shall not be unreasonably withheld or delayed).

        SECTION 5.10    Employee Benefits.

        (a)   For a period of at least one year following the Effective Time (such period of time, the "Protected Period"), Parent shall cause the Surviving Corporation or any of its Affiliates to provide to employees of the Company and its Subsidiaries pay (which shall include rates of base salary or wages and annual bonus opportunities), benefits and benefit plans, programs and policies (including severance benefits, medical and welfare plans), which are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to the employees of the Company and its Subsidiaries on the date of this Agreement (but excluding equity and equity-based incentives).

        (b)   Employees of the Company and its Subsidiaries as of the Effective Time shall be provided credit for all service with the Company and its Subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees, under: (i) all employee benefit plans, programs, policies and fringe benefits to be provided to such employees for purposes of eligibility and vesting; (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee's severance benefits; and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee's vacation and sick leave; provided that, in each case, no duplication of benefits shall be required. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) in which employees of the Company or its Subsidiaries participate following the Effective Time, Parent or its Subsidiaries shall: (A) cause there to be waived any pre-existing condition or eligibility limitations; and (B) give effect, in determining any deductible and maximum out-of-pocket limitations payable during the plan year in which the Effective Time occurs, to claims incurred and amounts paid by, and amounts reimbursed to, employees of the Company and its Subsidiaries during such plan year under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

        (c)   Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.10 shall impede or limit Parent, Merger Sub, the Company or any of their Affiliates from terminating any of their employees, or amending any contract, Company Plan or other benefit plan or program, at any time for any reason or no reason, subject to the provisions of applicable Law and applicable Contracts.

        SECTION 5.11    Resignations.    The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company and the Subsidiaries designated by Parent to the Company prior to the Closing.

        SECTION 5.12    Financing.    The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, on a timely basis, all reasonable cooperation in connection with the arrangement of any financing as may be requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including financial statements and financial data, and (iii) providing and executing documents as may be reasonably requested by Parent; provided, that none of the Company or any Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with any such financing prior to the Effective Time. All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Non-Disclosure Agreement; provided, that Parent and its Representatives shall be permitted to disclose information as necessary and consistent with customary practices in connection with any such financing.

ARTICLE 6
Conditions Precedent

        SECTION 6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

          (b)    Antitrust.    The applicable filings, approvals or expiration or termination of any applicable waiting periods under Foreign Antitrust Laws in jurisdictions in which such filings, approvals, expiration or termination are required by Law to be made, obtained, expired or terminated prior to the Closing, shall have been made or obtained or shall have expired or been terminated, except where the failure to make such filing, obtain such approval or allow such waiting period to expire or terminate would not constitute a Company Material Adverse Effect or a Parent Material Adverse Effect; and

          (c)    No Injunctions or Restraints.    No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, whether temporary, preliminary or permanent (collectively, "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal or otherwise imposing material limitations on the ability of Parent and Merger Sub effectively to acquire or hold the business of the Company and its Subsidiaries.

        SECTION 6.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    Except for Section 3.3(a), (b) and (d), 3.18, 3.19, 3.20, 3.21 and 3.23, the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect or any similar standard or qualification, shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct, individually or in the aggregate, does not constitute a Company Material Adverse Effect. The representations and warranties of the Company contained in Sections 3.3(a), (b) and (d), 3.18, 3.19. 3.20, 3.21 and 3.23, giving effect to all qualifications and exceptions contained therein relating to Company Material Adverse Effect, but disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time);

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

          (c)    Officer's Certificate.    Parent shall have received a certificate, signed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b);

          (d)    Company Material Adverse Effect.    Since the date of this Agreement through the Closing Date, there shall have been no change, event, occurrence or circumstance that, individually or in the aggregate, constitutes a Company Material Adverse Effect;

          (e)    No Governmental Litigation.    There shall not be any legal, administrative, arbitral or other proceeding pending before any Governmental Authority in which a Governmental Authority is a party that would or would reasonably be expected to: (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger or the other Transactions; or (ii) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of all shares of the Surviving Corporation;

          (f)    Convertible Notes.    (i) Each of the Noteholder Agreements shall be in full force and effect as of the Closing; (ii) the Noteholder Agreements shall cover all of the Convertible Notes issued and outstanding as of the Closing and all Warrants and AIRs; and (iii) all of the Convertible Notes shall have been cancelled and extinguished, and all Warrants and AIRs shall have been cancelled or terminated, prior to or concurrent with the Closing, for the aggregate consideration provided for in the Noteholder Agreements; and

          (g)    FIRPTA Compliance.    Parent shall have received from the Company a properly executed notice in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Section 897 and 1445 of the Code, together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company after the Closing.

        SECTION 6.3    Conditions to Obligation of the Company.    The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case as of such earlier date), except where the failure of such representations or warranties to be true and correct, individually or in the aggregate, does not constitute a Parent Material Adverse Effect;

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

          (c)    Officer's Certificate.    The Company shall have received a certificate, signed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying as to the matters set forth in Sections 6.3(a) and 6.3(b).

        SECTION 6.4    Frustration of Closing Conditions.    None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to perform any of its obligations under this Agreement.

ARTICLE 7
Termination

        SECTION 7.1    Termination.    This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether prior to or after receipt of the Company Stockholder Approval:

        (a)   by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

        (b)   by either of the Company or Parent:

          (i)    if the Merger shall not have been consummated on or before December 31, 2005 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement;

          (ii)   if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; or

          (iii)  if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

        (c)   by Parent if: (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied; or (ii) there has been a breach by the Company of any of its covenants in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (the events described in clauses "(i)" and "(ii)" of this sentence being referred to as a "Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable through the exercise of reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(c) unless such Terminating Company Breach has not been cured within 20 business days after notice thereof is received by the Company; or

        (d)   by Parent following the occurrence of a Triggering Event; or

        (e)   by the Company:

          (i)    if: (A) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied; or (B) there has been a breach by Parent or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (the events described in clauses "(A)" and "(B)" of this sentence being referred to as a "Terminating Parent Breach"); provided, however, that if such Terminating Parent Breach is curable through the exercise of reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(e) (i) unless such Terminating Parent Breach has not been cured within 20 business days after notice thereof is received by Parent; or

          (ii)   at any time prior to the Company Stockholder Approval, in response to a Superior Proposal that was unsolicited and that did not otherwise result from a breach of Section 5.3(a), provided, however, that: (A) prior to such termination, the Company has provided Parent a written notice of the Company's intent to exercise its right to terminate pursuant to this Section 7.1(e)(ii), which notice describes the material terms and conditions of the Superior Proposal and the parties thereto (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a Superior Proposal shall require a new notice and a new five business day period); (B) within five business days following the delivery of the notice referred to in clause "(A)" of this sentence, Parent does not propose adjustments in the terms and conditions of this Agreement that the Company's Board of Directors or the Special Committee determines in its good faith judgment (after consultation with an independent financial advisor of nationally recognized reputation) to be as favorable or more favorable to the Company's stockholders than such Superior Proposal; and (C) concurrently with such termination, the Company enters into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement, contract or commitment related to such Superior Proposal. Notwithstanding the foregoing, the Company shall not terminate this Agreement pursuant to this Section 7.1(e)(ii), and any purported termination pursuant to this Section 7.1(e)(ii) shall be void and of no force or effect, unless the Company shall have complied with all the provisions of Section 5.3, including the notification provisions in Section 5.3, in connection with such Superior Proposal, and with all applicable requirements of Section 7.3(e) (including the payment of the Termination Fee prior to or concurrent with such termination).

  For purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of the Company shall for any reason have withdrawn or modified the Company Board Recommendation or the Special Committee shall for any reason have withdrawn or modified the Special Committee Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) the Board of Directors of the Company shall fail to reaffirm the Company Board Recommendation within ten business days after Parent requests in writing that such Company Board Recommendation be reaffirmed at any time following a Takeover Proposal; (iv) the Board of Directors of the Company or any committee thereof, including the Special Committee, shall have approved or recommended any Takeover Proposal; (v) the provisions of Section 5.3 of this Agreement shall have been materially breached; (vi) the Company shall have entered into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement, contract or commitment accepting any Takeover Proposal; or (vii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

        SECTION 7.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the penultimate sentence of Section 5.6, Sections 7.2 and 7.3 and Article 8, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except: (a) the Company may have liability as provided in Section 7.3; and (b) nothing shall relieve any party hereto from liability for any willful, material breach of this Agreement. The Non-Disclosure Agreement shall survive termination of this Agreement in accordance with its terms.

        SECTION 7.3    Fees and Expenses.

        (a)   Except as otherwise specifically provided in this Section 7.3, whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses. "Expenses" of a party, as used in this Agreement, shall include all expenses (including, without limitation, all fees and expenses of counsel, accountants, financial advisors, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf (or with respect to Parent and Merger Sub, incurred by Parent's shareholders or financing sources or on their behalf) in connection with or related to the Transactions, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approval, financing and all other matters related to the capitalization of Parent and Merger Sub and the closing of the Merger, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

        (b)   If this Agreement is terminated:

          (i)    pursuant to Section 7.1(b)(i), 7.1(b)(iii), 7.1(c), 7.1(d) or 7.1(e)(ii), the Company shall pay to Parent or its designee the documented Expenses actually incurred of Parent, Merger Sub and the majority stockholder of Parent, not to exceed $980,000, within two business days after such termination; and

          (ii)   pursuant to Section 7.1(e)(i), Parent shall pay to the Company or its designee the documented Expenses actually incurred of the Company, not to exceed $980,000, within two business days after such termination.

        (c)   If this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or (b)(iii) and (i) after the date of this Agreement but prior to the time of such termination a Takeover Proposal shall exist or have been proposed and (ii) within twelve months after the date of the termination of this Agreement the Company has entered into a binding agreement with respect to, or has consummated, an Acquisition Transaction, then the Company shall pay to Parent or its designee the Termination Fee, minus any Expenses paid pursuant to Section 7.3(b) hereof, upon the consummation of such Acquisition Transaction (it being understood that if such paid Expenses exceed the Termination Fee, the Termination Fee payable in respect of this Section 7.3(c) shall be zero).

        (d)   If this Agreement is terminated by Parent pursuant to Section 7.1(c) and (i) if the breach or failure to perform that is the basis for the termination under Section 7.1(c) was willful or intentional on the part of the Company, (ii) after the date of this Agreement but prior to the time of such termination a Takeover Proposal shall exist or have been proposed and (iii) within twelve months after the date of the termination of this Agreement the Company has entered into a binding agreement with respect to, or has consummated, an Acquisition Transaction, then the Company shall pay to Parent or its designee the Termination Fee, minus any Expenses paid pursuant to Section 7.3(b) hereof, upon the consummation of such Acquisition Transaction (it being understood that if such paid Expenses exceed the Termination Fee, the Termination Fee payable in respect of this Section 7.3(d) shall be zero).

        (e)   If this Agreement is terminated by the Company pursuant to Section 7.1(e)(ii), the Company shall pay to Parent or its designee the Termination Fee, minus any Expenses paid pursuant to Section 7.3(b) hereof, prior to or concurrent with such termination (it being understood that if such paid Expenses exceed the Termination Fee, the Termination Fee payable in respect of this Section 7.3(e) shall be zero).

        (f)    If this Agreement is terminated by Parent pursuant to Section 7.1(d), the Company shall pay to Parent or its designee the Termination Fee, minus any Expenses paid pursuant to Section 7.3(b) hereof, within two business days after such termination (it being understood that if such paid Expenses exceed the Termination Fee, the Termination Fee payable in respect of this Section 7.3(f) shall be zero).

        (g)   For purposes of this Agreement, an "Acquisition Transaction" means any transaction or series or transactions involving any: (A) acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 50% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 35% or more of the voting power of the Company or any of its Material Subsidiaries; (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 35% or more of the voting power of the Company or any of its Material Subsidiaries; or (D) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or any of its Material Subsidiaries (other than: (1) mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more currently existing Subsidiaries of the Company; and (2) mergers, consolidations, business combinations or similar transactions that if consummated would result in a Person beneficially owning not more than 35% of any class of equity securities of the Company or any of its Subsidiaries); in each case, other than the Transactions.

        (h)   The Company and Parent acknowledge that the fee and expense and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent and the Company would not enter into this Agreement. All amounts due Parent under Sections 7.3(b) through (f) shall be payable by wire transfer in immediately available funds to Parent or to such other Person as Parent may designate in writing to the Company. All amounts due the Company under Section 7.3(b) shall be payable by wire transfer in immediately available funds to the Company or to such other Person as the Company may designate in writing to Parent. If any party hereto fails to make any payment required under this Section 7.3 in a timely manner and, in order to obtain such payment, the other party hereto commences a suit to collect such payment that results in a judgment against the party failing to make such payment (the "Defaulting Party"), the Defaulting Party shall indemnify the party bringing such suit or its designee, as the case may be, for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at the prime rate of Bank of America, N.A. (or its successors or assigns) in effect on the date the payment was payable pursuant to this Section 7.3.

        (i)    For purposes of this Agreement, "Termination Fee" means an amount equal to $862,600.

ARTICLE 8
Miscellaneous

        SECTION 8.1    Nonsurvival of Representations and Warranties.    The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, and only the agreements in this Agreement that contemplate performance after the Effective Time shall survive the Effective Time.

        SECTION 8.2    Amendment or Supplement.    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof that by Law would require further approval by the stockholders of the Company or without such approval.

        SECTION 8.3    Extension of Time, Waiver, Etc.    At any time prior to the Effective Time, whether before or (subject to the provisions set forth in Section 8.2) after receipt of the Company Stockholder Approval, any party hereto may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        SECTION 8.4    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, that each of Parent and Merger Sub may, without the prior written consent of the Company, assign (a) its rights, interests and obligations to any of its Affiliates or any Affiliate of Parent's majority stockholder (including any such entity organized under the law of any jurisdiction outside of the United States) without the consent of the Company; or (b) for collateral security purposes, its rights and interests to any lender providing financing to Parent's majority stockholder, Parent, Merger Sub or any of their Affiliates; provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation not permitted under this Section shall be null and void.

        SECTION 8.5    Counterparts; Facsimile; Electronic Transmission.    This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

        SECTION 8.6    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, the Company Disclosure Schedule, the Non-Disclosure Agreement, the Voting Agreements and the Contribution Agreements: (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; and (b) except for the provisions of Section 5.8, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner or any party hereto or any other Person and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

        SECTION 8.7    Governing Law; Waiver of Jury Trial.

        (a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

        (b)   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

        SECTION 8.8    Specific Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

        SECTION 8.9    Consent to Jurisdiction.    Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery of the State of Delaware.

        SECTION 8.10    Notices.    All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile); or (d) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    If to Parent or Merger Sub, to:

      c/o Vector Capital Corporation
      456 Montgomery St., 19th Floor
      Attention: Christopher Nicholson
      Facsimile: (415) 293-5100

    with a copy (which shall not constitute notice) to:

      O'Melveny & Myers LLP
      Embarcadero Center West
      275 Battery Street, Suite 2600
      San Francisco, CA 94111
      Attention:  Michael J. Kennedy
                          Michael S. Dorf
      Facsimile: (415) 984-8701

    If to the Company, to:

      BroadVision, Inc.
      585 Broadway
      Redwood City, CA 94063
      Attention: William E. Meyer
      Facsimile: (650) 298-3755

    with a copy (which shall not constitute notice) to:

      Cooley Godward LLP
      One Maritime Plaza, 20th Floor
      San Francisco, CA 94111
      Attention: Kenneth L. Guernsey
      Facsimile: (415) 951-3699

        SECTION 8.11    Severability.    If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

        SECTION 8.12    Definitions.

        (a)   As used in this Agreement, the following terms have the meanings ascribed thereto below:

        "Affiliate" shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

        "business day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Company Capital Stock" shall mean the Company Common Stock and the Company Preferred Stock.

        "Company Common Stock" shall mean the common stock, par value $0.0001 per share, of the Company.

        "Company IP" means all Intellectual Property used in the businesses of the Company or any of its Subsidiaries.

        "Company-Owned IP" means all Company IP owned or purported to be owned by the Company or any of its Subsidiaries.

        "Company Preferred Stock" shall mean the Preferred Stock, $0.0001 par value per share, of the Company.

        "Company Products" means all products or services sold, distributed or otherwise made available to customers by the Company or any of its Subsidiaries and all products or services the Company or any of its Subsidiaries is developing and intends to sell, distribute or otherwise make available to customers in the future.

        "Company Registered IP" means United States and foreign: (i) Patents, including applications therefore, (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks, (iii) copyrights registrations and applications to register copyrights, (iv) registered mask works and applications to register mask works, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority at any time; owned by, filed in the name of, or applied for, the Company or any of its Subsidiaries, that have not been withdrawn or abandoned.

        "Company Stock Plans" shall mean the BroadVision 1996 Equity Incentive Plan, the BroadVision 2000 Non-Officer Equity Incentive Plan, the 1993 InterLeaf Stock Option Plan, the 1994 InterLeaf Employee Stock Option Plan and the ESPP.

        "Confidential Information" shall mean proprietary inventions, algorithms, formulas, data, schematics, technical information, ideas, know-how, processes, source code, program listings and trade secrets of the Company and its Subsidiaries arising from, used in, or otherwise relating to the businesses of the Company or its Subsidiaries that have not been published (in connection with the prosecution of Patent applications or otherwise) and are not otherwise generally available or known in the industry.

        "Customer Agreements" shall mean customer agreements entered into in the ordinary course of business that provide customers with licenses to use one or more Company Products.

        "ESPP" shall mean the BroadVision 1996 Employee Stock Purchase Plan.

        "GAAP" shall mean generally accepted accounting principles in the United States.

        "Governmental Authority" shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

        "In-Licensed IP" means all Intellectual Property licensed by a third party to the Company or any of its Subsidiaries.

        "Intellectual Property" of any Person shall mean all worldwide intellectual property rights arising from or in respect of the following: (a) Patents; (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, web addresses and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (c) copyrights and registrations and applications therefor, works of authorship and mask work rights; (d) proprietary discoveries, concepts, ideas, research and development, know-how, formulae, algorithms, subroutines, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals; (e) industrial designs and any registrations and applications therefore; (f) Software; and (g) any similar, corresponding or equivalent rights to any of the foregoing.

        "Knowledge" of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge, of such Person's executive officers and directors.

        "Patents" shall mean patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, continuing prosecution applications, renewals, extensions, foreign counterparts, reexaminations or reissues of patent applications and patents issuing thereon.

        "Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

        "Public Software" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software or open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models: (A) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

        "Representatives" of any Person shall mean its directors, officers, employees, financial advisors, attorneys, accountants, agents and other representatives.

        "Required Holders" shall mean (i) the holders of Convertible Notes representing at least a majority of the aggregate principal amount of the outstanding Convertible Notes and (ii) the holders of SPA Warrants representing at least a majority of the shares of Company Common Stock underlying the outstanding SPA Warrants.

        "Software" means all: (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation including user manuals and other training documentation related to any of the foregoing.

        "Subsidiary" when used with respect to any party hereto, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party's consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

        "Transactions" refers to the transactions contemplated hereby, including the Merger.

        The following terms are defined in the section of this Agreement set forth after such term below:

Alternative Transaction	1.1
AIRs	3.3(a)
Appraisal Shares	2.2
Acquisition Transaction	7.3(g)
Balance Sheet Date	3.5(e)
Bankruptcy and Equity Exception	3.3(a)
Certificate	2.3(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
COBRA	3.11(j)
Commitment Letter	4.6
Company Board Recommendation	3.3(b)
Company Charter Documents	3.1(c)
Company Disclosure Schedule Article	3
Company Equity Transaction	3.23
Company Material Adverse Effect	3.1(a)
Company Plans	3.11(a)
Company Real Property	3.14(b)
Company SEC Documents	3.5(a)
Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.1(b)
Competition Laws	5.4(c)
Contract	3.3(c)
Convertible Notes	3.2(d)
Credit Agreement	3.5(f)
D&O Insurance	5.8(c)
DGCL	1.1
DOJ	5.4(a)
Defaulting Party	7.3(h)
Effective Time	1.3
Employees	3.11(a)
Environmental Laws	3.13(d)(i)
Environmental Liabilities	3.12(d)(ii)
Expenses	7.3(a)
ERISA	3.11(a)
ERISA Affiliates	3.11(e)
Exchange Act	3.4
Fairness Opinion	3.18
Filed Company SEC Documents	3.5(d)
Financial Advisor	3.18
Foreign Antitrust Laws	3.4
FTC	5.4(a)
Hazardous Materials	3.12(d)(iii)
Indemnitees	5.8(a)
Laws	3.8(a)
Liens	3.1(b)
Material Contract	3.13(a)
Material Subsidiaries	3.1(b)
Merger	Recitals
Merger Consideration	2.6
Multiemployer Plan	3.11(a)
Non-Disclosure Agreement	5.6
Noteholder Agreements	Recitals
Notes SPA	Recitals
Option	2.4(a)
Option Consideration	2.4(a)
Outside Date	7.1(b)(i)
Parent Material Adverse Effect	4.2
Paying Agent	2.3(a)
Payment Fund	2.3(a)
PBGC	3.11(g)
Permits	3.8(b)
Per Share Amount	2.1(c)
Policies	3.17
Protected Period	5.10(a)
Proxy Statement	3.4
Release	3.12(d)(iv)
Restraints	6.1(c)
SEC	2.4(d)
Section 203	3.20
Section 262	2.2
Securities Act	3.1(b)
SPA Warrants	Recitals
Special Committee Recommendation	3.3(b)
Subsidiary Documents	3.1(c)
Superior Proposal	5.3(d)(ii)
Surviving Corporation	1.1
Takeover Proposal	5.3(d)(i)
Tax Returns	3.10(h)
Taxes	3.10(h)
Terminating Company Breach	7.1(c)
Terminating Parent Breach	7.1(e)(i)
Termination Fee	7.3(i)
Triggering Event	7.1(e)(ii)
Voting Agreement	Recitals
Warrant	2.4(c)
Warrant Consideration	2.4(c)

        SECTION 8.13    Interpretation.

        (a)   When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated and except for references which by the terms of this Agreement refer to the DGCL. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

        (b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BRAVO HOLDCO
By:	/s/ CHRISTOPHER NICHOLSON Name: Christopher Nicholson Title: Director
BRAVO MERGER SUB, LLC
By:	/s/ CHRISTOPHER NICHOLSON Name: Christopher Nicholson Title: Chief Executive Officer
BROADVISION, INC.
By:	/s/ PEHONG CHEN Name: Pehong Chen Title: President and Chief Executive Officer

Annex B

July 25, 2005

CONFIDENTIAL

Special Committee of the Board of Directors

BroadVision, Inc.
585 Broadway
Redwood City, CA 94063

Dear Members of the Special Committee:

We understand that BroadVision, Inc ("BroadVision" or the "Company"), Bravo Holdco ("Parent"), and Bravo Merger Sub, LLC, a direct wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement"; capitalized terms used herein without definition have the respective meanings given to such terms in the Agreement) pursuant to which BroadVision will merge with and into Merger Sub (the "Merger"). Pursuant to the Agreement, each issued and outstanding share of BroadVision common stock, other than the Appraisal Shares and shares of common stock owned by Parent, the Company and any of their direct or indirect subsidiaries, will be converted into the right to receive $0.84 in cash without interest or dividends, subject to certain adjustments as provided in the Agreement (the "Per Share Amount"). The terms and conditions of the Merger are more fully detailed in the Agreement.

You have requested our opinion as to whether, as of the date hereof, the Per Share Amount is fair, from a financial point of view, to holders of BroadVision common stock other than Pehong Chen.

Jefferies Broadview, a division of Jefferies & Company, Inc. ("Jefferies Broadview"), provides investment banking services, including merger and acquisition advisory services to information technology ("IT"), communications, healthcare technology, and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications, healthcare technology, and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to the Special Committee of BroadVision's Board of Directors, and will receive a fee from BroadVision upon delivery of this opinion and upon the successful conclusion of the Merger. In addition the Company has agreed to indemnify Jefferies Broadview and its affiliates in connection with its engagement and to reimburse certain of our expenses. Jefferies Broadview was not requested to provide, or to identify potential sources of, financing to the Company or to explore strategic alternatives other than a sale of the Company. In the ordinary course of their businesses, Jefferies and its affiliates may publish research reports regarding the securities of the Company and its affiliates or affiliates of Parent, may trade or hold such securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

In rendering our opinion, we have, among other things:

1.)
conducted a selling process soliciting interest from a broad set of prospective strategic and financial buyers of the Company;

2.)
reviewed a draft of the Agreement in the form furnished to us by the Company's legal counsel on July 23, 2005, which for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the final Agreement to be executed;

3.)
reviewed BroadVision's annual report on Form 10-K for the fiscal year ended December 31, 2004, including the audited financial statements included therein, BroadVision's quarterly report on Form 10-Q for the period ended March 31, 2005, including the unaudited financial statements included therein and financial results for the quarter ended June 30, 2005 in draft and unaudited form, prepared and furnished to us by BroadVision management;

4.)
reviewed certain internal financial and operating information for BroadVision, prepared and furnished to us by BroadVision management;

5.)
reviewed with BroadVision's management, Chairman of the Special Committee and Board of Directors, revised financial projections prepared by the management of the Company with respect to the period ending December 31, 2006, that project the insolvency of the Company by the end of 2005 in the absence of additional equity or debt financing;

6.)
reviewed certain historical management projected plans versus actual performance;

7.)
examined certain Company documents including sales pipelines, maintenance renewal analysis, restructuring accruals analysis, real estate leases, and noteholder agreements;

8.)
participated in discussions with BroadVision's management concerning the operations, balance sheet, business strategy, working capital requirements, availability of financing, current financial performance and prospects for the Company;

9.)
discussed with BroadVision's management its view of the strategic and financial rationale for the Merger;

10.)
discussed with BroadVision's management, Chairman of the Special Committee, and Board of Directors, the Company's prior attempts to raise debt and equity financing;

11.)
reviewed the recent reported closing prices and trading activity for BroadVision common stock;

12.)
compared certain aspects of BroadVision's financial performance with those aspects of the financial performance of certain public companies we deemed comparable;

13.)
reviewed the equity research analyst report from Kaufman Brothers dated April 22, 2005 covering BroadVision, including the quarterly projections through December 31, 2006, contained therein;

14.)
analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

15.)
assisted in negotiations and discussions related to the Merger among BroadVision, Parent and their respective legal advisors and representatives; and

16.)
conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by BroadVision or its advisors. With respect to the financial projections examined by us, we have assumed, with your permission, that such projections, including the revised financial projections with respect to the period ending December 31, 2006, were reasonably prepared and reflected the best available estimates and good faith judgments of the management of the Company as to the future performance of the Company. You have informed us that the Company is not in a position to obtain additional equity or debt financing on terms acceptable to the Company. We have therefore assumed, with your permission, that if a sale of the Company is not effected, the Company will likely become insolvent before the end of the current fiscal year and will be unable to prevent further significant deterioration in its business and erosion of shareholder value. Accordingly, for purposes of our analysis we have assumed, with your permission, that the sale of the Company, or a similar transaction, represents the only available strategic alternative to address the Company's urgent need for liquidity and capital resources. We have further assumed, with your permission, that if such urgent need is not addressed, the Company will no longer be able to pursue its business strategy and will be forced to effect its liquidation or a comparable alternative. We have also assumed, with your permission, that in the course of obtaining the necessary regulatory and third party approvals, consents and releases for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the Merger and that the Merger will be consummated in accordance with applicable laws and regulations and the terms of the Merger Agreement as set forth in the July 23, 2005 draft thereof, without waiver, amendment or modification of any material term, condition or agreement. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We have not made or taken into account any independent appraisal or valuation of any of BroadVision's assets or liabilities, contingent or otherwise. We express no view as to the federal, state or local tax consequences of the Merger.

For purposes of this opinion, we have assumed that BroadVision is not currently involved in any transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion. It should be understood that we have undertaken no obligation to update, revise or reaffirm this opinion to reflect the effect of subsequent developments.

Based upon and subject to the foregoing, and subject to the limitations and assumptions herein, we are of the opinion, as of the date hereof, as compared to the Company's only other available alternative as set forth above, the Per Share Amount is fair from a financial point of view, to holders of BroadVision common stock other than Pehong Chen.

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Special Committee of the Board of Directors of BroadVision, in connection with its consideration of the Merger, and does not constitute a recommendation to any holder of BroadVision common stock or any other person, as to how such person should vote on or act with respect to the Merger. This opinion may not be used for any purpose whatsoever or disclosed, referred to, or communicated (in whole or part) to any third party for any purpose whatsoever except with our prior written approval; except that this opinion may be included in its entirety, if required, in any proxy or registration statement filed by the Company in respect of the Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel in our sole discretion.

Sincerely,
/s/ JEFFERIES BROADVIEW
Jefferies Broadview a division of Jefferies & Company, Inc.

Annex C

Appraisal Rights

§ 262. Appraisal rights.

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)
Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d.
    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

  (3)
  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)
After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

[Vector Capital letterhead]

July 25, 2005

Bravo Holdco
c/o Vector Capital
456 Montgomery St., 19th Floor
San Francisco, CA 94104
Attention: Chris Nicholson

BroadVision, Inc.
585 Broadway
Redwood City, CA 94063
Attention: Pehong Chen

Gentlemen:

        Bravo Holdco, an exempted company with limited liability incorporated under the laws of the Cayman Islands ("Parent"), has informed the signatory to this commitment letter that it proposes to acquire (the "Acquisition") 100% of the capital stock of BroadVision, Inc., a Delaware corporation ("BroadVision"), pursuant to an agreement and plan of merger dated on or about the date of this commitment letter (as amended from time to time in accordance with its terms, the "Merger Agreement") by and among Parent, Bravo Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent ("Merger Sub"), and BroadVision. The Acquisition is intended to be effected by the merger of BroadVision with and into Merger Sub, with Merger Sub surviving the merger (the "Merger"), or any "Alternative Merger" (as defined in the Merger Agreement). As used herein, the terms "Parent" and "Merger Sub" shall include any entity to which Parent or Merger Sub, as applicable, shall assign their respective rights, interests and obligations under the Merger Agreement in accordance with Section 8.4 thereof.

        The signatory to this letter ("Vector Capital") is pleased to advise you that Vector Capital is committed to invest at or prior to the Closing (as defined in the Merger Agreement) an amount (not to exceed $28,753,400) in cash that, together with the cash that Parent is entitled to cause BroadVision to deposit with the paying agent immediately following the effective time of the Merger in accordance with the provisions of Section 2.3(a) of the Merger Agreement, is equal to the aggregate Merger Consideration payable under the Merger Agreement (the "Commitment"), for the acquisition of equity and/or debt securities by Parent, as a source of funds required to fund the Acquisition and the Merger in accordance with the terms of the Merger Agreement. Vector Capital's commitment is conditioned only upon the prior satisfaction or waiver, in accordance with the Merger Agreement, of each and all of the conditions precedent to Parent's and Merger Sub's obligations to consummate the Merger under the Merger Agreement.

        Vector Capital further agrees that in the event that (a) the Court of Chancery of the State of Delaware or the Supreme Court of the State of Delaware renders a judgment in any legal proceeding, which Judgment shall have become final and non-appealable (a "Judgment"), in which BroadVision has claimed or alleged that Parent and/or Merger Sub has breached or committed a default under the Merger Agreement in any manner (including without limitation by wrongfully terminating the Merger Agreement), and (b) the terms of such Judgment require that Parent and/or Merger Sub make or cause to be made a cash payment to BroadVision (the "Required Cash Payment") in satisfaction of such Judgment, Vector Capital shall, not later than ten (10) business days after the later to occur of (x) the receipt of such Judgment by Vector Capital, and (y) such Judgment having become final and non-appealable, or on such later date as BroadVision may otherwise direct Vector Capital in writing, invest in Parent for the purpose of funding the Required Cash Payment an amount in cash equal to the lesser of (i) $4,000,000 or (ii) the amount of the Required Cash Payment (such lesser amount, the "Judgment Funding") for the acquisition of equity securities and/or debt securities of Parent. In addition, Parent shall, contemporaneously with its receipt of the Judgment Funding, provide BroadVision with written notice that such Judgment Funding has been received. In no event shall Parent or Vector Capital cause or permit the redemption or repurchase by Parent of any securities of Parent held by Vector Capital following the making of the Judgment Funding until the Required Cash Payment has been paid in full by Parent and/or Merger Sub to BroadVision. In the event that the Judgment Funding is less than the Required Cash Payment, the parties hereto (including BroadVision) acknowledge and agree that neither Vector Capital nor any of its directors, officers, partners, employees, investors or affiliates shall have any liability or obligation under this commitment letter or otherwise to Parent, Merger Sub or BroadVision for any amount in excess of the Judgment Funding.

        Vector Capital reserves the right, prior to or after execution of definitive documentation for the financing transactions contemplated hereby, to cause any portion of its Commitment hereunder to be fulfilled by causing one or more of its affiliates or other investors to actually fund all or any portion of the investment in Parent required by this commitment letter, and upon the actual funding of such portion of Vector Capital's Commitment, Vector Capital's remaining Commitment hereunder shall be correspondingly reduced.

        The parties hereto acknowledge that BroadVision is a third party beneficiary of this commitment letter. This commitment letter will inure to the benefit of and be enforceable by BroadVision, on its own behalf and on behalf of or in the name of Parent, and this commitment letter shall be considered a guaranty in favor of BroadVision by Vector Capital solely of the (a) payment obligations of Parent under Article 2 of the Merger Agreement in an amount not to exceed the Commitment and (b) Judgment Funding, and shall be and have the same force and effect as such a guaranty solely with respect to the payment obligations described in clauses "(a)" and "(b)" of this paragraph.

        This commitment letter may not be amended or modified or waived by Parent in any manner adverse to BroadVision without the prior written consent of BroadVision. There is no express or implied intention to benefit any other third party, and nothing herein is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, on any person other than Parent, Merger Sub and BroadVision.

        Vector Capital's obligation to fund the Commitment will expire on the earlier to occur of (i) the consummation of the Merger and the satisfaction of Parent's payment obligations under Article 2 of the Merger Agreement and (ii) the termination of the Merger Agreement in accordance with the terms thereof. Vector Capital's obligation to make the Judgment Funding will expire on the earliest to occur of (i) the consummation of the Merger and the satisfaction of Parent's payment obligations under Article 2 of the Merger Agreement, (ii) the expiration of all applicable statutes of limitation governing claims by BroadVision that Parent and/or Merger Sub has breached or committed a default under the Merger Agreement, (iii) the acknowledgement by BroadVision that the Merger Agreement has been terminated in accordance with the terms thereof without breach of the Merger Agreement by Parent or Merger Sub, and (iv) the making of the Judgment Funding in full. From and after the expiration of all of Vector Capital's obligations under this commitment letter, neither Vector Capital nor any of its directors, officers, partners, employees, investors or affiliates will have any further liability or obligation to any person or entity as a result of this commitment letter.

        This commitment letter shall be governed by and construed in accordance with the internal laws of the State of Delaware (excluding the provisions of such laws regarding conflicts of law). Under no circumstances shall Vector Capital or any of its directors, officers, partners, employees, investors or affiliates be liable to any person for incidental, consequential, punitive, exemplary, or special damages.

Capitalized terms used and not otherwise defined in this letter shall have the meaning ascribed to such terms in the Merger Agreement.

        This commitment letter may be signed in two or more counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement. The rights of Parent or the beneficiary under this commitment letter may not be assigned in any manner without Vector Capital's prior written consent. The obligations of Vector Capital under this commitment letter may not be assigned in any manner except as expressly set forth herein.

        If you are in agreement with the terms of this commitment letter, please forward an executed copy of this commitment letter to the undersigned. We appreciate the opportunity to work with you on this transaction.

Yours sincerely,

VECTOR CAPITAL CORPORATION
By:	/s/ ALEXANDER R. SLUSKY Name: Alexander R. Slusky Title: President
Accepted and Agreed to as of the date first above written.
BRAVO HOLDCO
By:	/s/ CHRISTOPHER G. NICHOLSON Name: Christopher G. Nicholson Title: Director
BROADVISION, INC.
By:	/s/ WILLIAM E. MEYER Name: William E. Meyer Title: Chief Financial Officer

BROADVISION, INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD [    •    ], 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF BROADVISION, INC.

BroadVision, Inc. c/o Computershare Trust Company 350 Indiana Street, Suite 800 Golden, CO 80401	VOTE BY INTERNET - www. .com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
 VOTE BY PHONE - 1-
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
 VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return to BroadVision, Inc., c/o Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, CO 80401.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	BLMRT1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

BROADVISION, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1	For	Against	Abstain
PROPOSAL 1: To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 25, 2005, among Bravo Holdco, Bravo Merger Sub, LLC, a wholly owned subsidiary of Bravo Holdco, and BroadVision, Inc., as it may be amended from time to time (the "merger agreement"), and to approve the transactions contemplated thereby, including the merger.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2	For	Against	Abstain
PROPOSAL 2: To vote to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of approval and adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger.	☐	☐	☐

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer. If signing for a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [Joint Owners]	Date

FOLD AND DETACH HERE

BROADVISION, INC.
585 Broadway
Redwood City, California 94063

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [    •    ], 2005

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held [     •    ], 2005 and the Proxy Statement and hereby appoints Pehong Chen and William Meyer, and each of them, each with the power to appoint his substitute and hereby authorizes each of them, as attorneys-in-fact and proxies of the undersigned, to represent and to vote as designated on the reverse side, all shares of common stock of BroadVision, Inc. (the "Company") held of record by the undersigned on [    •    ], 2005 at the Special Meeting of Stockholders to be held at 585 Broadway Redwood City, California 94063 on [    •    ], 2005 at     :00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND, IF NECESSARY, PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.
IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

SEE REVERSE SIDE	(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	SEE REVERSE SIDE

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER
RISK FACTORS RELATED TO PROPOSAL 1
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANIES
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
THE COMMITMENT LETTER
THE NOTEHOLDERS AGREEMENT
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MARKET FOR THE COMMON STOCK; DIVIDEND DATA
OTHER MATTERS
  Annex A
AGREEMENT AND PLAN OF MERGER
  Annex B
  Annex C
Appraisal Rights
  Annex D